UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a
) OF TH
E SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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§240.14a-12

AMC Networks Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2023

Dear Stockholder:

You are cordially invited to attend the AMC Networks annual meeting of stockholders, which will be conducted via live audio webcast on Thursday, June 15, 2023 at 10:00 a.m. Eastern Daylight Time. You can attend the annual meeting via the internet, vote your shares electronically and submit your questions during the annual meeting, by visiting www.virtualshareholdermeeting.com/AMCX2023. We encourage you to allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. For further information, please refer to the General Information section of the website.

For the past several years, AMC Networks has been transforming itself from primarily a domestic linear cable network business to a more diversified content-centric company. During this transition, the Company has delivered solid financial results. While navigating a uniquely challenging operating environment in 2022 due to changes in the media industry, we continued to transform our business while delivering strong performance. The following are a few of our 2022 business highlights:

•  The Company achieved record full year revenue of $3.1 billion in 2022, reflecting an $18.9 million increase compared to the prior year.

•  We ended 2022 with 11.8 million aggregate paid streaming subscribers across our AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE streaming services, representing year-over-year aggregate subscriber growth of nearly 31%.

•  We renewed six multi-year carriage agreements, with Charter, Altice, Philo, Mediacom and WOW! for continued carriage of our U.S. channel portfolio and with Bell for continued carriage of AMC in Canada.

•  We launched our AMC+ premium subscription bundle in Spain.

•  We launched our new Anne Rice Universe franchise with Anne Rice’s Interview with the Vampire, which became the #1 new series launch in AMC+ history and the #2 new basic cable drama in 2022.

•  We premiered the final season of The Walking Dead, which concluded with AMC+’s highest single day of viewership ever and commanded the series’ highest pricing in its 11-year run, demonstrating high audience engagement advertiser demand for the franchise.

Throughout the year, we have worked to update our stockholders on a range of topics including the Company’s business strategy, board of directors, governance and executive compensation practices, as well as environmental and social matters with a focus on diversity. We are committed to maintaining an active dialogue with our stockholders and remain focused on creating stockholder value.

Thank you for your support and your continued investment in AMC Networks.

Sincerely yours,

James L. Dolan

Chairman of the Board

AMC+ / AMC / BBC AMERICA / IFC / SUNDANCE TV / WE TV / ACORN TV / ALLBLK / HIDIVE / SHUDDER / SUNDANCE NOW / IFC FILMS / AMC NETWORKS INTERNATIONAL

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

AMC Networks Inc.

The Annual Meeting of Stockholders of AMC Networks Inc. (the “Company” or “AMC Networks”) will be held via live audio website on Thursday, June 15, 2023, at 10:00 a.m. Eastern Daylight Time. You can attend the annual meeting via the internet, vote your shares electronically and submit your questions during the annual meeting, by visiting www.virtualshareholdermeeting.com/AMCX2023 (there is no physical location for the annual meeting). For further information on how to participate in the meeting, please see General Information, “How do I attend, vote at and ask questions during the annual meeting?” You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the annual meeting. The annual meeting will be held to consider and vote upon the following proposals:

1.	Election of Directors.

2.	Ratification of appointment of independent registered public accounting firm.

3.	An advisory vote on Named Executive Officer compensation.

4.	Vote on a stockholder proposal regarding a policy requiring executives to retain significant stock, if properly presented at the annual meeting.

5.	Conduct such other business properly brought before the meeting.

Only stockholders of record on April 17, 2023 may vote at the meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the impact of the Company’s annual meeting on the environment.

Your vote is important. We urge you to vote as soon as possible by telephone, over the Internet or by mailing a proxy card. If you choose to vote by mail, please sign and return the proxy card in the envelope provided.

By order of the Board of Directors,

Anne G. Kelly Corporate Secretary

New York, New York

April 28, 2023

AMC Networks Inc., 11 Penn Plaza, New York, NY 10001

PROXY STATEMENT SUMMARY

We present here a summary of important information in this proxy statement. Please review the complete proxy statement before you vote.

2022 Business Highlights

Below are some key highlights from our last completed fiscal year:

The Company continued to execute on best positioning the business to capitalize on the changing backdrop in media and entertainment. Many businesses within our industry faced substantial headwinds over the past year, as consumer cord-cutting and the migration to streaming continues to accelerate and change key aspects of content monetization. In 2022, we pursued efficiencies while continuing a disciplined approach to capital allocation and prioritization of our strategic priorities, such as investing in the creation of strong desirable content, growing our targeted streaming services, increasing our data analytics capabilities and maximizing the value of our core networks and brands. The following are a few of our 2022 business highlights:

•	The Company achieved record full year revenue of $3.1 billion.

•

We ended 2022 with 11.8 million aggregate paid streaming subscribers(4) across our AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE streaming services, representing year-over-year aggregate subscriber growth of nearly 31%.

•

We renewed six multi-year carriage agreements, with Charter, Altice, Philo, Mediacom and WOW! for continued carriage of United States (“U.S.”) channel portfolio and with Bell for continued carriage of AMC in Canada.

•

We tested an innovative new pricing and packaging offer with Verizon’s +play Early Access, where Verizon mobile and 5G Home customers were offered 12 months of Netflix Premium for free with the purchase of a 12-month subscription to AMC+.

•	We launched the AMC+ premium subscription bundle in Spain.

(1)	Adjusted operating income is a non-GAAP measure. See Annex A for the calculations of these measures and for reconciliations to the nearest GAAP measure.
(2)	Free cash flow is a non-GAAP measure. See Annex A for the calculations of these measures and for reconciliations to the nearest GAAP measure.
(3)	From time to time, certain adjustments are made to neutralize the impact of certain business items upon free cash flow which are not forecasted in the Company’s budget.
(4)

A paid subscription is defined as a subscription to a direct-to-consumer service or a subscription received through distributor arrangements, in which we receive a fee for the distribution of our streaming services, and includes an estimate of subscribers that converted to paying status in the subsequent period based on historical conversion percentages.

•	We launched the new Anne Rice Universe franchise with Anne Rice’s Interview with the Vampire, which became the #1 new series launch in AMC+ history and the #2 new basic cable drama in 2022.

•

We premiered the final season of The Walking Dead, which concluded with AMC+’s highest single day of viewership ever and which commanded the series’ highest pricing in its 11-year run, demonstrating high audience engagement advertiser demand for the franchise.

•	We renewed WE tv franchise hits Love After Lockup, Life After Lockup, Love During Lockup and Growing Up Hip Hop for new seasons.

•	We received awards recognition for our content, including:

•	Better Call Saul (AMC/AMC+) — Primetime Emmy, Golden Globe, Critics’ Choice, and People’s Choice Awards nominations and AFI TV and Saturn Awards wins.

•	The Walking Dead (AMC/AMC+) — People’s Choice and Saturn Awards Nominations.

•	Killing Eve (AMC+/BBC AMERICA) — Primetime Emmy Awards nominations and TV Choice Awards win.

•	This is Going to Hurt (AMC+) — Critics’ Choice and Independent Spirit Awards nominations and Gotham and TV Choice Awards wins.

•	State of the Union (AMC+, SundanceTV) — Primetime Emmy nominations and Creative Arts Emmy win.

•	Cooper’s Bar (AMC) — Primetime Emmy Awards nomination.

•	Happening (IFC Films) — Directors Guild of America Awards nomination and Gotham Awards win.

•	Bad Axe (IFC Films) — Oscars Shortlist and Critics’ Choice Documentary Award winner.

•	Corsage (IFC Films) — Oscars Shortlist, Independent Spirit, Satellite, and Gotham Awards nominations, and International Press Academy Awards win.

Director Nominees

The board of directors of AMC Networks Inc. (the “Board of Directors” or “Board”) has nominated thirteen director candidates: five Class A nominees and eight Class B nominees. Each director is nominated for a term to expire at the 2024 annual meeting of the Company’s stockholders. Our directors have significant management, leadership and industry experience. Our Class A nominees, elected by our Class A stockholders, also bring extensive knowledge of the media industry, which is complemented by the valuable institutional knowledge of the Company that our Class B nominees, elected by our Class B stockholders provide. The Board is currently comprised of 43% independent directors. See Proposal 1 — Election of Directors, “Directors Elected By Class A Common Stockholders” and “Directors Elected By Class B Common Stockholders” in this proxy statement for detailed information about each director’s background, skills and qualifications.

Name	Director Since	Principal Occupation	Committees

Directors Elected By Class A Common Stockholders

Leonard Tow	2011	• Chief Executive Officer, New Century Holdings LLC	Compensation (Chair); Audit

Carl E. Vogel	2013	• Private Investor • Industry Advisor, KKR & Co Inc.	Audit (Chair)

Joseph M. Cohen	2022	• Chairman and Chief Executive Officer, West Ridge Associates	—

Matthew C. Blank	2022	• Senior Advisor, The Raine Group, LLC	—

Debra G. Perelman	Director Nominee	• President and Chief Executive Officer, Revlon, Inc.	—
Directors Elected By Class B Common Stockholders

Aidan J. Dolan	2021	• Manager and Performer, Upright Man	—

Charles F. Dolan Chairman Emeritus and Former Executive Chairman	2011	• Chairman Emeritus, AMC Networks Inc. • Former Executive Chairman, AMC Networks Inc. • Former Chairman, Cablevision Systems Corporation	—

James L. Dolan Chairman of the Board of Directors	2011	• Executive Chairman and Chief Executive Officer, Madison Square Garden Entertainment Corp. and Sphere Entertainment Co. • Executive Chairman, Madison Square Garden Sports Corp.	—

Patrick F. Dolan	2011	• Former Senior Network Advisor, News 12 Networks	—

Thomas C. Dolan	2011	• Former Executive Vice President-Strategy and Development, Office of the Chairman, Cablevision Systems Corporation	—

Name	Director Since	Principal Occupation	Committees
Directors Elected By Class B Common Stockholders

Brian G. Sweeney	2011	• Former President and Chief Financial Officer, Cablevision Systems Corporation	—

Vincent Tese	2016

•  Chairman of ICE Clear Credit LLC

•  Former Chief Executive Officer of the New York State Urban Development Corporation

•  Former Executive Chairman of FCB Financial Holdings Inc., and its subsidiary Florida Community Bank

			Compensation

Marianne Dolan Weber	2022	• President, Heartfelt Wings Foundation • Director, Green Mountain Foundation Inc.	—

Executive Compensation Highlights

We, as a company, place great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of, the strategic objectives of growing the Company’s businesses and maximizing stockholder value. In particular, we believe that the majority of compensation should be at risk and contingent on Company performance.

The primary elements of 2022 executive compensation were base salary, an annual cash incentive award and long-term incentive awards in the form of restricted stock units (“RSUs”), which vest ratably over three years, and cash performance awards that cliff vest at the end of three years based on the achievement of specified performance metrics. In 2022, in-line with our commitment to aligning pay with Company performance, 85% of the total target compensation to Ms. Spade, who served as our CEO for part of 2022, and 75% of our other named executive officers’ (“NEOs”) total target compensation was “at-risk.” In this way, a significant portion of the value of compensation ultimately realized by our NEOs depended upon either the Company’s performance against key performance measures that align with our business strategy, or the direct performance of our stock and thus, the experience of our stockholders.

2022 NEO Total Direct Compensation Program Structure

Component		Pay for Performance Rationale	Performance Period

Base Salary		• Based on level and merit	N/A

Annual Cash Incentives

•  Based on the Company’s overall annual performance, which was calculated based on (i) the Company’s year-end financial metrics of net revenues, adjusted operating income (“AOI”) and free cash flow against pre-established financial targets; (ii) achievement of year end streaming subscribers versus target and (iii) an assessment of the Company’s achievement of certain strategic objectives during the year.

One year

Long-Term Incentive Awards	Cash Performance Awards (CPAs) • 50% to each of Ms. Spade, Mr. O’Connell, Mr. Gallagher and Ms. Kelleher	• AOI • Net revenue • Free cash flow • Modifier based on Company’s share of linear subscribers and acquisition of streaming subscribers	Three one-year performance periods averaged and subject to modifier tied to three-year performance
	Restricted Stock Units (RSUs) • 50% to each of Ms. Spade, Mr. O’Connell, Mr. Gallagher and Ms. Kelleher	• Stock Performance	Vests ratably over three years

2022 CEO Annual Compensation Decision Mix*

v

2022 NEO Annual Compensation Decision Mix*

*

The percentages in the 2022 CEO Annual Compensation Decision Mix are based on Ms. Spade’s compensation in 2022, excluding severance payments in connection with her departure as CEO. The average percentages in the 2022 NEO Annual Compensation Decision Mix exclude (i) Mr. Dolan, who received no compensation as a NEO and (ii) Mr. Sapan, who did not receive long-term incentive compensation awards in 2022. The calculations exclude one-time awards.

Compensation Governance Practices

✓	Align pay and performance

✓	Majority of compensation is at risk

✓	Engage in rigorous target-setting process for incentive metrics

✓	Prohibit hedging and short sales by all employees

✓	Discourage pledging of Company stock and require pre-approval of trading by directors and executive officers

✓	No excise tax gross up provisions

✓	No dividends or dividend equivalents on equity awards

✓	Include clawback provisions in our equity awards

✓	Stockholder feedback incorporated into compensation program reviews

Corporate Governance Highlights

We are committed to ensuring that our Board is accountable to, and acts in the best interests of, all our stockholders, notwithstanding our status as a controlled company. We have implemented a number of strong governance practices and policies to promote independent leadership in the boardroom and the protection of stockholder rights.

Commitment to Sound Governance Practices as a Controlled Company

✓	Annual election of directors, with directors serving one-year terms

✓	Robust director nomination criteria, including consideration for diversity of perspectives, backgrounds and experiences relevant to the Company’s strategic priorities, and ability to serve the interests of both Class A and Class B stockholders

✓	Independent Board committees, with Audit and Compensation comprised 100% of independent directors

✓	Executive sessions with only independent directors at least twice a year

✓	Effective Board self-evaluations conducted at least annually

✓	Regular engagement with stockholders regarding Company performance and strategy, our Board and corporate governance practices, our executive compensation program and environmental and social matters

Environmental, Social and Governance (ESG)

AMC Networks is committed to ESG at every level of the organization, and the Board and senior management believe this commitment to be an essential part of success in all areas of our business. To promote and advance the Company’s ESG efforts, we seek members with a diversity of viewpoints and backgrounds and have assembled a dedicated and diverse team to lead our initiatives.

Workforce and Culture

We are a talent-driven business, aiming to attract, develop, and motivate top talent throughout our Company. To support these objectives, our People & Culture and Total Rewards programs are designed to provide competitive, locally-relevant benefits, performance-based pay, and customized support and incentives. We also strive to enhance our culture through efforts aimed at ensuring our workforce is diverse, representative , engaging and inclusive, and to develop our talent to prepare them for important roles and leadership positions in the future. We also provide opportunities for our employees to make an impact in their communities through philanthropy and volunteering initiatives around the world.

Compensation: Our compensation philosophy is to pay for performance, encourage excellence and reward employees who innovate and deliver high-quality results. Our compensation programs are designed to implement our philosophy by: (i) paying competitively across salary grades and geographies; (ii) applying compensation policies in an internally consistent manner; and (iii) incentivizing our employees to deliver on our short- and long-term objectives.

Benefits: We provide an array of inclusive benefits and programs that support our employees in their personal and professional lives. Highlights include:

•	local medical, dental, and vision plans in many countries around the world to support our employees with access to health care, supplementing any state-provided health care;

•	family support programs, childcare locator services, back-up childcare, new parent leave, adoption assistance and elder care;

•	tuition reimbursement for qualifying employees;

•

tools and resources to support the mental wellbeing of our employees and their families, including access to mental health counselors and a confidential, dedicated line for employees to contact and speak with a counselor in the event they need mental health support; and

•

products and services to support employees’ financial wellbeing, including life, accident, and disability insurance plans, discount benefits, financial planning tools, a 401(k) savings plan in the U.S. and retirement plans, with competitive contributions from AMC Networks for employees at all levels.

Diversity, Equity and Inclusion Initiatives

At AMC Networks being diverse, equitable, and inclusive is more than a business imperative that spurs creativity and drives innovation. It’s at the heart of who we are and what we believe. We think, operate, and create using diversity, equity and inclusions (“DEI”) as a lever for positive change. We are passionate about telling authentic stories that connect with audiences in meaningful ways and that entertain, with vivid characters and worlds that show a full spectrum of the human experience. We believe that telling authentic stories starts from within – by forging a diverse, equitable and inclusive workforce and culture that recognizes, celebrates, and empowers everyone. This means we work to increase our pipeline of underrepresented talent and create more equal pathways for development and advancement; we strive for equity in our pay and people practices; and we provide everyone with the resources they need to make a positive impact. Over the last several years, AMC Networks’ senior management team has focused on expanding its DEI efforts, recognizing the importance of diversity and inclusivity to a successful and sustainable business. AMC Networks believes that such efforts are not only important within the Company but also for the content we develop, produce and air.

Being diverse, equitable, and inclusive is more than a business imperative that spurs creativity and drives innovation. It is at the heart of who we are and what we believe.

30.8%

In 2022, Aisha Thomas-Petit was promoted to Chief People & Diversity Officer from Chief Diversity, Equity and Inclusion Officer

In 2022, AMC Networks promoted Kim Kelleher to Chief Commercial Officer

In 2023, AMC Networks appointed Kristin Dolan as Chief Executive Officer

Of our U.S.-based workforce identify as people of color (as of March 31, 2023)

As part of our diversity efforts, we
have established Business Employee
Resource Groups (BERGs)(1) that form

communities through shared interests

and experiences around nine areas with

chapters in each of our offices around the world.

1)

The Company has active BERGs across 20 chapters across the U.S, United Kingdom (“U.K.”), Europe and Latin America. Our BERGs are across nine categories, including Asian American, Visible & Invisible Disabilities, Emerging Leaders, Parents & Caregivers, LGBTQIA+, Black, Hispanic and Women. The Company encourages each of these groups to design and implement relevant diversity-related programming, including speaker series, panels and mentorship programs.

On-Screen Content and Social Impact

In addition to promoting diversity, equity, and inclusion within our hallways, in our productions and on our screens, we are a source for change and support in our communities. We work with leading industry organizations to ensure greater inclusion in the stories we tell, the partners we work with, and the audiences who enjoy our content. The following are a few examples of our active partnerships and collaborations through which we strive to empower the next generation of storytellers:

•

We introduced AVENUE, a dedicated division of the AMC Networks Content Room, committed to helping advertising and marketing partners authentically reach diverse and underrepresented audiences through association with AMC Networks’ programming, talent, relationships, reach and scale.

•

Through AVENUE, AMC Networks entered into a partnership with Harlem Festival of Culture (HFC), the modern-day reimagining of the groundbreaking Harlem Cultural Festival of 1969 celebrating Black culture through cultural & economic development programming.

•	We were thrilled to partner with ReelWorks in supporting the inaugural IATSE Entertainment Industry HairStylist Training, focused on increasing job access for makeup and hair professionals of color.

•

We continued our partnerships with Coded for Inclusion’s Staff Me Up job matching platform for production crews designed to help change the way hiring happens in Hollywood, and Mentorship Matters to connect showrunners with emerging writers of color for dynamic year-long mentorships.

•	We announced a new partnership with the Handy Foundation focused on staffing below the line and post-production roles with talent from historically underrepresented communities in television and film.

•

We partnered with the Ad Council to create a PSA campaign highlighting the power of girls in STEM (science, technology, engineering and math) utilizing talent of AMC’s popular franchise The Walking Dead. Produced by the AMCN Content Room, the PSAs are part of the Ad Council’s She Can STEM campaign which encourages girls, trans and non-binary youth around the country to get excited about STEM.

•	We announced a partnership with several film festivals across the U.S. focused on identifying, developing, and amplifying talent from underrepresented and historically excluded communities.

x

Fostering a Diverse and Creative Environment

Supplier Diversity

We are committed to supplier diversity and advancing the social and economic inclusion of businesses owned by historically excluded and underrepresented groups — including women, minorities, veterans, people with disabilities, and the LGBTQ+ community. This promotes opportunities for diverse ideas and innovative solutions that strengthen our organization and the stories we tell, the suppliers we work with, and the communities where we live and operate. We use best practices in supplier diversity to identify and work with businesses that are at least 51% owned, operated and controlled by one or more of the following: Minority Business Enterprise (MBE), Women Business Enterprise (WBE), Lesbian, Gay, Bisexual, Transgender, Queer Enterprises (LGBTQ+), Veteran Owned Business (VBE), Service Disabled Veterans (SDV), and Disability-Owned Business Enterprise (DOBE).

Corporate Philanthropy and Volunteerism

Giving and social impact programs and initiatives are an important part of our culture because at AMCN, we want to be a source for positive change in the communities where we live and work. And most importantly, we want to support the causes that are important to everyone who works here.

As a company, we have implemented, Give Back at AMCN, an online giving and volunteering portal dedicated to making an impact in the areas that matter most to our employees. Through Give Back at AMCN, employees can research and learn about organizations doing important and difference-making work and make personal charitable donations to those organizations, which the Company is proud to match up to $1,000 in total each year. On the platform employees can also identify a variety of local volunteer opportunities to help out in areas close to home, using their annual volunteer time allotment produced by the Company.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2023

BOARD AND CORPORATE GOVERNANCE PRACTICES

In this proxy statement, the words “Company,” “we,” “us,” “our” and “AMC Networks” refer to AMC Networks Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and The Nasdaq Stock Market LLC as “NASDAQ.” This proxy statement is first being sent to stockholders on April 28, 2023.

AMC Networks Inc. is a holding company and conducts substantially all of its operations through its subsidiaries. Our Class A Common Stock is listed on NASDAQ under the symbol “AMCX.” As a result, we are generally subject to NASDAQ corporate governance listing standards. Our Board of Directors oversees the business of AMC Networks and monitors the performance of management.

Corporate Governance Guidelines

The Board has adopted our Corporate Governance Guidelines. These guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Chairman of the Board and the Chief Executive Officer, management succession, Board and executive compensation, and Board self-evaluation requirements. The full text of our Corporate Governance Guidelines may be viewed at our corporate website at http://investors.amcnetworks.com. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

Engagement with our Stockholders

The Company values feedback from its stockholders and regularly engages with stockholders to keep informed on the evolving perspectives of the investor community. We engage with our stockholders on various matters, including business strategy and performance, Board, corporate governance and executive compensation practices as well as environmental and social matters with a focus on diversity. These stockholder dialogues, which are often focused on Board, governance and compensation matters, inform discussions in the boardroom and are a component of the Compensation Committee’s review and refinement of our executive compensation program.

Board Leadership Structure

Our Board has the flexibility to determine whether the roles of Chairman and principal executive officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the Company’s specific needs from time to time. Our Board has chosen to separate the roles of Chairman of the Board and Chief Executive Officer. The Board believes that this is the optimal leadership structure at this time as it recognizes both Mr. James L. Dolan’s leadership position on the Board while the Company is also able to benefit from the experience of its Chief Executive Officer (the “CEO”), Ms. Kristin Dolan, with responsibility for day-to-day management of the Company.

Board Oversight of Company Strategy

The Board and its Committees are involved in overseeing our corporate strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board engages in discussions regarding our corporate strategy at nearly every Board meeting and, at least annually, receives a formal update on the Company’s short- and long-term objectives, including the Company’s operating plan and long-term corporate strategic plan. The Board’s Committees oversee elements of our strategy associated with their respective areas of responsibility.

Board Self-Assessment

The Board conducts an annual self-assessment to determine whether the Board and its committees are functioning effectively. Among other things, the Board’s assessment process seeks input from the directors on whether they have the tools and access necessary to perform their oversight function as well as suggestions for improvement of the Board’s functioning. In addition, our Audit Committee and Compensation Committee each conduct its own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

Executive Sessions of Non-Management and Independent Board Members

Under our Corporate Governance Guidelines, our non-management directors may meet in executive sessions with no members of management present. The non-management directors may specify the procedure to designate the director who may preside at any such executive session. Non-management directors who are not independent under the rules of NASDAQ may participate in these executive sessions, but directors who are independent under the rules of NASDAQ must meet separately in regularly scheduled executive sessions at least twice each year.

Risk Management and ESG Oversight

The oversight of risk management is an important Board responsibility. The Audit Committee takes the lead on behalf of the Board in monitoring risk management. The Audit Committee discusses the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk. The Committee also discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Furthermore, the Audit Committee reviews and receives regular briefings concerning the Company’s information security and technology risks (including cybersecurity), including discussions of the Company’s information security and cybersecurity risk management programs.

Our Compensation Committee also considers the issue of the Company’s exposure to risk in establishing and implementing our executive compensation programs. AMC Networks believes that its executive compensation program, with its emphasis on long-term performance, its close connection to Company-wide and divisional performance and its significant equity components, is designed to align the executives’ compensation with the Company’s long-term strategy and growth and, as a result, does not encourage excessive risk taking.

Our commitment to ESG is prevalent at all levels of our organization and the Board and senior management believe this commitment is critical to success in all areas of our business. Starting at the top, ESG is a priority for our Company, which seeks members with a diversity of viewpoints and backgrounds. The Company has assembled a team with various backgrounds to promote and progress the Company’ ESG initiatives.

Communicating with Our Directors

Our Board has adopted policies designed to allow stockholders and other interested parties to communicate with our directors. Any interested party that wishes to communicate directly with the Board or any director or the non-management directors as a group should send communications in writing to the Chairman of the Audit Committee, AMC Networks Inc., 11 Penn Plaza, New York, NY 10001. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting Convercent, which has been designated to act as a confidential contact organization for these purposes, at 1-800-461-9330.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics for our directors, officers and employees. A portion of this Code of Conduct and Ethics also serves as a code of conduct and ethics for our senior financial officers, including our principal accounting officer and controller. Among other things, our Code of Conduct and Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance under the Code of Conduct and Ethics, confidentiality, corporate opportunities, fair dealing, protection and proper use of Company assets, and equal employment opportunity and harassment. The full text of the code is available on our website at http://investors.amcnetworks.com. In addition, a copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary. Within the time period required by the SEC, we will post on our website any amendment to the Code of Conduct and Ethics and any waiver applicable to any executive officer, director or senior financial officer.

Director Independence

Our Board has elected for the Company to be treated as a “controlled company” under NASDAQ’s corporate governance rules and, as a result, the Company is not required to comply with the corporate governance rules of NASDAQ requiring: (i) a majority of independent directors on our Board of Directors, (ii) an independent compensation committee and (iii) an independent corporate governance and nominating committee. Our Board of Directors has elected not to comply with the NASDAQ requirement for a majority of independent directors on our board and an independent corporate governance and nominating committee because of our status as a controlled company. We do comply with the requirement for an independent compensation committee. Our Board elected not to comply with the requirement for a majority of independent directors on our Board because of our stockholder voting structure. Under the terms of our Amended and Restated Certificate of

Incorporation, the holders of the Company’s Class B Common Stock have the right to elect up to 75% of the members of our Board and there is no requirement that any of those directors be independent or be chosen independently.

Our Board has determined that each of the following non-employee directors and director nominee is “independent” within the meaning of the rules of NASDAQ and the SEC: Messrs. Vincent Tese, David E. Van Zandt, Carl E. Vogel, Joseph M. Cohen, Matthew C. Blank, Dr. Leonard Tow and Ms. Debra G. Perelman. In making the determination as to the independence of each director and director nominee, the Board considered all relationships between that director, or director nominee, and the Company and its affiliates. In reaching its determination with respect to Mr. Tese, the Board considered the fact that he serves as an outside director of Madison Square Garden Sports Corp. (“MSG Sports”) and Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) (“Sphere Entertainment”) and determined that this relationship is not material and that Mr. Tese is independent. In reaching its determination with respect to Mr. Vogel, the Board considered the fact that he serves as an outside director of Sphere Entertainment since April 2023. The Board determined that this relationship is not material and that Mr. Vogel is independent. In reaching its determination with respect to Mr. Cohen, the Board considered the fact that he serves as an outside director of MSG Sports and previously served as a director of MSG Networks from 2020 until its merger with Sphere Entertainment in July 2021. The Board determined that these relationships are not material and that Mr. Cohen is independent. In reaching its determination with respect to Mr. Blank, the Board considered the fact that he previously served as Interim CEO of the Company from September 2021 to September 2022, as a director of MSG Sports from 2019 to 2020 and as a director of Madison Square Garden Entertainment Corp., now known as Sphere Entertainment, from 2020 until 2021. The Board determined that these relationships are not material and that Mr. Blank is independent. In reaching its determination with respect to Ms. Perelman, the Board considered the fact that Ms. Dolan serves on the Board of Directors of Revlon, Inc. and that Ms. Perelman’s half-sister, Samantha Perelman, is an employee of the Company’s AMC Studios operation. The Board determined that these relationships are not material and that Ms. Perelman is independent. The Board is currently comprised of 43% independent directors.

Director Nomination

As permitted under NASDAQ rules, we do not have a nominating committee and believe it is appropriate not to have one because of our stockholder voting structure. Under the terms of our Amended and Restated Certificate of Incorporation, the holders of our Class B Common Stock currently have the right to elect up to 75% of the members of our Board. We believe that creating a committee consisting solely of independent directors charged with responsibility for recommending nominees for election as directors would be inconsistent with the vested rights of the holders of Class B Common Stock under our Amended and Restated Certificate of Incorporation.

Our Corporate Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock (“Class A Directors”) and by the holders of our Class B Common Stock (“Class B Directors”). The holders of our Class A Common Stock are currently entitled to elect 25% of the members of our Board. Under our Corporate Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.

Director Selection

Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints and background and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board to explore in more depth. The Board also considers nominees for Class A Directors recommended by holders of our Class A Common Stock. Nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees.

Stockholders who wish to submit nominees for consideration by the Board for election at our 2024 annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with other information required by the Company’s By-laws and SEC rules. See “Other Matters—Stockholder Proposals for the 2024 Annual Meeting.”

The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to assure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our Amended and Restated Certificate of Incorporation, which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

Board Meetings

The Board met seven times between January 1, 2022 and December 31, 2022. During that time, each of our directors attended at least 75% of the meetings of the Board and, as applicable, the committees of the Board on which he or she served during such time. We also encourage our directors to attend annual meetings of stockholders. All twelve directors who stood for re-election at the 2022 annual meeting of stockholders attended the meeting.

Board Committees

Our Board has two standing committees: the Audit Committee and the Compensation Committee.

Audit Committee

Committee Members: Mr. Vogel (Chair), Dr. Tow and Mr. Van Zandt

Meetings in 2022: 4

The primary purposes and responsibilities of our Audit Committee are to:

•

Assist the Board (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm;

•

Appoint, retain or terminate the Company’s independent registered public accounting firm and to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services, if any, to be provided by the independent registered public accounting firm;

•	Review and evaluate the qualifications and performance of the Company’s internal audit service provider;

•

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting-related services of concerns regarding questionable accounting and auditing matters and review of submissions and treatment of any such complaints;

•

Discuss the process by which senior management of the Company assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposures and the steps management of the Company has taken to monitor and control such exposures;

•	Discuss cybersecurity and data privacy risks and threats with the Company’s General Counsel and Chief Financial Officer, who provide a cybersecurity report to the Audit Committee on a quarterly basis;

•

Review and approve related party transactions that are required to be disclosed under SEC rules, other than those submitted for approval by a committee of independent directors under the Company’s Related Party Transaction Approval Policy;

•	Conduct and review with the Board an annual performance evaluation of the Audit Committee;

•	Prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement;

•	Review and reassess the Audit Committee charter at least annually; and

•	Report to the Board on a regular basis.

The text of our Audit Committee charter is available on our website at http://investors.amcnetworks.com/governance.cfm. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

As discussed above, our Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both NASDAQ and the SEC, and that each has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Our Board has also determined that each of Dr. Tow, Mr. Van Zandt and Mr. Vogel is an “audit committee financial expert” within the meaning of the rules of the SEC.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls, auditing and other matters may be submitted to the Audit Committee. This procedure is described under Corporate Governance, “Communicating with Our Directors.”

Compensation Committee

Committee Members: Dr. Tow (Chair) and Mr. Tese

Meetings in 2022: 7

The primary purposes and responsibilities of our Compensation Committee are to:

•	Establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs;

•

Review and approve corporate goals and objectives relevant to the compensation of our Executive Chairman, if applicable, and CEO (including any Interim CEO), evaluate their performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation;

•

Make recommendations to the Board with respect to the compensation of our executive officers (other than the Executive Chairman, if applicable, and the CEO) who are required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (together with the Executive Chairman, if applicable, and the CEO, the “Senior Employees”);

•	Approve any new equity compensation plan or material changes to an existing plan;

•	Oversee the activities of the committee or committees administering our retirement and benefit plans;

•	In consultation with management, oversee regulatory compliance with respect to compensation matters;

•	Determine and approve any severance or similar termination payments to be made to senior employees (current or former);

•	Determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies;

•	Prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement;

•	Conduct and review with the Board an annual performance evaluation of the Compensation Committee; and

•	Report to the Board on a regular basis, but not less than annually.

The Compensation Committee may, in its discretion, delegate a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee. For example, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are “non-employee directors” for the purposes of Rule 16b-3 of the Exchange Act. The text of our Compensation Committee charter is available on our website at http://investors.amcnetworks.com/governance.cfm. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The Compensation Committee reviews the performance of the Executive Chairman, if applicable, and CEO, evaluates their performance in light of the corporate goals and objectives relevant to their compensation and determines and approves the compensation levels for the Executive Chairman, if applicable, and CEO based on this evaluation. In determining the long-term incentive component compensation for the Executive Chairman, if applicable, and CEO, the Compensation Committee considers, among other factors, the Company’s performance, the value of similar incentive awards to executives in similar positions at comparable companies and the awards given to the Executive Chairman, if applicable, and to the CEO in past years.

As discussed above, our Board has determined that each member of our Compensation Committee is “independent” under the rules of NASDAQ.

Compensation Committee Interlocks and Insider Participation

Dr. Tow and Mr. Tese served as members of the Compensation Committee during 2022. Neither of Dr. Tow and Mr. Tese are current or former officers or employees of the Company.

Other Committees

In addition to standing committees, the Company has adopted a policy whereby a committee of our Board consisting entirely of independent directors (an “Independent Committee”) will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC (“Item 404”)) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently applies to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000.

Our Board has also adopted a special approval policy for transactions with MSG Sports, Sphere Entertainment and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) (“MSG Entertainment”) and their respective subsidiaries whether or not such transactions qualify as “related party” transactions described above. Under this policy, an Independent Committee oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and each of MSG Sports and its subsidiaries, Sphere Entertainment and its subsidiaries and MSG Entertainment and its subsidiaries, on the other hand, in which the amount exceeds $1 million. In addition, the Audit Committee receives a quarterly update from the Company’s General Counsel of all related party transactions, including transactions and arrangements between the Company and its subsidiaries on the one hand, and each of MSG Sports and its subsidiaries, Sphere Entertainment and its subsidiaries and MSG Entertainment and its subsidiaries, on the other hand regardless of value. To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of these transactions.

For a further discussion of the scope of these policies, see “Related Party Transaction Approval Policy.”

Currently, and throughout our fiscal year ended December 31, 2022, our Audit Committee or Compensation Committee (each of which consisted solely of directors elected by the Class A stockholders) served as the Independent Committee under the above policy. For a further discussion of the scope of this policy, see “Related Party Transaction Policy.”

Our Amended By-Laws permit us to form an Executive Committee of the Board which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law. Our Board has not formed an Executive Committee, although it could do so in the future.

Director Compensation

The following table describes the components of the non-employee Director compensation program in effect during 2022:

Compensation Element*	Compensation Program

Annual Retainer	$70,000

Annual Equity Retainer**	$135,000 in RSUs that vest on the date of grant and settle 90 days after service on the Board ceases

Annual Committee Retainer Fees	$7,500

Chair Fee	$20,000 for the Audit Committee, $20,000 for the Compensation Committee

Meeting Fees	$2,000 per meeting

* Includes any non-standing committee of the Board that may be established from time to time. A director who is a Company employee receives no additional compensation for serving as a director.

** Each director annual grant of RSUs is determined by dividing the value of the annual equity retainer by the twenty trading day average closing price on the day prior to the annual stockholders’ meeting.

2022 Director Compensation Table

The table below summarizes the total compensation paid to or earned by each of our directors from January 1, 2022 through December 31, 2022. Directors who are employees of the Company receive no additional compensation for service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation (4)	Total ($)

William J. Bell	84,000	102,453	—	186,453

Matthew Blank(5)	20,076	91,767	—	111,843

Joseph Cohen(6)	47,722	102,453	—	150,175

Aidan Dolan	82,000	102,453	—	184,453

Charles F. Dolan(7)	400,000	—	—	400,000

James L. Dolan	84,000	102,453	—	186,453

Kristin A. Dolan	84,000	102,453	—	186,453

Patrick F. Dolan	84,000	102,453	—	186,453

Thomas C. Dolan	84,000	102,453	—	186,453

Brian G. Sweeney	84,000	102,453	—	186,453

Vincent Tese	105,500	102,453	—	207,953

Leonard Tow	141,000	102,453	—	243,453

David E. Van Zandt	97,500	102,453	—	199,953

Carl E. Vogel	119,500	102,453	—	221,953

Marianne Dolan Weber(8)	47,722	102,453	—	150,175

(1)

These amounts represent base fees, meeting fees and committee fees earned. The amounts reported do not include the Company’s reimbursement of reasonable out-of-pocket expenses incurred by each non-employee director in attending Board and Committee meetings.

(2)

This column reflects the fair market value of 3,647 RSUs granted to each non-employee director, with the exception of Mr. Blank, on June 16, 2022 based on the closing stock price of $28.10 on that date as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Mr. Blank’s column reflects the fair market value of 4,158 RSUs granted on October 19, 2022 based on the closing stock price of $22.07 on that date as calculated in accordance with FASB ASC Topic 718.

(3)

For each non-employee director, the aggregate number of RSUs held as of December 31, 2022 is as follows: Dr. Leonard Tow, 31,273 units; Mr. David E. Van Zandt, 21,479 units; Mr. Carl E. Vogel, 24,969 units; Mr. William J. Bell, 31,273 units; Mr. James L. Dolan, 31,273 units; Mr. Aidan Dolan 6,140 units; Ms. Kristin A. Dolan, 31,273 units; Mr. Patrick F. Dolan, 31,273 units; Mr. Thomas C. Dolan, 31,273 units; Ms. Marianne Dolan Weber, 3,647 units; Mr. Brian G. Sweeney, 31,273 units; Mr. Vincent Tese, 19,736 units; Mr. Joseph Cohen, 3,647 units; and Mr. Matthew Blank, 4,158 units.

(4)

The Company encourages its directors to attend certain events relating to its business at the Company’s expense to gain a better understanding of the Company’s business and products. The value of these benefits is not included in the table as permitted by SEC rules because the aggregate amount of perquisites did not exceed $10,000 for any director.

(5)

Reflects compensation for Mr. Matthew Blank’s service as a non-employee director from October 19 through December 31, 2022. Please note that Mr. Matthew Blank’s compensation for his role as Interim CEO is reported in the “2022 Executive Compensation Table”.

(6)	Reflects compensation for Mr. Joseph Cohen’s service as a non-employee director from June 16 through December 31, 2022.

(7)	Charles F. Dolan, the Company’s Chairman Emeritus, is an employee of the Company and earned $400,000 in 2022. Additionally, Mr. Dolan participates in the Company’s benefit plans.

(8)	Reflects compensation for Ms. Marianne Dolan Weber’s service as a non-employee director from June 16 through December 31, 2022.

Board Diversity Matrix

The following table sets forth certain diversity statistics relating to our Board members, as required by NASDAQ listing standards:

Board Diversity Matrix (As of April 28, 2023)

Total Number of Directors	14

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	1	13	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native American or Pacific Islander	0	0	0	0

White	1	12	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0	0	0	0

Did Not Disclose Demographic Background	1

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated twelve of the Company’s fourteen current directors, as well as one new director nominee who brings significant experience in operations, branding and digital strategy, for election to the Board at this year’s annual meeting. Current directors David E. Van Zandt and William J. Bell will not be standing for re-election in 2023. In addition, Ms. Kristin Dolan resigned as a director effective as of March 10, 2023. The Board reset the size of the full Board at thirteen directors effective as of the election of directors at the 2023 annual meeting. Of the thirteen nominees for director, five are to be elected by the Class A stockholders and eight are to be elected by the Class B stockholders. All of the directors that are standing for re-election were elected by the respective Class A and Class B stockholders at the 2022 annual meeting of the Company’s stockholders held on June 16, 2022, other than Mr. Blank, who was appointed to the Board as a Class A Director by the Class A Directors on October 19, 2022.

All director nominees are hereby nominated for a term to expire at the 2024 annual meeting of the Company’s stockholders.

The Company representatives appointed by the Board (the persons named in the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted to elect each of the director nominees below, as applicable based on whether you are a holder of Class A Common Stock or Class B Common Stock.

If a nominee for election as a director by the Class A stockholders becomes unavailable before the election, the Company representatives named in the Class A proxy card will be authorized to vote for a replacement nominee for election as a director by the Class A stockholders if the Board names one. If a Class B director nominee becomes unavailable before the election, the persons named in the Class B proxy card will be authorized to vote for a replacement Class B director nominee if the Board names one.

The Board unanimously recommends that you vote FOR each of the following candidates:

Director Nominees Elected By Class A Common Stockholders

LEONARD TOW

Age: 94

Director since June 2011

Dr. Tow has been Chief Executive Officer of New Century Holdings LLC, an outdoor advertising company, since January 2005. He also served as Chairman and Chief Executive Officer of Citizens Communications Company from 1990 to September 2004. Dr. Tow previously served as a director of Cablevision until its sale in June 2016 and Citizens Communications Company. Dr. Tow also serves as Chairman of the Tow Foundation, a trustee of the Brooklyn College Foundation, a trustee of Columbia University Mailman School of Public Health, a trustee of WNET.ORG and a member of the board of Lincoln Center Theater.

Key Skills & Qualifications  In light of Dr. Tow’s experience as a founder and chief executive officer of a major cable television company, his experience as the chief executive officer of a private company, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

CARL E. VOGEL

Age: 65

Director since June 2013

Mr. Vogel is a private investor and an industry advisor focused on media and communications for KKR & Co Inc., a global investment firm. He is also an Executive Partner of Mill Point Capital, a middle market private equity firm; and Executive Chairman of Full Circle Fiber Partners, LLC, an investment platform focused on opportunities in fiber, engineering and technology. Mr. Vogel was a former Senior Advisor of DISH Network Corporation; former President and Vice Chairman of DISH Network Corporation (formerly EchoStar Communications Corporation), a satellite delivered digital television services provider in the United States); the former Vice Chairman and Senior Advisor at EchoStar Corp., a developer of set-top boxes and other electronic technology; and the former President, Chief Executive Officer and director of Charter Communications, a broadband service provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. He is also a member of the board of directors and audit committee of Universal Electronics, Inc., a provider of wireless control technology for connected homes. In addition, Mr. Vogel is a member of the board of directors, audit committee and compensation committee of Sphere Entertainment and a member of the board of directors of Sirius XM Holdings Inc. Mr. Vogel also served as a director of Ascent Media Corporation, Inc., DISH Network Corporation; Shaw Communications, Inc. and Progress Acquisition Corp. during the last five years.

Key Skills & Qualifications  In light of Mr. Vogel’s extensive knowledge of the media industry acquired through his high level executive roles at DISH Network Corporation and Charter Communications Inc., his accounting experience acquired through his work as a certified public accountant and his role as a chief executive and senior finance executive of public companies, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

JOSEPH M. COHEN

Age: 76

Director since June 2022

Mr. Cohen has been Chairman and Chief Executive Officer of West Ridge Associates, a sports and media consulting firm, since 2013. West Ridge’s clients include Platinum Equities, a private equity firm, the Cleveland Guardians and Arizona Diamondbacks of Major League Baseball, and The Switch, a broadcast transmission facilities provider. In April 2022, Mr. Cohen was named Chairman of Brand Velocity Group Sports, a private equity firm. Mr. Cohen has served as an independent consultant of The Switch since May 2020 and previously served as President of Sports at The Switch from 2013 to 2018 as an employee and from 2018 through May 2020 (as an independent consultant). He was Chief Executive Officer and Principal Owner of The Switch predecessor companies Hughes Television Network (1985-1989) and HTN Communications, LLC (2003-2013). Mr. Cohen served in various senior executive roles with Madison Square Garden while the business was part of Cablevision and was President of MSG Networks Inc. (1977-1985), when he was a member of the National Basketball Association (NBA) and National Hockey League (NHL) television committees. He returned as Executive Vice President of MSG Media & Development (1995-2002). Mr. Cohen was Chairman of the Los Angeles Kings of the NHL (1993-1995), also serving on the NHL Board of Governors. He was President of Spectacor West and Chief Executive Officer of Spectacor Films (1991-1993), serving on the board of Allied Communications, Inc. (ACI), an independent film distribution company. He was also co-founder and a director of USA Network (1977-1981). Mr. Cohen is a member of the board of directors of MSG Sports and previously served as a director of MSG Networks from June 2020 until the merger of Madison Square Garden Entertainment Corp. with MSG Networks in July 2021. He also serves as a director of Joe Torre’s Safe At Home Foundation and Maccabi World Union. He serves as a director emeritus of the March of Dimes and trustee emeritus of the California Institute of the Arts. Recognition of Mr. Cohen includes the Sports Broadcasting Hall of Fame and the WWE Hall of Fame, the Sports Business Journal’s Champions Class of 2016, Ellis Island Medal of Honor and Billboard Magazine’s Facilities Manager of the Year (1974 and 1976). Mr. Cohen brings to the Board his long-term experience and knowledge of the sports, entertainment and media industries.

Key Skills & Qualifications  In light of Mr. Cohen’s long-term experience as a senior executive of other companies and his knowledge of the entertainment and media industries, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

MATTHEW C. BLANK

Age: 72

Director since October 2022

Mr. Blank has served as a Senior Advisor at The Raine Group, LLC, since rejoining as of December 1, 2022. Mr. Blank previously served as a senior advisor to The Raine Group, LLC from September 2020 to September 2021. Mr. Blank served as Interim CEO of AMC Networks Inc. from September 2021 to September 2022. Mr. Blank was an advisor to Showtime Networks, Inc. (“Showtime”) from January 2018 to December 2018, after serving as Chairman of Showtime from January 2016 to December 2017. Prior to that, Mr. Blank served as Chief Executive Officer of Showtime from 1995 through 2015 and President and Chief Operating Officer of Showtime from 1993 through 1995, after serving as Executive Vice President of Marketing, Creative Services and Public Affairs from 1988 to 1992. Prior to joining Showtime, Mr. Blank served over 12 years in various roles at Home Box Office, Inc. (“HBO”), leaving HBO as its Senior Vice President of Consumer Marketing. Mr. Blank currently serves as a director of Cumulus Media, Inc. and CuriosityStream Inc. Mr. Blank previously served on the board of directors of Madison Square Garden Entertainment Corp. from April 2020 to September 2021 and Madison Square Garden Sports Corp. from December 2019 to April 2020.

Key Skills & Qualifications  In light of Mr. Blank’s extensive knowledge of the media industry acquired through his high level executive roles at AMC Networks Inc., Showtime and HBO, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be elected to the Board.

DEBRA G. PERELMAN

Age: 49

Director Nominee

Ms. Perelman has served as President and Chief Executive Officer of Revlon, Inc. since May 2018, and director of Revlon, Inc. since June 2015 and as director of Revlon Consumer Products Corporation from May 2018 to June 2022. Ms. Perelman previously served as Revlon, Inc.’s Chief Operating Officer from January until May 2018 and as EVP Strategy, Digital Content and New Business Development from December 2017 until January 2018. From 2014 until December 2017, Ms. Perelman also served as Executive Vice President, Strategy and New Business Development of MacAndrews & Forbes, a diversified holding company. Ms. Perelman joined MacAndrews & Forbes in 2004 as Vice President. Prior to joining MacAndrews & Forbes, Ms. Perelman held various positions at Revlon, Inc. in corporate finance and brand marketing. Ms. Perelman is also the co-founder and serves a member of the Board of Child Mind Institute and is on Mastercard’s CPG Innovate Steering Committee.

Key Skills & Qualifications  In light of Ms. Perelman’s experience as the chief executive officer of a public company, as well as the knowledge and experience she has gained in various positions, including brand marketing and corporate finance at Revlon, Inc. and MacAndrews & Forbes, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that she should be elected to the Board.

Director Nominees Elected By Class B Common Stockholders

AIDAN J. DOLAN

Age: 31

Director since June 2021

Mr. Aidan J. Dolan is a graduate of New York University and has earned a certification in entrepreneurship at the Wharton School of Business. Mr. Dolan has been involved with various entrepreneurial endeavors, including managing and performing in Upright Man, a New York-based band, since 2015 and launching an apparel line founded in May 2019. Mr. Dolan served as a director of MSG Networks Inc. from June 2020 until its merger with Madison Square Garden Entertainment Corp. in July 2021. Mr. Dolan is the son of James L. Dolan, the step-son of Kristin A. Dolan, the grandson of Charles F. Dolan and the nephew of Marianne Dolan Weber, Thomas C. Dolan, Patrick Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of his familiarity with the Company’s business and being a member of the third generation of Cablevision’s founding family and experience as a director of MSG Networks Inc., our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that Aidan J. Dolan should be reelected to the Board.

CHARLES F. DOLAN

Age: 96

Director since March 2011

Mr. Charles F. Dolan has served as Chairman Emeritus of the Company since September 2020. Mr. Dolan served as Executive Chairman of the Company from June 2011 until September 2020. He served as the Chairman of Cablevision from 1985 until its sale in June 2016. He was Chief Executive Officer of Cablevision from 1985 to October 1995. Mr. Dolan founded and acted as the General Partner of Cablevision’s predecessor from 1973 to 1985 and established Manhattan Cable Television in 1961 and Home Box Office in 1971. He serves as a director of MSG Sports, Sphere Entertainment and MSG Entertainment, and previously served as a director of MSG Networks Inc. (“MSG Networks”) until the merger of Sphere Entertainment with MSG Networks, and Cablevision. Mr. Dolan is the father of James L. Dolan, Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan, the father-in-law of Kristin A. Dolan and Brian G. Sweeney and the grandfather of Aidan J. Dolan.

Key Skills & Qualifications  In light of Mr. Dolan’s experience as founder of Cablevision, his previous service as Chairman and Chief Executive Officer of Cablevision and its predecessors, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, Sphere Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

JAMES L. DOLAN

Age: 67

Director since March 2011

Mr. James L. Dolan has served as the Company’s Non-Executive Chairman since February 27, 2023 and previously served in such role from September 2020 to December 5, 2022. From December 5, 2022 through February 27, 2023, Mr. Dolan served as the Company’s Interim Executive Chairman. He has also served as the Executive Chairman of MSG Sports since October 2015 and was the Chief Executive Officer of MSG Sports from November 2017 until the effective time of the spinoff of Sphere Entertainment from MSG Sports, which occurred on April 17, 2020. Mr. Dolan has served as the Executive Chairman and Chief Executive Officer of Sphere Entertainment since November 2019 and as the Executive Chairman and Chief Executive Officer of MSG Entertainment since December 2022. Mr. Dolan was the Executive Chairman of MSG Networks from June 2009 until the merger of Sphere Entertainment with MSG Networks in July 2021 and he was the President and Chief Executive Officer of MSG Networks from March 15, 2015 to July 15, 2015. Mr. Dolan was Chief Executive Officer of Cablevision from October 1995 until its sale in June 2016. He was President of Cablevision from June 1998 to April 2014, Chief Executive Officer of Rainbow Media Holdings, Inc. from September 1992 to October 1995, and Vice President of Cablevision from 1987 to September 1992. Mr. Dolan currently serves as a director of MSG Sports and Sphere Entertainment. Mr. Dolan previously was a director of MSG Networks, Cablevision and Live Nation Entertainment, Inc. Mr. Dolan is the son of Charles F. Dolan, the spouse of Kristin A. Dolan, the father of Aidan J. Dolan, the brother of Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan and the brother-in-law of Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience in various positions with Cablevision since 1979, including as its Chief Executive Officer from 1995 until its sale in June 2016 and his experience as the Executive Chairman of MSG Sports since 2015, Executive Chairman and Chief Executive Officer of Sphere Entertainment since 2019, Executive Chairman and Chief Executive Officer of MSG Entertainment since December 2022 and MSG Networks, Inc. from June 2009 until July 2021, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, Sphere Entertainment, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

PATRICK F. DOLAN

Age: 71

Director since June 2011

Mr. Patrick F. Dolan was Senior Network Advisor of News 12 Networks from April 2018 to October 2018. News 12 Networks is a subsidiary of Altice N.V. He was the President of News 12 Networks from February 2002 to April 2018 and Vice President from September 1995 to February 2002. He is a majority owner of Newsday Media Group since July 2016. Mr. Dolan previously served as a director of Cablevision. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Marianne Dolan Weber and Thomas C. Dolan, the uncle of Aidan J. Dolan and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications In light of Mr. Dolan’s experience as a member of Cablevision’s founding family, in his previous position with News 12 Networks and in various previous positions with Cablevision, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

THOMAS C. DOLAN

Age: 70

Director since June 2011

Mr. Thomas C. Dolan was Executive Vice President-Strategy and Development, Office of the Chairman of Cablevision from September 2008 until its sale in June 2016. He was Chief Executive Officer of Rainbow Media Corp. from April 2004 to April 2005 and Executive Vice President and Chief Information Officer of Cablevision from October 2001 until April 2005. He serves as a director of MSG Sports, Sphere Entertainment and MSG Entertainment and previously served as a director of MSG Networks until the merger of Sphere Entertainment with MSG Networks, and Cablevision. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Marianne Dolan Weber and Patrick F. Dolan, the uncle of Aidan J. Dolan and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications In light of Mr. Dolan’s experience as a member of Cablevision’s founding family and in various positions with Cablevision since 1987, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, Sphere Entertainment, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

BRIAN G. SWEENEY

Age: 58

Director since June 2011

Mr. Sweeney served as the President of Cablevision from April 2014 and Chief Financial Officer of Cablevision from March 2015 until its sale in June 2016. Previously, Mr. Sweeney served as the Senior Executive Vice President, Strategy and Chief of Staff of Cablevision from January 2013 to April 2014, Senior Vice President — Strategic Software Solutions of Cablevision from June 2012 to January 2013 and Senior Vice President — eMedia of Cablevision from January 2000 to December 2012. He serves as a director of MSG Sports, Sphere Entertainment and MSG Entertainment and previously served as a director of MSG Networks until the merger of Sphere Entertainment with MSG Networks, and Cablevision. Mr. Sweeney is the son-in-law of Charles F. Dolan and the brother-in-law of James L. Dolan, Kristin A. Dolan, Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan and the uncle of Aidan J. Dolan.

Key Skills & Qualifications In light of Mr. Sweeney’s experience in various positions with Cablevision since 1993, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, Sphere Entertainment, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

VINCENT TESE

Age: 80

Director since June 2016

Mr. Tese has been Chairman of ICE Clear Credit LLC since 2013. Mr. Tese was the Chairman of FCB Financial Holdings, Inc. (formerly known as Bond Street Holdings, LLC) from November 2009 to January 2019 and the Executive Chairman of FCB Financing Holdings, Inc. and its subsidiary, Florida Community Bank from January 2010 to January 2019. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987 and as Director of Economic Development for New York State from 1987 to December 1994. He is a director of MSG Sports, Sphere Entertainment and Claros Mortgage Trust, Inc. He also serves as a trustee of New York Presbyterian Hospital and New York University School of Law. Mr. Tese previously was a director of Gabelli Asset Management, National Wireless Holdings, Inc., The Bear Stearns Companies, Inc., Cablevision, MSG Networks and Mack-Cali Realty Corporation.

Key Skills & Qualifications In light of his experience as the chief executive officer of the New York State Urban Development Corporation, his other governmental service, his experience as the executive chairman of Florida Community Bank, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

MARIANNE DOLAN WEBER

Age: 65

Director since June 2022

Ms. Dolan Weber has been President of Heartfelt Wings Foundation since 2015 and a Member of the Board of Green Mountain Foundation Inc. since 2015. Ms. Dolan Weber currently serves as the manager of MLC Ventures LLC and served as Chairman of both the Dolan Family Foundation and the Dolan Children’s Foundation from 1999 to 2011 and Vice Chairman and Director of the Dolan Family Office, LLC from 1997 to 2011. Ms. Dolan Weber serves as a director of Sphere Entertainment, MSG Entertainment and MSG Sports and previously served as a director of the Company from 2011 to June 2021, Cablevision Systems Corporation from 2005 to 2016 and MSG Networks Inc. from 2010 to 2014. Marianne Dolan Weber is the daughter of Charles F. Dolan, the sister of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan, the sister-in-law of Brian G. Sweeney and Kristin A. Dolan, and the aunt of Aidan J. Dolan.

Key Skills & Qualifications In light of Ms. Dolan Weber’s experience as Chairman of the Dolan Family Foundation and the Dolan Children’s Foundation, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of the Company, MSG Sports, Sphere Entertainment, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that she should be elected to the Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm (the “independent auditors”) with respect to our operations for 2023. KPMG will audit our financial statements, including our internal control over financial reporting, for 2023. Representatives of KPMG will participate in the annual meeting to answer appropriate questions and to make a statement if they desire.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our organizational documents, the Board is submitting the selection of KPMG to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees for services rendered by KPMG, our independent registered public accounting firm, in 2022 and 2021:

	2022	2021

Audit fees (1)	$3,229,000	$3,129,000

Audit-related fees (2)	$ 183,000	$ 149,000

Tax fees (3)	$ 75,000	$ 64,000

All other fees (4)	$ 339,000	$ 170,000

(1)

Audit fees billed to and incurred by the Company consist of (i) services for work arising from the Company’s financial statement audit, including the integrated audit of internal control over financial reporting, (ii) statutory and separate Company audits of the financial statements of certain Company subsidiaries and (iii) reviews of the Company’s unaudited interim consolidated financial statements for quarterly periods.

(2)	Audit-related fees billed to the Company consisted principally of services relating to agreed-upon procedures and compliance, and employee benefit plan audits.

(3)	Tax fees billed to the Company consisted of fees for advisory services relating to state, federal and foreign tax matters and compliance services.

(4)	All other fees billed to the Company consisted of contract compliance and other permitted advisory services.

The Audit Committee’s pre-approval policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee provided that any such services are subsequently ratified by the entire Audit Committee. All of the services for which fees were disclosed under “Audit fees,” “Audit-related fees,” “Tax fees” and “All other fees” in the table above were pre-approved under the Audit Committee’s pre-approval policy.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Regulation 14A of the Exchange Act, we are seeking stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed under the “Executive Compensation Tables” section of this proxy statement.

The Company’s stockholders previously approved, in an advisory vote held at the 2018 annual meeting of stockholders, holding an advisory vote to approve the compensation of our Named Executive Officers once every three years. After considering feedback received from stockholders through our ongoing stockholder engagement, however, the Company has determined to increase the frequency of this vote by holding an advisory vote to approve the compensation of our Named Executive Officers annually, including this year, and currently expects to conduct the vote on a yearly basis going forward.

The Company values the opinions of its stockholders and, consistent with our record of stockholder engagement, will consider the outcome of the vote when making future compensation decisions. In considering your vote, we invite you to review the Company’s compensation philosophy and program under “Compensation Discussion and Analysis.” As described in the Compensation Discussion and Analysis, we believe that the Company’s executive compensation programs effectively ties a significant portion of compensation to the Company’s performance and provides a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.

We are asking our stockholders to vote “FOR” the adoption of the following resolution:

RESOLVED, that the stockholders of AMC Networks Inc. (“AMC Networks”) approve, on an advisory basis, the compensation of AMC Networks’ Named Executive Officers, as disclosed in AMC Networks’ Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives under the heading “Executive Compensation.”

Our Board and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and the holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

STOCKHOLDER PROPOSAL

PROPOSAL 4 — PROPOSAL REGARDING A POLICY ON EXECUTIVE STOCK RETENTION

In accordance with the rules of the SEC, we have set forth below a stockholder proposal, along with a supporting statement, that was submitted to the Company by Kenneth Steiner, a stockholder of the Company. Other than formatting changes, we are reprinting the stockholder proposal and accompanying supporting statement as they were submitted to the Company. The stockholder proposal and supporting statement contain assertions about the Company and other statements that we believe to be incorrect. We have not attempted to refute all of these inaccuracies and take no responsibility for the content of the stockholder proposal or supporting statement. The address and, to our knowledge, stock ownership of the stockholder proponent will be provided to any stockholder upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The stockholder proposal is required to be voted on at our 2023 annual meeting only if the proponent of the proposal, or a representative of the proponent who is qualified under Delaware law, participates in the 2023 annual meeting and presents the proposal for a vote. The stockholder proponent has advised the Company that the proponent or his qualified representative intends to present the proposal for a vote at the 2023 annual meeting.

Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote AGAINST this proposal for the reasons set forth below under “Company Statement in Opposition to Proposal 4.”

* * *

Proposal 4 — Executives to Retain Significant Stock

Proponent’s Supporting Statement

Shareholders urge that the AMC executive pay committee adopt a policy requiring senior executives to retain 50% of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy in next AMC annual meeting proxy. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by the AMC executive pay committee.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise AMC directors could maneuver to avoid the impact of this proposal.

This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus AMC executives on AMC’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The bottom has fallen out of the AMC stock price since its $66 price in June 2021. A vote for this proposal is a vote for an improved stock price.

Please vote yes:

Executives to Retain Significant Stock — Proposal 4

* * *

Company Statement in Opposition to Proposal 4

The Board opposes the stockholder proposal because it is not in the best interests of the Company or its stockholders. To the contrary, the Board believes that the Company’s current executive compensation policies and programs are appropriate and effective and align the interests of our executives with those of our stockholders without imposing an arbitrary stock retention requirement on executives.

As a company, we place great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company’s businesses and maximizing stockholder value. In particular, we believe that the majority of compensation should be “at-risk” and contingent on Company performance. In 2022, in-line with our commitment to aligning pay with Company performance, 85% of the total target compensation to Ms. Spade, who served as our CEO for part of 2022, and 75% of our other NEOs’ total target compensation was “at-risk.” As a result, a significant percentage of the value of compensation ultimately realized by our NEOs depends upon either the Company’s long-term performance against key performance measures that align with our business strategy or the direct performance of our stock and, thus, the interests of our stockholders.

Requiring executives to retain 50% of the stock they receive through equity compensation programs until reaching an arbitrary retirement age would be burdensome to our executives in a manner that is unnecessary for purposes of incentivizing long-term Company performance. Such a requirement is also inconsistent with current market practice among our peer group, which would put us at a competitive disadvantage relative to other entertainment companies to attract and retain talent and, therefore, require us to compensate executives in other less effective ways to remain competitive.

In addition, although not required under NASDAQ’s corporate governance rules, our Board has a standing Compensation Committee comprised only of directors who are “independent” under the rules of NASDAQ. We believe that our Compensation Committee is in the best position to structure effective and competitive executive compensation policies and programs that align with stockholder interests. In order to do that, the Compensation Committee must have the flexibility to take into account market practices and the Company’s strategic, operational and financial goals. Adoption of the stockholder proposal would unduly limit the Compensation Committee’s ability to exercise its business judgment.

Furthermore, our Insider Trading Policy prohibits all Company employees, directors and consultants (and any member of such person’s immediate family) from engaging in any short selling in any Company equity securities, including any short sales against the box and other speculative hedging transactions. Additional information about our Insider Trading Policy is set forth under “Company Insider Trading Policy; Trading Restrictions and Prohibitions,” beginning on page 54. As a further risk mitigation measure, our long-term incentive awards allow for clawback provisions to recoup executive compensation from executive officers.

The Board unanimously recommends that you vote AGAINST this proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, internal controls, and audit functions. Three independent Class A Directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Audit Committee has no material relationship with the Company under the Board’s independence standards and each is independent and financially literate under the listing standards of NASDAQ and under the SEC’s standards relating to independence of audit committees. In addition, the Board of Directors has determined that all of our Audit Committee members: Messrs. Van Zandt and Vogel, and Dr. Tow, satisfy the financial expertise requirements of NASDAQ and have the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm, KPMG, is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the consolidated financial statements to U.S. generally accepted accounting principles (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements and internal control over financial reporting with management and KPMG. The Audit Committee also has discussed with KPMG the matters required to be discussed under the applicable requirements of the PCAOB and the SEC. Finally, the Audit Committee has received the written disclosures from KPMG in accordance with the applicable requirements of the PCAOB regarding KPMG’s independence, and has discussed with KPMG its independence.

As part of its responsibilities for oversight of the risk management process, the Audit Committee has reviewed and discussed the Company’s risk assessment and risk management framework, including discussions of individual risk areas as well as a summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Service Provider and KPMG the overall scope of and plans for their respective audits. The Audit Committee meets with the Internal Audit Service Provider and KPMG in regular and executive sessions (with and without management), to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

The Audit Committee is also responsible for the approval of audit fees, and the Committee reviewed and approved all fees paid to KPMG. These fees are described under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee has adopted a formal policy for pre-approval of audit-related and non-audit services, which is briefly described under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee concluded that KPMG is independent from the Company and its management.

Based upon the reports, review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC. The Audit Committee has also retained KPMG as the Company’s independent registered public accountants for the fiscal year 2023. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year 2023.

Members of the Audit Committee

Carl E. Vogel (Chair)

Leonard Tow

David E. Van Zandt

Dated: April 21, 2023

COMPENSATION DISCUSSION AND ANALYSIS

AMC Networks’ executive compensation program emphasizes alignment of pay and performance through annual and long-term programs that provide performance-based incentives tied to key financial measures that we believe drive stockholder value and reward sustained achievement of our key financial goals.

This Compensation Discussion and Analysis provides a discussion of our compensation philosophy and 2022 program for the named executive officers (“NEOs” or “Named Executive Officers”) listed below. James L. Dolan served as our Interim Executive Chairman from December 5, 2022 through February 27, 2023 and is listed below as a Named Executive Officer for 2022 but did not receive any incremental compensation as Interim Executive Chairman and instead continued to be paid the same compensation that he was entitled to receive as a non-employee director of the Company. For details regarding Mr. Dolan’s compensation for 2022, please refer to the “2022 Director Compensation Table” section.

Christina Spade	Former Chief Executive Officer and Former Chief Operating Officer and Chief Financial Officer[1]

Matthew C. Blank	Former Interim Chief Executive Officer and Class A Director[2]

Patrick O’Connell	Executive Vice President and Chief Financial Officer

Joshua W. Sapan	Former Executive Vice Chairman[3]

James G. Gallagher	Executive Vice President and General Counsel

Kim Kelleher	Chief Commercial Officer[4]

James L. Dolan	Former Interim Executive Chairman

1

Ms. Spade served as the Company’s Chief Financial Officer until August 8, 2022, and Chief Operating Officer until September 9, 2022. Ms. Spade served as Chief Executive Officer from September 9, 2022 to November 28, 2022.

2

Mr. Blank served as Interim Chief Executive Officer until September 9, 2022. Mr. Blank was appointed to serve as a Class A Director on October 19, 2022. Please refer to the “2022 Director Compensation Table” section for a discussion of Mr. Blank’s compensation as a non-employee director of the Company.

3	Mr. Sapan served as Executive Vice Chairman until December 31, 2022.

4	Ms. Kelleher was promoted to Chief Commercial Officer on September 2, 2022.

EXECUTIVE SUMMARY

Business Highlights

Our Business

AMC Networks is a global entertainment company known for its popular and critically acclaimed content. We distribute our content to audiences globally on an array of distribution platforms, including linear networks and subscription streaming services, as well as through licensing arrangements. We have an extensive library of television and film properties that we own and control, including several storied franchises such as The Walking Dead Universe, Anne Rice catalog, and Agatha Christie library that are well-known to a global audience. We generate revenues primarily from fees charged to distributors that carry our various brands and content, the sale of advertising on our linear networks and digital ad-supported products, content licensing arrangements, brand licensing for consumer products, and increasingly, revenue from our portfolio of streaming services.

We have operated in the entertainment industry for more than 40 years, and over that time we have created targeted and focused video entertainment products that we own and operate and that are powered by distinguished brands, including AMC, AMC+, BBC AMERICA (which we operate through a joint venture with BBC Studios), IFC, SundanceTV, WE tv, Acorn TV, Shudder, Sundance Now, ALLBLK, HIDIVE and IFC Films. Our distinctive, critically-acclaimed content spans multiple genres, including drama, documentary, comedy, reality, anime, anthology, feature film and short form. Our content and our brands are well known and well regarded by our key constituents — our viewers and subscribers as well as distributors and advertisers. Our network, streaming and show brands have developed strong, dedicated followings within their respective targeted demographics, increasing their value to our key constituents. Through our AMC Studios in-house studio, production and distribution operation, we own and control a significant portion of the original scripted series that we deliver to viewers on our linear and streaming platforms. Our ability to produce and own high quality content has provided us with the opportunity to license our owned content to leading third-party platforms. Our owned content as well as the content that we license is distributed domestically and internationally across linear networks, digital streaming services, home video and syndication.

In the U.S., our programming networks are AMC, BBC AMERICA, IFC, SundanceTV and WE tv. Our deep and established presence in the industry and the recognition we have received for our content and brands through industry awards, critical acclaim and other honors lend us a high degree of credibility with content creators and producers, providing us with strong relationships with top creative talent and demand for our owned programming for distribution on third-party platforms. Our networks are distributed primarily through traditional and virtual multi-channel video programming distributors (“MVPDs”) and are available on every major U.S. distribution platform. Our programming strategy is to target audiences with high-quality, compelling stories and powerful brands, with shows like Better Call Saul, The Walking Dead, Anne Rice’s Interview with the Vampire, Anne Rice’s Mayfair Witches, Dark Winds and Lucky Hank, which resonate with critics and fans alike.

For the last several years, an increasing area of focus has been to establish a portfolio of targeted subscription streaming services. Our targeted streaming strategy is to serve distinct audiences and build loyal and engaged fan communities around each service. With our targeted approach, we are serving audiences with streaming offerings that are companions to (rather than competitive with) the larger general entertainment streaming services. As we assess the optimal level and mix of programming across our platforms, we will prioritize curation to provide compelling offerings that maximize impact on subscriber engagement and retention.

Our services include AMC+, our premium streaming bundle featuring an extensive lineup of popular and critically acclaimed programming from AMC, BBC America, IFC, and SundanceTV along with full access to targeted streaming services Shudder, Sundance Now and IFC Films Unlimited. Its library of commercial free content includes fan favorites Mad Men, Halt & Catch Fire, Hell on Wheels, Turn: Washington’s Spies, Rectify, Portlandia, and series from The Walking Dead Universe, among many others. Launched in 2020, AMC+ is available to customers through our direct to consumer (“DTC”) app, as well as through MVPDs and virtual MVPDs, and digital streaming platforms such as Amazon Prime Channels, Apple TV Channels and The Roku Channel.

Our targeted streaming offerings also include:

•	Acorn TV, our streaming service specializing in British and international television with exclusive new programs and a deep library of mysteries, dramas and comedies;

•

Shudder, serving subscribers with a premium selection in genre entertainment covering horror, thrillers and the supernatural and brings subscribers Hollywood favorites, cult classics and original series and critically acclaimed new genre films;

•	Sundance Now, offering cross-genre escapism for viewers seeking fresh perspectives, thought-provoking experiences and transportive journeys to far-off places;

•	ALLBLK, focused on Black content from Black storytellers; and

•	HIDIVE, an anime-focused streaming service offering a robust library of television series, movies, and original video animations.

The content on these platforms is a mix of licensed and owned originals, contributing to strong growth and a stable user base. We have launched several of our services, most notably AMC+, Acorn TV and Shudder, in key international markets, including Canada, the U.K., parts of Europe, South Korea, India, Australia and New Zealand. We will continue to be opportunistic in determining the most optimal monetization strategy for new international markets.

Internationally, we deliver programming that reaches subscribers in approximately 110 countries and territories around the world. The international division of the Company, AMC Networks International (“AMCNI”), consists of our premier AMC global brand as well as a portfolio of popular, locally recognized brands delivering programming in a wide range of genres.

We also operate IFC Films, a film distribution business that distributes independent narrative and documentary films under the IFC Films label as well as the IFC Midnight distribution label. IFC Films is known for attracting high-profile talent and distributing films that regularly garner critical acclaim and industry honors, including numerous Academy Award, Golden Globe, and Cannes Film Festival Award winning titles, and has been behind some of the most culturally impactful and successful independent film and documentary releases of all time. IFC Films also operates IFC Films Unlimited, a subscription streaming service comprised of a broad range of theatrically-released and award winning titles from its distribution labels.

Solid 2022 Performance Continues to Drive Long-Term Financial Results

For the past several years, the Company has been transforming itself from primarily a domestic linear TV networks business to a more diversified content-centric company. During this transition, the Company has continued to deliver solid financial results. While navigating a uniquely challenging operating environment in 2022 due to changes in the media industry, we continued to transform our business as evidenced by the strong growth of our streaming services, which represented a year-over-year aggregate subscriber growth of nearly 31%, as well as our digital and advanced advertising growth.

Key highlights for 2022 include:

•	Net revenues of $3.10 billion, reflecting an $18.9 million increase compared to the prior year

•	Operating income of $87 million, reflecting a $403 million decrease compared to the prior year

•	AOI(5)(7) of $738 million, reflecting a decrease of $77.7 million compared to the prior year

•	Cash provided by operating activities of $182 million

•	Free cash flow(6)(7)(8) of $103 million

Our incentive compensation is largely determined by successful performance against these financial measures and is designed to promote the creation of long-term stockholder value. Our annual incentive program (“Annual Incentive Program”) awards include not only these financial measures but also an assessment of each business unit’s achievement of certain strategic objectives.

The Compensation Committee has identified net revenues, AOI and free cash flow as the three key financial measures that promote the creation of long-term stockholder value. Investors and analysts use these measures to compare performance in the industry. In order to create a meaningful link between our performance and our NEOs’ compensation, these three financial measures are utilized in calculating the Company’s incentive compensation. The chart below provides the Company’s performance for these measures in 2020, 2021 and 2022.

The following are several of our 2022 achievements.

•	The Company achieved record full year net revenue of $3.10 billion in 2022, reflecting an $18.9 million increase compared to the prior year.

•

We ended 2022 with 11.8 million aggregate paid streaming subscribers across our AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE streaming services, representing year-over-year aggregate subscriber growth of nearly 31%.

[5]

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

[6]	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.
[7]	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.
[8]	From time to time, certain adjustments are made to neutralize the impact of certain business items upon free cash flow which are not forecasted in the Company’s budget.

•	We renewed six multi-year carriage agreements, with Charter, Altice, Philo, Mediacom and WOW! for continued carriage of U.S. channel portfolio and with Bell for continued carriage of AMC in Canada.

•

We tested an innovative new pricing and packaging offer with Verizon’s +play Early Access, where Verizon mobile and 5G Home customers were offered 12 months of Netflix Premium for free with the purchase of a 12-month subscription to AMC+.

•	We launched the AMC+ premium subscription bundle in Spain.

•	We launched the new Anne Rice Universe franchise with Anne Rice’s Interview with the Vampire, which became the #1 new series launch in AMC+ history and the #2 new basic cable drama in 2022.

•

We premiered the final season of The Walking Dead, which concluded with AMC+’s highest single day of viewership ever and which commanded the series’ highest pricing in its 11-year run, demonstrating high audience engagement advertiser demand for the franchise.

•	We renewed WE tv franchise hits Love After Lockup, Life After Lockup, Love During Lockup and Growing Up Hip Hop for new seasons.

•	We received awards recognition for our content, including:

•	Better Call Saul (AMC/AMC+) — Primetime Emmy, Golden Globe, Critics’ Choice, and People’s Choice Awards nominations and AFI TV and Saturn Awards wins.

•	The Walking Dead (AMC/AMC+) — People’s Choice and Saturn Awards Nominations.

•	Killing Eve (AMC+/BBC AMERICA) — Primetime Emmy Awards nominations and TV Choice Awards win.

•	This is Going to Hurt (AMC+) — Critics’ Choice and Independent Spirit Awards nominations and Gotham and TV Choice Awards wins.

•	State of the Union (AMC+, SundanceTV) — Primetime Emmy nominations and Creative Arts Emmy win.

•	Cooper’s Bar (AMC) — Primetime Emmy Awards nomination.

•	Happening (IFC Films) — Directors Guild of America Awards nomination and Gotham Awards win.

•	Bad Axe (IFC Films) — Oscars Shortlist and Critics’ Choice Documentary Award winner.

•	Corsage (IFC Films) — Oscars Shortlist, Independent Spirit, Satellite, and Gotham Awards nominations, and International Press Academy Awards win.

On November 28, 2022, the Company commenced a restructuring plan (the “Plan”) designed to achieve significant cost reductions in light of “cord cutting” and the related impacts being felt across the media industry as well as the broader economic outlook. The Plan encompasses initiatives that include, among other things, strategic programming assessments and organizational restructuring costs. The Plan is intended to improve the organizational design of the Company through the elimination of certain roles and centralization of certain functional areas of the Company. The programming assessments pertain to a broad mix of owned and licensed content, including legacy television series and films that will no longer be in active rotation on the Company’s linear or streaming platforms. As a result of the Plan, the Company recorded restructuring and other related charges of $449.0 million for the year ended December 31, 2022, consisting of content impairments of $403.8 million and severance and other personnel costs of $45.2 million. The Company expects to incur additional restructuring and other related charges in 2023 in connection with the Plan.

Strategic Priorities

Our strategy is to maximize the availability and profit potential of our broad array of content distribution platforms by building on our long history of creating and showcasing high-quality, brand defining and compelling content, and creating strong consumer engagement and affinity for our popular and award-winning entertainment brands. Our strategic priorities are:

Build a New Culture and Organization. As we continue to make our content available to audiences across an expanding array of platforms, it is critical we evolve our organization to reflect our increasingly technologically-driven and direct-to-consumer approach, while also honoring the company’s storied creative legacy. A key component of this evolution is ensuring we have an organizational structure and a culture that will enable us to maximize the value of our great content; support our sustained growth and profitability; and deliver value for our shareholders. For us, this means having a culture that is streamlined and collaborative; data-driven; cost-conscious; and moves and iterates quickly as we develop and pursue industry leading initiatives, from new content distribution strategies to innovative ad products. We believe building a new culture and organization is foundational to our ability to successfully execute on all of our strategic priorities and achieve our goals.

Continued Development of High-Quality Original Programming. We intend to continue developing strong high-quality original content across our linear networks and streaming services to optimize our distribution, advertising and content licensing revenue, further enhance our brands, strengthen our engagement with our viewers, subscribers, distributors and advertisers, and to build viewership and attract and retain subscribers for our streaming services.

Increased Ownership and Control of Content and Valuable Intellectual Property (IP). AMC Networks’ wholly-owned or majority-controlled library includes more than 6,000 episodes and 1,300 films, as well as more than 20,000 episodes of highly localized unscripted lifestyle content from our AMC Networks International business. In addition, we have storied titles and brands known to a global audience, such as The Walking Dead and the Anne Rice catalog, and we own a majority interest in the Agatha Christie library. By leveraging our library of titles and original content, we are able to enrich the content mix across all of our linear and streaming platforms. As some current content licensing deals with third parties expire, hundreds of hours of our popular and acclaimed shows and films will become an exclusive part of our owned and controlled library which we can then utilize across our various services or re-license to third parties, including critically acclaimed hit series, such as Halt and Catch Fire, Turn, and Rectify, as well as all 11 seasons of The Walking Dead, to be discovered and rediscovered by viewers and subscribers, driving growth and value across our portfolio.

Develop and Grow Targeted Streaming Offerings and Brands. Our targeted streaming strategy is to serve distinct audiences and build loyal and engaged fan communities around each service. With our targeted approach, we are serving audiences with streaming offerings that are companions to (rather than competitive with) the larger general entertainment streaming services. As we assess the optimal level and mix of programming across our platforms, we will prioritize curation to provide compelling offerings that maximize impact on subscriber engagement and retention. We have launched several of our services, most notably AMC+, Acorn TV and Shudder, in key international markets, including Canada, the U.K., parts of Europe, South Korea, India, Australia and New Zealand. We will continue to be opportunistic in determining the most optimal monetization strategy for new international markets.

Multi-Platform Content Monetization and Distribution. We distribute our content across other platforms so that our viewers can access our content where, when and how they want it. To that end, we have partnerships with all major streaming services and digital platforms, including Netflix, Hulu, Apple TV, Amazon Prime and Roku, to make our content available on various platforms permitting subscribers to access programs at their convenience, including electronic-sell-through (EST) and physical (DVD and Blu-ray) formats.

Growth and Innovation in Advertising. We continue to leverage our high-quality popular content on our networks to optimize our advertising revenue. In addition, we are embracing an array of new advertising opportunities, including an expanding and robust presence on free ad-supported streaming (FAST) and advertising video on demand (AVOD) platforms. To date, we have launched a total of 17 distinct channels featuring our content, in different configurations, across major FAST platforms, such as Pluto TV, Sling TV and Samsung TV Plus. We have increased the value of our linear and digital advertising inventory by establishing a leadership position in advanced advertising technologies, including addressable advertising and programmatic buying, to make it easier for a wider variety of advertisers to partner with us and to make the impressions they buy smarter and more effective. We have seen the number of advertisers utilizing these tools increase and our targeted audience advertising sales have grown as a result. In addition to our own initiatives, we are also participating in broader industry efforts focused on expanding the availability of addressable advertising. We believe our products enhance our value to advertisers through better targeting, data and measurement and we believe they will contribute to growth of our overall business in the mid and long term.

We continue to create opportunities for leading consumer brands to leverage the strength of our content and our proven ability to build and engage large, vibrant and passionate fan communities around our shows and franchises. Through an initiative called the AMC Networks “Content Room,” we offer brands and advertisers opportunities to reach fans of our shows and franchises in compelling and innovative ways including through custom short-form content, on social media platforms and through on-the-ground live events.

In 2022, the Company’s businesses made progress, which the Committee uses in assessing each business unit’s achievement of our strategic objectives. The Compensation Committee believes that the efforts and leadership of our senior management team, including our NEOs, have been critical to the Company’s accomplishments.

2022 Key Compensation Decisions

Taking into consideration the Company’s solid overall 2022 operational and financial performance despite the challenges in the media industry, including shifts in consumer behavior that are impacting the cable television business, the Compensation Committee made the following determinations for this year:

Topic	Committee Action	Committee Rationale

Annual Incentive Bonus Pool	Approved the 2022 annual incentive bonus payouts at 94.8%

To reflect the Company’s performance for 2022, the Compensation Committee approved the payout of the annual incentive bonuses to the NEOs at 94.8% of target, based on the Company’s overall corporate performance, which was calculated based on (i) the Company’s year-end financial metrics of net revenues, AOI and free cash flow against pre-established financial targets; (ii) achievement of year end streaming subscribers versus target and (iii) an assessment of the Company’s achievement of certain strategic objectives during the year.

2020-2022 Cash Performance Awards Payout	Certified Company’s achievement against performance objectives and approved payout at 109.4% for the Company’s 2020 cash performance awards

To reflect the Company’s financial performance over the three-year period of 2020 to 2022, the Compensation Committee certified and approved the performance of its cash performance awards, which was calculated by averaging the achievement of three one year performance periods (2020, 2021, and 2022) against the Company’s specified targets of AOI, net revenues and free cash flow measures and then adjusting the average by performance modifiers based on the Company’s share of linear subscribers and audience among a comparator group comprised of Warner Bros. Discovery, Scripps, the legacy Viacom companies of Paramount Global, A&E and Hallmark Channels at the end of the three-year performance period resulting in an overall payout of these awards at 109.4% of target.

Stockholder Engagement and Our Compensation-Related Stockholder Votes

The Company values feedback from our stockholders and regularly engages with stockholders to keep them informed on the evolving perspectives of the investor community. We engage with our stockholders on various matters, including Company performance and strategy, our Board and corporate governance practices, and our executive compensation program as well as environmental and social matters with a particular focus on diversity in the Company’s programming, workforce and leadership. Specifically, in 2022, we engaged with holders of a majority of our Class A Common Stock on these topics. These stockholder dialogues, focused on governance and compensation matters, are an important component of the Compensation Committee’s review of our executive compensation program.

The Compensation Committee believes that our executive compensation program closely links to our business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation.

Consistent with the results of the advisory vote on the frequency of the stockholder advisory vote on executive compensation held at the 2018 annual meeting of stockholders, the Company had previously determined to conduct an advisory vote on executive compensation, or “Say-on-Pay,” every three years, as permitted under SEC rules. However, in response to stockholder feedback, the Company has decided to increase the frequency of the vote by holding an advisory vote to approve the compensation of our Named Executive Officers this year and currently expects to conduct the vote on an annual basis going forward. See Proposal 3 for this year’s “say-on-pay” proposal.

In the Company’s most recent advisory “say-on-pay” proposal, which was held in 2022, 96% of stockholders (including 77% of the holders of our Class A Common Stock) voted to approve on an advisory basis the Company’s executive compensation.

Compensation Governance Practices

Our executive compensation program is governed by sound pay practices highlighted below that are maintained and reviewed by our Compensation Committee.

✓	Align pay and performance

✓	Majority of compensation is at risk

✓	Engage in rigorous target-setting process for incentive metrics

✓	Prohibit hedging and short sales by all employees

✓	Discourage pledging of Company stock and require pre-approval of trading by directors and executive officers

✓	No excise tax gross up provisions

✓	No dividends or dividend equivalents on unvested equity awards

✓	Include clawback provisions in our equity awards

✓	Stockholder feedback incorporated into compensation program reviews

✓	Retention of Pay Governance LLC, an independent compensation consultant

Philosophy and Objectives of Our Executive Compensation Program

The Company is a media and entertainment business comprised of dynamic and powerful brands. In support of our business objectives, the Company places great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company’s businesses and maximizing stockholder value. The Compensation Committee sets executive compensation, and seeks to offer both short and long-term incentive compensation programs that will provide competitive compensation, drive performance and encourage executive retention, guided by the following principles:

•	The majority of compensation for the Company’s executive officers should be at risk, i.e., contingent on Company performance;

•	Incentive compensation of the Company’s executive officers should be weighted more heavily on long-term rather than short-term accomplishments and results;

•	Equity-based compensation should be used when appropriate to align the interests of our executive officers with our stockholders’ interests; and

•

The overall executive compensation program should be competitive, equitable and structured so as to ensure the Company’s ability to attract, retain, motivate and reward the talented executives who are essential to the Company’s continuing success. Total target compensation, rather than individual compensation elements, is the Compensation Committee’s focus in designing the competitive compensation program.

The primary elements of 2022 executive compensation were base salary, an annual cash incentive award and long-term incentive awards in the form of RSUs, which vest ratably over three years, and cash performance awards that cliff vest at the end of three years. We target the elements of our compensation so that at least 75% of total target compensation for our NEOs is performance-based. In this way, a significant portion of the value ultimately realized by the executive depends upon the Company’s performance and can be considered at-risk compensation.

Elements of the Company’s Compensation Program

Our executive compensation program is designed to provide a mix of fixed and variable incentive awards, including short-and long-term incentives. The elements of our total direct compensation program for our NEOs for 2022, excluding any one-time promotional or new-hire awards, is described below. In 2022, Messrs. Blank and Sapan were not eligible to participate in our long-term incentive programs.

2022 NEO Total Direct Compensation Program Structure

Component		Pay for Performance Rationale	Performance Period
Base Salary		• Based on level and merit	N/A
Annual Cash Incentives

•  Based on the Company’s overall annual performance, which was calculated based on (i) the Company’s year-end financial metrics of net revenues, AOI and free cash flow against pre-established financial targets; (ii) achievement of year end streaming subscribers versus target and (iii) an assessment of the Company’s achievement of certain strategic objectives during the year.

One year

Long-Term Incentive Awards	Cash Performance Awards • 50% to each of Ms. Spade, Mr. O’Connell, Mr. Gallagher and Ms. Kelleher	• AOI • Net revenue • Free cash flow • Modifier based on Company’s share of linear subscribers and audience growth	Three one-year performance periods averaged and subject to modifier tied to three-year performance
	Restricted Stock Units (RSUs) • 50% to each of Ms. Spade, Mr. O’Connell, Mr. Gallagher and Ms. Kelleher	• Stock Performance	Vests ratably over three years

2022 CEO Annual Compensation Decision Mix*

2022 NEO Annual Compensation Decision Mix*

*

The percentages in the 2022 CEO Annual Compensation Decision Mix are based on Ms. Spade’s compensation in 2022, excluding severance payments in connection with her departure as CEO. The average percentages in the 2022 NEO Annual Compensation Decision Mix exclude (i) Mr. Dolan, who did not receive incremental compensation for service as Interim Executive Chairman and instead continued to be paid only for service as a non-employee director and (ii) Mr. Sapan, who did not receive long-term incentive compensation awards in 2022. The calculations exclude one-time awards.

2022 Performance Metrics

A significant percentage of total compensation generally is allocated to at-risk compensation in accordance with the Compensation Committee’s philosophy as described above. The Compensation Committee reviews historical Company compensation, other information provided by the Compensation Committee’s independent compensation consultant and other factors, such as each executive officer’s experience, performance and length of service, to determine the level and mix of compensation for executive officers, by position and grade level, that the Compensation Committee has deemed appropriate. The allocation between cash and equity compensation and short and long-

term compensation is designed to provide a combination of fixed and at-risk compensation that is related to the achievement of the Company’s short-term and long-term objectives.

Generally, the performance metrics for the Company’s incentive compensation have been based on the Company’s net revenues, AOI and free cash flow. The Compensation Committee believes that these are the key measures for evaluating our NEOs’ effectiveness in executing the Company’s strategy as these are the common performance measures used by the Company’s investors and analysts to evaluate the Company’s operating performance. The Compensation Committee believes that successful performance against these measures promotes the creation of long-term stockholder value.

•

Net revenue is important to the creation of long-term stockholder value because it is a reflection of management’s ability to grow our top line through growth in distribution, advertising and other revenue.

•	AOI is important because it reflects our ability to control costs and generate income through our operations to invest in our current businesses as well as new opportunities.

•	Free cash flow reflects our ability to generate cash for our stockholders after we have made the necessary investments in our current operations to ensure they continue to perform.

In connection with the annual incentive award payout, the Committee considers these financial measures for each of our business units as well as an assessment of each business unit’s achievement of certain strategic objectives. The level at which cash performance awards are earned is tied to the Company’s performance measured by these financial measures over three one-year periods.

2022 COMPENSATION DECISIONS

Employment Agreements

We generally enter into employment agreements with our senior executives when the Compensation Committee determines that it is appropriate to attract or retain an executive. As discussed in greater detail below under Executive Compensation Tables, “Employment Agreements,” much of the NEOs’ compensation is determined in accordance with their employment agreements.

On August 4, 2022, the Company hired and entered into an employment agreement with Patrick O’Connell, effective as of August 8, 2022, providing for Mr. O’Connell’s employment as our Executive Vice President and Chief Financial Officer. On August 4, 2022, the Company entered into an employment agreement with Christina Spade, effective as of September 9, 2022, providing for Ms. Spade’s employment as our Chief Executive Officer.

On September 2, 2022, the Company entered into an employment agreement with Kim Kelleher, effective on the date thereof, providing for her employment as Chief Commercial Officer. In addition, on October 19, 2022, the Company entered into a new employment agreement with James Gallagher providing for his continued employment as our Executive Vice President and General Counsel.

The Compensation Committee believes that entering into employment contracts with our senior executives provides management stability and helps ensure that the Company has the continuity to achieve our strategic objectives. The Compensation Committee further recognizes that the entertainment industry standard practice is for executives to have employment agreements. Each of the NEOs has demonstrated strong performance and willingness to take on greater responsibilities as the Company evolves and their employment agreements are designed to ensure their continued

contributions to the Company. For additional details about these employment agreements, please refer to the “Employment Agreements” section which is on pages 63 to 77 of this Proxy Statement.

Base Salaries

Base salaries for our executives have been set at levels that are intended to reflect the competitive marketplace in attracting and retaining quality executives. The Compensation Committee currently reviews the salaries of the executive officers at least annually. The Compensation Committee evaluates each executive’s performance and experience and based on this evaluation and in accordance with the terms of the employment agreements, the Compensation Committee, in its discretion, may increase base salaries for the executive officers over time. Each of the employment agreements of our NEOs contains a minimum base salary level. For information regarding these minimum base salary levels, please see Executive Compensation Tables, “Employment Agreements” below.

The base salaries paid to the NEOs in 2022 were as follows: Ms. Spade — $1,247,945; Mr. Blank — $1,375,342; Mr. O’Connell — $320,000; Mr. Gallagher — $850,000; and Ms. Kelleher — $1,300,000. Effective as of September 9, 2022, Ms. Spade’s base salary was increased from $1,250,000 to $1,750,000 in connection with her appointment as Chief Executive Officer. Effective as of September 2, 2022, Ms. Kelleher’s base salary was increased to $1,300,000 in connection with her appointment as Chief Commercial Officer. Effective as of April 1, 2022, Mr. Gallagher received a merit increase of approximately 6%, resulting in his base salary increasing from $800,000 to $850,000. See footnote 1 to Executive Compensation Tables, “Summary Compensation Table” for additional information regarding the 2022 base salaries.

Annual Cash Incentives

Annual cash incentive awards are designed to link executive compensation directly to the Company’s performance and provide incentives and rewards for excellent business performance during the year. All members of management, including the NEOs (other than Mr. Dolan), participate in the Company’s Annual Incentive Program.

NEO Annual Incentive Award Target Setting

Each employee who is eligible for an annual cash incentive award is assigned a target annual incentive award equal to a percentage of that employee’s annual base salary. For 2022, target awards were set as a percentage of the base salary earned during 2022.

The target annual cash incentive awards are determined based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to the Company. In addition, each of the employment agreements of Mses. Spade and Kelleher and Messrs. Blank, O’Connell, Sapan and Gallagher contains a target annual incentive award level. The Compensation Committee currently reviews the target award levels of the executive officers and going forward intends to do so at least annually. The Compensation Committee evaluates each such executive’s performance and experience, and, based on this evaluation and in accordance with the terms of the employment agreements, the Compensation Committee, in its sole discretion, determines target annual incentive award levels for the executive officers. Target annual incentive awards for NEOs in 2022 (expressed as a percentage of earned base salary), were as follows: Ms. Spade — 175/200%; Mr. Blank — 200%; Mr. O’Connell — 100%; Mr. Sapan — 200%; Mr. Gallagher — 100%; and Ms. Kelleher — 75/125%. For information regarding these target annual incentive award levels, see Executive Compensation Tables, “Employment Agreements,” below.

In connection with Ms. Spade’s promotion to Chief Executive Officer of the Company, her target annual incentive award (expressed as a percentage of earned base salary) was increased from 175% to 200%. For those earnings earned prior to her promotion, her target annual incentive award (expressed as a percentage of earned base salary) was calculated at 175% and for those earnings after her promotion on September 9, 2022, her earnings were calculated at 200%. In connection with Ms. Kelleher’s promotion to Chief Commercial Officer, her target annual incentive award (expressed as a percentage of earned base salary) was increased to 125% beginning on September 2, 2022. However for 2022, Ms. Kelleher received a composite incentive compensation payment, which payment was proportionality calculated based on the terms of the Company’s ad sales commission program and a target bonus of 75% for the portion of the year up to September 2, 2022 and 125% of actual salary dollars earned from September 2, 2022 to the end of the year.

2022 Annual Incentive Program Awards

The payment of annual incentive awards under the Annual Incentive Program is based upon the satisfaction of one or more performance objectives established by the Compensation Committee for Company performance and the performance of the employee’s specific business unit. For individuals who hold corporate-wide positions at the Company such as our executive officers, the Annual Incentive Program performance objectives are predominantly based on the Company’s financial performance (net revenues, AOI and free cash flow), the achievement of its streaming subscribers versus target and an assessment of Company performance against goals, strategies, operating performance and growth initiatives. In February 2022, after reviewing the Company’s 2022 business plan, the Company’s Compensation Committee determined that it was appropriate to increase the weighting of the streaming subscriber target to 25% and reduce the weighting of AOI to 15% believing that the streaming subscriber target should have more significant weight due to the importance of this Company goal for 2022. Taken together, the Company achieved a performance level of 94.8% of target in 2022 under the Annual Incentive Program.

The Company’s achievement of 94.8% of target was generally attributable to a combination of factors, among them (i) achievement of financial metrics including (a) $18.9 million growth in revenues, which met the threshold condition and slightly underperformed the target (b) meeting its AOI targets with $738 million in AOI, and (c) reaching 11.8 million subscribers representing year-over-year aggregate subscriber growth of nearly 31%, which met the threshold condition and slightly underperformed the target and (ii) the decision by the Committee to weight the Company’s performance of its strategic goals at 75% due to a challenging media industry environment while recognizing the following Company achievements (a) the Company’s satisfactory performance of its advertising business, (b) the successful conclusions of The Walking Dead and Better Call Saul, which garnered commercial and critical success; (c) the successful launch of the Anne Rice Universe franchise with Anne Rice’s Interview with the Vampire; (d) the renewal of several major multi-year carriage agreements, including with Charter, Altice, Philo, Mediacom, WOW! and Bell; and (e) the continued launch of our FAST channels, of which we have a total of 17 to date.

Annual Incentive Plan Utilizes Weighted Criteria Central to Strategy and Value-Creation

	Weighting	Key Performance Highlights

Net Revenues		• Slight underperformance, generating 1% growth

AOI		• Met AOI target, resulting in 9.5% decrease, due to decision to increase commitment in content and marketing spend

Free Cash Flow		• Met free cash flow target in 2022

Streaming Subscriber Target		• Slight underperformance of our streaming services resulting in 11.8 million subscribers representing year-over-year aggregate subscriber growth of nearly 31%

Strategic Goals

•  75% achievement of goals due to challenging media environment but achievement of certain goals, including:

•   Satisfactory performance of advertising business

•   Successful conclusions of The Walking Dead and Better Call Saul

•   Successful launch of the Anne Rice Universe franchise with Anne Rice’s Interview with the Vampire

•   Renewal of several major multi-year carriage agreements

•   Continued launch of our FAST channels, of which we have a total of 17 to date

The Committee decided to pay the participating NEOs under the 2022 Annual Incentive Program at 94.8% of target.

2022 Annual Incentive Award Payouts

Based on the performance under the Annual Incentive Program, the 2022 annual incentive awards were paid by the Company to the participating NEOs as shown in the table below:

NEO	Eligible Earnings	Target Bonus as % of Base Salary	Target Bonus	Earned Annual Incentive Program Award of Target	Actual Annual Incentive Award

Christina Spade	$1,239,726	175% & 200%	$2,265,411	94.8%	$2,147,610

Matthew C. Blank	$1,375,342	200%	$2,750,684	94.8%	$2,607,648

Patrick O’Connell*	$400,000	100%	$800,000	94.8%	$758,400

Joshua W. Sapan	$2,000,000	200%	$4,000,000	94.8%	$3,792,000

James G. Gallagher	$850,000	100%	$850,000	94.8%	$805,800

Kim Kelleher	$1,135,000	75% & 125%	$1,067,917	94.8%	$1,012,385

*	Mr. O’Connell’s actual annual incentive award amount represents a contractual new-hire target for a 2022 bonus payout of $800,000, adjusted for actual performance.

Long-term Incentives

Long-term incentives represent a substantial portion of our NEO’s total compensation. For 2022, our long-term incentive program for participating executives consisted of two elements: cash performance awards and RSUs. These long-term incentives are awarded to members of management based upon each individual’s grade level. For each Ms. Spade, Mr. O’Connell, Mr. Gallagher and Ms. Kelleher, their long-term incentive awards were comprised of 50% of the value in cash performance awards and 50% of the value in RSUs. Ms. Spade also received a special award of RSUs in connection with her appointment to CEO. As noted, Messrs. Blank and Sapan did not participate in the long-term incentive program in 2022.

Cash Performance Awards

In 2022, our executive compensation program provided an annual grant of three-year cash performance awards to each participating executive officer and other members of management to be earned on the basis of performance of the Company relative to pre-established financial goals. Each recipient is eligible to receive a target cash performance award for the three-year vesting period, the amount of which depends on the employee’s grade level and employment agreement, if any. To the extent that the Company’s target performance objectives are achieved and the recipient is continuously employed through the payment date, eligible employees may receive payouts greater than or less than (or none of) their target cash performance award.

Due to ongoing competitive and dynamic challenges in the industry, which have continued to make multi-year performance targets unfeasible and potentially counter-productive, and the Committee’s desire to retain ambitious financial targets, the Compensation Committee has designed the long-term cash performance awards with three one-year performance periods with the performance conditions for each year set at the beginning of such year (as opposed to a single three-year performance period in which the performance conditions are set at the beginning of that period). By setting performance conditions each year, the Committee can pivot for strategic re-alignment in response to new market entrants, increased competition for talent and similar changes in the industry. Each one-year performance period will be subject to achievement of specified targets of AOI, net revenues and free cash flow. These performance targets are intended to measure the Company’s ongoing operating performance and will be subject to various adjustments, including for acquisitions and dispositions and investments in new business initiatives not contemplated at the time the performance objectives are formulated and will exclude all charges for long-term performance-based compensation. The percentage of target earned in each of the three years (which may not exceed 115% of target for each of 2022 and 2023 and has not yet been set for 2024 but may not exceed an upper limit of 150% of target) will be averaged at the end of the third year and adjusted by performance modifiers based on (i) the Company’s share of linear subscribers among a comparator group measured over the full three-year period and (ii) the Company’s share of audience among a comparator group over the full three-year period. The Company selected linear subscribers and audience among a comparator group because these measures are directly related to the Company’s heightened focus on content creation and retaining its linear subscribers. The comparator group for its linear subscriber growth and audience for the 2022 three-year performance modifiers are comprised of Warner Bros. Discovery, Paramount Global (formerly known as ViacomCBS), Scripps, A&E and Hallmark Channels, the Company’s direct competitors in the basic cable universe within the content and subscription linear services market. Each of the modifiers have the ability to reduce or increase the three-year average performance by up to +/- 5% (+/- 10% in the aggregate).

On April 24, 2023, the Compensation Committee changed one of the three-year performance modifiers that it had adopted in March 2022 with respect to the 2022 cash performance awards and March 2021 with respect to the 2021 cash performance awards from a streaming subscriber target to audience growth due to the Company’s shift in strategic direction made at the beginning of 2023.

This cash performance award design enables the Company to continue to achieve the intended goals of its long-term incentive plan — alignment with Company performance and retention of key executives — while providing the flexibility to set appropriate annual incentive goals in an increasingly changing media landscape. Further, combining a performance modifier wrapped around three one-year measures enables the Company to annually set meaningful and challenging business goals while maintaining a long-term focus toward audience development, which remains a key factor in the future success of the Company.

2022 Cash Performance Award Grants. In March 2022 (unless otherwise noted in the table), the Compensation Committee granted cash performance awards to the following participating NEOs in the following target amounts:

NEO	Cash Performance Awards (at target)
Christina Spade	$1,875,000
Patrick O’Connell(1)	$600,000
James G. Gallagher	$1,250,000
Kim Kelleher(2)	$500,000

(1)

The Compensation Committee granted Mr. O’Connell’s cash performance award on October 19, 2022 in the amount of $600,000 following Mr. O’Connell’s commencement of employment as our Chief Financial Officer on August 8, 2022.

(2)

The Compensation Committee granted Ms. Kelleher’s cash performance award on March 10, 2022 in the amount of $375,000. The Compensation Committee granted Ms. Kelleher’s an additional cash performance award on October 19, 2022 in the amount of $125,000, in connection with her promotion to Chief Commercial Officer on September 2, 2022.

Cash Performance Awards — Performance Results for 2022 (2020-2022 CPAs)

The 2022 annual performance targets for the cash performance awards set forth in the table below were derived from the Company’s strategic plan and represent year one for the 2022 cash performance awards, year two for the 2021 cash performance awards and year three for the 2020 cash performance awards. We believe that our strategic plan, and consequently the 2022 annual performance targets set by the Compensation Committee, reflect desired above-market performance. In determining the threshold levels of performance, the Company’s strategic plans and the degree of difficulty in achieving the targets, including a comparison with analysts’ published projections of our growth as well as the projected growth of some of our competitors, were considered. The portion of the cash performance awards tied to the 2022 performance year was determined as follows: a threshold performance of 80% of target would result in earning 80% of target and a performance of 115% of target or better would result in earning 115% of target. For purposes of determining the average three-year performance under the award (before the +/- 10% modifier is applied), 0% will be earned in respect of the first performance year for performance below threshold. Performance between threshold and target and between target and maximum will be established by linear interpolation. The Compensation Committee believed that the lowest levels on the sliding scale of the 2022 annual performance metrics for the 2020-2022 cash performance awards would likely be achieved, although there was no assurance this would occur. The Compensation Committee had the authority to amend or waive the 2022 annual performance targets under the cash performance awards and to make interpretations thereof and adjustments thereto subject to the award agreement.

On March 1, 2023, the Compensation Committee determined the Company’s achievement against the 2022 annual performance objectives of AOI, net revenue and free cash flow for the 2020-2022 cash performance awards. The following table shows actual performance with respect to each of the 2022 annual performance objectives relative to the targets established by the Compensation Committee in March 2022 and the resulting percentage achieved for 2022. Such percentage amount will be averaged with the percentage earned in each of the other two performance years for each tranche of cash performance awards against annual performance objectives and adjusted by the three-year performance modifier as described above.

($000s)	2022 Target	Financial Performance Range	Actual 2022 Performance(4)	Actual Performance v. Target	Weighting (2020 CPAs)	Weighting (2021/2022 CPAs)	Weighted Performance Factor (2020 CPAs)	Weighted Performance Factor (2021/2022 CPAs)

AOI(1)(2)	$733	$586 – $ 843	$755	103%	40%	40%	41.2%	41.2%

Net Revenue	$3,206	$2,565 – $ 3,687	$3,134	98%	20%	30%	19.5%	29.3%

Free Cash Flow(2)(3)	$97	$78 – $ 112	$103	105%	40%	30%	42.1%	31.6%

Performance Achieved for 2022 (2020 CPAs)								102.8%

Performance Achieved for 2022 (2021-2022 CPAs)								102.1%

Percentage Earned for 2020 CPAs (based on sliding earn-out scale discussed above)								109.4%

Percentage Earned for 2021-2022 CPAs (based on sliding earn-out scale discussed above)								102.1%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	The Company defines free cash flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s cash performance awards, certain adjustments were made to neutralize the impact of certain business items upon the 2022 annual performance objectives which were not forecasted in the Company’s budget.

Cash Performance Awards — Performance Results for 2021 (2020-2021 CPAs)

On March 1, 2022, the Compensation Committee determined the Company’s achievement against the 2021 annual performance objectives of AOI, net revenue and free cash flow for the 2020 and 2021 cash performance awards. The following table shows actual performance with respect to each of the 2021 annual performance objectives relative to the targets established by the Compensation Committee in March 2021 and the resulting percentage achieved for 2021. Such percentage amount will be averaged with the percentage earned in each of the other two performance years for each tranche of cash performance awards against annual performance objectives and adjusted by the three-year performance modifier as described above.

($000s)	2021 Target	Financial Performance Range	Actual 2021 Performance(4)	Actual Performance v. Target	Weighting (2020 CPAs)	Weighting (2021 CPAs)	Weighted Performance Factor (2020 CPAs)	Weighted Performance Factor (2021 CPAs)

AOI(1)(2)	$731	$585 – $ 841	$774	105.9%	40%	40%	42.3%	42.3%

Net Revenue	$2,873	$2,299 – $ 3,304	$3,033	105.5%	20%	30%	21.1%	31.7%

Free Cash Flow(2)(3)	$177	$142 – $ 204	$230	115%	40%	30%	46.0%	34.5%

Performance Achieved for 2021 (2020 CPAs)								109.4%

Performance Achieved for 2021 (2021 CPAs)								108.5%

Percentage Earned for 2020 CPAs (based on sliding earn-out scale discussed above)								109.4%

Percentage Earned for 2021 CPAs (based on sliding earn-out scale discussed above)								108.5%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	The Company defines free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s cash performance awards, certain adjustments were made to neutralize the impact of certain business items upon the 2021 annual performance objectives which were not forecasted in the Company’s budget, such as the settlement of the Darabont litigation.

Cash Performance Awards — Performance Results for 2020 (2020 CPAs)

On April 16, 2021, the Compensation Committee determined the Company’s achievement against the 2020 annual performance objectives of AOI, net revenue and free cash flow for the 2020 cash performance awards. The following table shows actual performance with respect to each of the 2020 annual performance objectives relative to the targets established by the Compensation Committee in March 2020 and the resulting percentage achieved for 2020. Such percentage amount will be averaged with the percentage earned in each of 2021 and 2022 against annual performance objectives and adjusted by the three-year performance modifier as described above.

($000s)	2020 Target	Financial Performance Range	Actual 2020 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$864	$691 – $ 994	$790	91%	40%	36.6%

Net Revenue	$2,986	$2,389 – $ 3,433	$2,834	95%	20%	19.0%

Free Cash Flow(2)(3)	$434	$347 – $ 499	$686	158%	40%	63.0%

Performance Achieved for 2020 (2020 CPAs)						118.6%

Percentage Earned for 2020 CPAs (based on sliding earn-out scale discussed above)						101.6%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	The Company defines free cash flow, a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s cash performance awards, certain adjustments were made to neutralize the impact of certain business items upon the 2020 annual performance objectives which were not forecasted in the Company’s budget.

2020 Cash Performance Awards — 3-Year Performance Modifier and Final Payout Amounts

In connection with its 2020 CPAs, in addition to three one year performance periods (2020, 2021, 2022), the Company established two performance modifiers based on the Company’s share of linear subscribers (the Distribution modifier) and audience (the Consumption modifier) among a comparator group comprised of Warner Bros. Discovery, Scripps, the legacy Viacom companies of Paramount Global, A&E and Hallmark Channels at the end of the three-year performance period as compared to the beginning of the performance period. The table below shows the modifier results measured at the end of the three year period. The Distribution modifier was above target, resulting in a 0.5% positive adjustment and the Consumption modifier was above target, resulting in a 4% positive adjustment.

The following table shows the average of the annual performance objectives established by the Compensation Committee for each performance year included in the 2020 CPA performance period and the modifier used in calculating the aggregate weighted performance payout of shares at 109.4% of target in March 2023.

Annual Result

Year One (2020)	101.6%

Year Two (2021)	109.5%

Year Three (2022)	102.9%

Average	104.7%

Modifier	104.5%

Three Year Result	109.4%

Based upon the Company’s performance, as shown in the table above, the 2020 CPAs paid out at 109.4% of target in March 2023, which resulted in the following cash payment being made to each of the participating NEOs as follows: (i) Mr. Sapan: $9,189,600; (ii) Mr. Gallagher: $820,500; and (iii) Ms. Kelleher: $410,250. The other NEOs did not hold 2020 CPAs.

Restricted Stock Units

Under our executive compensation program, long-term incentive grants of RSUs are made to participating executive officers and certain other members of management pursuant to the Company’s 2016 Employee Stock Plan. The majority of our 2022 RSU awards were granted on March 10, 2022 and vest ratably over a three-year vesting period. The Committee believes that this vesting schedule provides the Company with an effective recruitment tool, conforms to industry practice and is appropriately balanced by the three-year cliff vesting of the cash performance awards.

In March 2022 (unless otherwise noted below), the Compensation Committee granted RSUs to the participating NEOs in the following amounts:

NEO	RSU Awards(1)	Grant Date Fair Value(2)

Christina Spade(3)	45,866	$ 1,821,798

Patrick O’Connell(4)	27,998	$ 617,916

James. G. Gallagher	30,578	$ 1,214,558

Kim Kelleher(5)	9,174	$ 364,391

(1)	Except as noted herein, the RSU awards granted in March 2022 will vest ratably over a three-year vesting period subject to continued employment.

(2)

The grant date fair value listed above is calculated in accordance with FASB ASC Topic 718 using a share price of $39.72 on March 10, 2022 as its grant value. A 20-trading day average share price was used to determine the number of shares granted to executive officers.

(3)	Ms. Spade also received a special equity award of 193,237 RSUs on August 5, 2022 in connection with her appointment as Chief Executive Officer.

(4)

Mr. O’Connell’s RSUs were granted on October 19, 2022. The grant date fair value listed above is calculated in accordance with FASB ASC Topic 718 using a share price of $22.07 on October 19, 2022 as its grant value.

(5)

Ms. Kelleher received a supplemental grant of 5,833 RSUs on October 19, 2022. The grant date fair value of $128,734 is calculated in accordance with FASB ASC Topic 718 using a share price of $22.07 on October 19, 2022 as its grant value.

On August 5, 2022, the Compensation Committee granted Christina Spade 193,237 RSUs as a special equity award in connection with her appointment as Chief Executive Officer. Upon Ms. Spade’s departure as Chief Executive Officer, the RSUs vested. The grant date fair value for these RSUs is $5,590,346 and is calculated in accordance with FASB ASC Topic 718 using a share price of $28.93 on August 5, 2022. A 20-trading day average share price was used to determine the number of shares granted to Ms. Spade.

Additional information regarding RSUs for the NEOs during 2022 is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table under “Executive Compensation Tables” below. More information regarding other equity grants for the NEOs appears in the Outstanding Equity Awards at December 31, 2022 table under “Executive Compensation Tables” below.

COMPENSATION DECISION PROCESS AND COMPENSATION POLICIES

Role of Compensation Committee

The Compensation Committee oversees the design and administration of AMC Networks’ compensation and benefits policies and programs. Among its duties, the Compensation Committee is responsible for (1) establishing our general compensation philosophy and, in consultation with management, overseeing the development and implementation of compensation programs; (2) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers of the Company; (3) evaluating the CEO’s and other executive officers’ performance in light of those goals and objectives and determining and approving their compensation levels based upon those evaluations; (4) evaluating the competitiveness of each executive officer’s total compensation package; (5) administering our stockholder approved compensation plans; and (6) overseeing the activities of the committee or committees administering our benefit and retirement plans.

The Compensation Committee is supported in its work by the People and Culture Department and the Committee’s independent executive compensation consultant as described below. Based upon a review of performance and historical compensation, recommendations and information from members of management, and discussions with the compensation consultant, the Compensation Committee determines and approves compensation for the executive officers, which includes making recommendations to the full Board for its approval of compensation for the Company’s executive officers (other than the CEO).

The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.amcnetworks.com.

Role of Independent Compensation Consultant

In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. Our Compensation Committee utilizes the services of an independent compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives.

In August 2011, after a full review and selection process, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to serve as its independent compensation consultant. Pay Governance reports directly to our Compensation Committee, and, at the request of the Compensation Committee, Pay Governance meets with members of our management from time to time for purposes of gathering information on management proposals and recommendations to be presented to our Compensation Committee.

The following is a description of the services provided by Pay Governance as the Compensation Committee’s consultant:

•	Attended all Compensation Committee meetings;

•	Provided information, research and analysis pertaining to the executive compensation program for 2022;

•	Regularly updated the Compensation Committee on market trends, changing practices and legislation pertaining to compensation;

•	Assisted the Compensation Committee in making pay determinations for the Interim Executive Chairman, CEO and the other executive officers;

•	Advised on the design of the executive compensation program and the competitiveness of individual compensation targets and awards; and

•	Provided advice and recommendations that incorporated both market data and Company-specific factors.

During 2022, Pay Governance provided no other services to the Company.

The Compensation Committee believes that Pay Governance’s work did not raise any conflict of interest during 2022. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rules regarding compensation advisor independence. Although such independence rules are not applicable to the Company because it is a controlled company, the Compensation Committee believes that Pay Governance nonetheless satisfies the independence factors provided in such rules.

Role of Management

The Compensation Committee reviews the performance and compensation of the Interim Executive Chairman and the CEO and, following discussions with Pay Governance and a review of market competitive data, establishes compensation for each. The management of the Company assists the Compensation Committee and Pay Governance as described above. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, management provides to the Compensation Committee, either directly or through the compensation consultant, management’s recommendations on the compensation for executive officers other than the CEO. These recommendations are influenced by the CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews management’s recommendations and approves any compensation changes affecting our executive officers, as it determines in its sole discretion.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Compensation Committee believes mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term.

Management and the Compensation Committee do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Benchmarking

To ensure we provide compensation comparable to that offered by other leading companies in our industry, we compare the Company’s executive compensation levels against an appropriate peer group of companies tailored for specific NEOs. As part of the Compensation Committee’s review of 2022 compensation, Pay Governance assisted the Compensation Committee in: (1) determining the appropriate peer group to be used for competitive comparisons (the “Corporate Peer Group”); (2) assessing executive compensation in comparison with the Corporate Peer Group and in light of the Company’s performance; and (3) reviewing the Company’s equity and cash-based executive incentive programs, taking into account evolving market trends.

On December 9, 2021, the Compensation Committee reviewed the Corporate Peer Group used in 2021. The Committee decided not to add or remove companies from the 2021 peer group and retained the same Corporate Peer Group for 2022.

2022 Corporate Peer Group

Warner Bros. Discovery (f/k/a Discovery Communications, Inc.)	Sirius XM Holdings, Inc.

Electronic Arts Inc.	Take-Two Interactive Software Inc.

Fox Corporation	Paramount Global

Lions Gate Entertainment Corp.	World Wrestling Entertainment Inc.

Nexstar Media Group, Inc.

The Corporate Peer Group includes companies with significantly larger market capitalizations than the Company because there are not a sufficient number of peers with similar market capitalizations in our industry to develop a broadly representative peer group. Therefore, the Committee determined that market capitalization should only be one of many factors considered when selecting a peer group. Revenues, lines of business and sources and competition for talent are also important and, thus, Fox Corporation and Paramount Global, are included in the Company’s Corporate Peer Group for 2022. This Corporate Peer Group differs from that used in the stock performance graph contained in the Annual Report on Form 10-K.

In connection with the review of 2022 compensation, Pay Governance presented to the Compensation Committee a comparison of total compensation and each of its components with the median in each position’s peer group. The Compensation Committee set a general guideline for total target compensation, over time, at a range from the median to the 75th percentile of the applicable peer group, reserving for the Compensation Committee the flexibility to recognize differences by individual. The Company competes for talented executives in a highly-compensated industry. The Compensation Committee believes that this range is appropriate in light of the competitive nature of the Company’s businesses as well as the Company’s and its management’s performance. The Compensation Committee believes that these guidelines for total target compensation provide a useful point of reference, along with the other factors described above, in administering the Company’s executive compensation program. For 2022, after considering individual performance and scope of responsibilities, the Compensation Committee believes that all NEOs are assigned total target compensation levels consistent with the compensation philosophy.

Benefits

Our executive officers are generally eligible to participate in the same retirement plans, health and welfare benefit plans and other voluntary benefit plans made available to other benefits-eligible employees of the Company, including, for example, medical, dental, vision, life insurance and disability coverage.

Defined Contribution Plans

The Company maintains the AMC Networks Inc. 401(k) Savings Plan, a tax qualified retirement savings plan (the “AMC 401(k) Plan”). Participating employees, including executive officers, may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company matches 100% of the first 3% of pretax eligible earnings and 50% of the next 2% of pretax eligible earnings contributed by participating employees.

The Company also maintains the AMC Networks Inc. Excess Savings Plan (the “AMC Excess Savings Plan”) for certain of the Company’s employees, including executive officers. The AMC Excess Savings Plan is a non-qualified deferred compensation plan offered to certain employees, including executive officers, who are restricted by the applicable IRS annual compensation limitation and/or the pre-tax income deferral limitation. More information regarding the AMC Excess Savings Plan is provided in the Nonqualified Deferred Compensation table. In addition, the Company may provide a profit sharing contribution based on the employee’s eligible earnings. For 2022, the Company did not make a profit sharing contribution.

Matching contributions made by the Company under the AMC 401(k) Plan on behalf of the NEOs are set forth in the Summary Compensation Table under “Executive Compensation Tables” below.

Other Benefits

In addition to the standard life insurance available to all Company employees (based on a multiple of base salary, up to a $3,500,000 cap on the total amount of life insurance), Cablevision had purchased whole life insurance policies for certain current and former senior executives of Cablevision, including Mr. Sapan. The policies originally provided coverage (before the application of any dividends to purchase increased insurance) in the amount of the greater of three times the individual’s annual base salary as in effect in 1996 or the estimated death benefit provided under previous policies. As of the most recent anniversary date, the policies for Mr. Sapan provided for an estimated aggregate death benefit of $1,444,671. Information regarding premiums paid with respect to Mr. Sapan is set forth in the Summary Compensation Table below. On June 30, 2011, the date on which Cablevision spun off the Company, the Company assumed responsibility for the payment of required premiums, if any, with respect to Mr. Sapan.

Perquisites

In 2022, the Company provided certain perquisites to Matthew Blank, the former Interim CEO, and James Gallagher, the Company’s Executive Vice President and General Counsel, as described below. None of the Company’s other NEOs receive perquisites. Additional information concerning perquisites received by Mr. Blank and Mr. Gallagher is set forth in the Summary Compensation Table under “Executive Compensation Tables” below.

Car Service

The Company had agreed to reimburse Mr. Blank and Mr. Gallagher for their use of a car service to travel to and from the Company’s New York office to and from their homes. For 2022, the Company reimbursed Mr. Blank for such car service in an amount equal to $5,498. For 2022, the Company reimbursed Mr. Gallagher for such car service in an amount equal to $3,978.

Aircraft Arrangements

The Company has agreed to reimburse Mr. Blank for his chartered aircraft trips up to $500,000 for the period commencing on September 8, 2021 through September 7, 2022. For 2022, the Company reimbursed Mr. Blank for nine trips in an amount equal to $120,445.

Post-Termination Compensation

We believe that post-termination benefits are integral to the Company’s ability to attract and retain qualified executives. Under certain circumstances, payments or other benefits may be provided to employees upon the termination of their employment with the Company. These may include payments or other benefits upon a termination by the Company without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the Company or a going-private transaction. With respect to the NEOs, the amounts and terms of such payments and other benefits (including the definition of “cause” and “good reason”) are governed by each NEO’s employment agreement and any applicable long-term incentive award agreements. The Company award agreements regarding various long-term incentives address employment termination events, including the circumstances upon which vesting, payment and/or forfeiture of all or a portion of the long-term incentives may be accelerated. If an executive’s employment agreement with the Company refers to the treatment of any award upon a triggering event, the employment agreements generally provide that, if the terms of the award agreement are more favorable to the executive than the terms of the employment agreement, then the terms of the award agreement will apply. Post-termination compensation is discussed in greater detail in Executive Compensation Tables, “Employment Agreements” and Executive Compensation Tables, “Termination and Severance” below.

Company Insider Trading Policy; Trading Restrictions and Prohibitions

The Company’s Insider Trading Policy prohibits Company employees, directors and consultants (and any member of such person’s immediate family) from the following activities:

•

engaging in any transactions in Company securities or any derivative security relating to any Company security, if the employee, director or consultant is aware of material, nonpublic or confidential information relating to the Company;

•

engaging in any transactions involving the purchase and sale of any of the securities of another company if the employee, director or consultant is aware of material, nonpublic or confidential information about that company;

•

passing on or “tipping” any nonpublic or confidential information on to others or recommend to anyone the purchase or sale of any securities when the employee, director or consultant is aware of such information;

•	engaging in any short selling in any Company equity securities, including any short sales against the box and other speculative hedging transactions; and

•

placing any Company securities in margin accounts or pledging any Company securities at any time when the employee, director or consultant is aware of material, nonpublic or confidential information or otherwise is not permitted to trade in Company securities.

Company directors and executive officers are also prohibited from engaging in any transaction in Company securities without pre-approval from the Company’s Corporate Secretary. Company directors and executive officers must also abide by the Company’s policies with respect to window and blackout periods for trading.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

Members of the Compensation Committee

Leonard Tow (Chair)

Vincent Tese

Dated: April 13, 2023

EXECUTIVE COMPENSATION

The tables below reflect the compensation of the Company’s Named Executive Officers. James L. Dolan served as our Interim Executive Chairman from December 5, 2022 through February 27, 2023, but is not included in the tables below because he did not receive any incremental compensation as Interim Executive Chairman and instead continued to be paid the same compensation that he was entitled to receive as a non-employee director of the Company. For details regarding Mr. Dolan’s compensation as a non-employee director of the Company, please refer to “2022 Director Compensation Table”. See “Compensation Discussion and Analysis” for an explanation of our compensation philosophy and program. Instead, long-term cash performance awards granted during 2020, which were earned at the end of 2022, are reflected in the “2022 Summary Compensation Table.”

2022 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our NEOs and paid by us for the years ended December 31, 2020, December 31, 2021 and December 31, 2022. Pursuant to SEC rules, the Summary Compensation Table is required to include for a particular year only those equity awards granted during that year and only cash compensation earned during that year. Accordingly, long-term cash performance awards granted during 2022 (which will be earned, if at all, at the end of 2024) are not reflected in the 2022 Summary Compensation Table and will instead be disclosed for the year during which they are earned.

Name and Principal Position	Year	Salary ($)(6)	Bonus ($)(7)	Stock Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Christina Spade (1)	2022	1,247,945	—	7,412,144	2,147,610	10,549,342	21,357,041
Former CEO and Former COO and CFO	2021	1,098,076	—	2,950,711	2,911,563	44,413	7,004,763
Matthew C. Blank (2)	2022	1,375,342	750,000	—	2,607,648	146,343	4,879,333
Former Interim CEO and Class A	2021	630,136	—	4,514,809	1,677,422	144,853	6,967,220
Director
Patrick O’Connell (3)	2022	320,000	—	617,916	758,400	—	1,696,316
Executive Vice President and
Chief Financial Officer

Joshua W. Sapan (4)	2022	2,000,000	—	—	12,981,600	81,586	15,063,186
Former Executive Vice Chairman and	2021	2,000,000	—	7,832,256	5,324,000	98,686	15,254,942
Former CEO and President	2020	2,000,000	—	5,551,125	4,236,000	62,724	11,849,849
James G. Gallagher	2022	850,000	—	1,214,558	1,626,300	39,978	3,730,836
Executive Vice President and	2021	800,000	—	1,748,338	1,064,000	36,055	3,648,393
General Counsel	2020	800,000	—	743,462	847,200	28,015	2,418,677

Kim Kelleher (5)	2022	1,300,000	—	493,125	1,422,635	43,047	3,258,807
Chief Commercial Officer

(1)

On November 19, 2021, Christina Spade was appointed to serve as the Company’s Chief Operating Officer in addition to retaining her role as Chief Financial Officer of the Company. On August 4, 2022, Ms. Spade was appointed CEO of the Company, with her term commencing on September 9, 2022. Ms. Spade stepped down from her role as CEO on November 28, 2022.

(2)

On September 8, 2021, Matthew C. Blank was appointed to serve as the Company’s Interim Chief Executive Officer. Mr. Blank served as Interim Chief Executive Officer until September 8, 2022. On October 19, 2022, the Board of Directors appointed Mr. Blank to serve as a Class A Director of the Company. The compensation disclosed on this chart reflects his compensation for service as former Interim CEO. For Mr. Blank’s compensation for service as a Class A Director, please see the “2022 Director Compensation Table.”

(3)	On August 4, 2022, Patrick O’Connell was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, with his term beginning on August 8, 2022.

(4)

On September 8, 2021, Joshua W. Sapan resigned from his role as President and Chief Executive Officer of the Company and commenced service as the Company’s Executive Vice Chairman. His term as Executive Vice Chairman ended on December 31, 2022.

(5)	Kim Kelleher was not designated an executive officer until October 19, 2022. She was promoted to the Company’s Chief Commercial Officer on September 2, 2022.

(6)

For 2022, salaries paid to the NEOs accounted for the following percentage of their total compensation: Ms. Spade — 6%; Mr. Blank — 28%; Mr. O’Connell — 19%; Mr. Sapan — 13%; Mr. Gallagher — 23%; and Ms. Kelleher — 40%.

(7)	On September 6, 2022, Mr. Blank received a one-time bonus in an amount equal to $750,000 in recognition of his services to the Company as Interim Chief Executive Officer.

(8)	This column includes the value of stock-based awards granted to NEOs during 2022, 2021 and 2020 based upon the grant date fair value, as determined under SEC guidance.

The 2022 figures in this column for Messrs. O’Connell and Gallagher and Mses. Spade and Kelleher reflect the aggregate grant date fair value of the Company’s RSUs at target that were awarded in 2022 without any reduction for the risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Ms. Spade: $7,412,144; Mr. O’Connell: $617,916; Mr. Gallagher: $1,214,558; and Ms. Kelleher: $493,125. Long-term performance awards in respect of 2022 were granted in the form of cash-based awards and are not reflected in this table (instead, such awards will be disclosed for the year during which they are earned (if any)), and were granted in the following target amounts: Ms. Spade: $1,875,000; Mr. Gallagher: $1,250,000; Mr. O’Connell: $600,000; and Ms. Kelleher: $500,000. Details regarding the grants of RSUs and the long-term cash performance awards can be found in the “2022 Grants of Plan-Based Awards” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2022 Year End” table.

The 2021 figures in this column for Messrs. Blank, Sapan and Gallagher and Ms. Spade reflect the aggregate grant date fair value of the Company’s RSUs at target that were awarded in 2021 without any reduction for the risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Mr. Blank: $4,514,809; Mr. Sapan: $7,832,256; Ms. Spade: $2,950,711; and Mr. Gallagher: $1,748,338. Long-term performance awards in respect of 2021 were granted in the form of cash-based awards and are not reflected in this table (instead, such awards will be disclosed for the year during which they are earned (if any)), and were granted in the following target amounts: Mr. Sapan: $8,400,000; Ms. Spade: $1,875,000; and Mr. Gallagher: $1,250,000.

The 2020 figures in this column for Messrs. Sapan and Gallagher reflect the aggregate grant date fair value of the Company’s RSUs at target that were awarded in 2020 without any reduction for the risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Mr. Sapan: $5,551,125; and Mr. Gallagher: $743,462. Long-term performance awards in respect of 2020 were granted in the form of cash-based awards and are not reflected in this table (instead, such awards will be disclosed for the year during which they are earned (if any)), and were granted in the following target amounts: Mr. Sapan: $8,400,000; and Mr. Gallagher: $750,000.

(9)

The 2022 figures in this column for Messrs. Blank, Sapan, O’Connell and Gallagher and Mses. Spade and Kelleher include amounts from the annual incentive awards for performance in 2022. For Mssrs. Sapan and Gallagher and Ms. Kelleher, the 2022 figures in this column also include the value of long-term cash performance awards granted in 2020, earned at the end of 2022 as follows: Mr. Sapan: $9,189,600; Mr. Gallagher: $820,500; and Ms. Kelleher: $410,250. Pursuant to SEC rules, these figures do not reflect long-term cash performance awards granted during 2022, which will be earned, if at all, at the end of 2024.

The 2021 figures in this column for Messrs. Blank, Sapan and Gallagher and Ms. Spade include amounts from the annual incentive awards for performance in 2021. Pursuant to SEC rules, these figures do not reflect long-term cash performance awards granted during 2021, which will be earned, if at all, at the end of 2023.

The 2020 figures in this column for Messrs. Sapan and Gallagher include amounts from the annual incentive awards for performance in 2020. Pursuant to SEC rules, these figures do not reflect long-term cash performance awards granted during 2020, which were earned at the end of 2022.

(10)

The table below shows the components of this column. Note that in addition to the amount disclosed below, Ms. Spade received severance payments totaling $10,500,000 in connection with her departure as the Company’s CEO on November 28, 2022.

Name	Year	401(k) Plan Match ($)(a)	Excess Savings Plan Matching Contribution $(a)	Life Insurance Premiums ($)(b)	Matching Gift Program and Other Charitable Gifts ($)(c)	Perquisites ($)(d)	Total ($)

Christina Spade	2022	24,600	22,242	—	2,500	—	49,342

Matthew C. Blank	2022	10,400	—	—	10,000	125,943	146,343

Patrick O’Connell	2022	—	—	—	—	—	—

Joshua W. Sapan	2022	19,500	51,300	10,786	—	—	81,586

James G. Gallagher	2022	20,700	15,300	—	—	3,978	39,978

Kim Kelleher	2022	20,700	22,347	—	—	—	43,047

(a)

These columns represent a matching contribution funded by the Company on behalf of each individual under the AMC 401(k) Plan. Additionally, these columns represent a matching contribution funded by the Company on behalf of such individual under the AMC Excess Savings Plan.

(b)	This column represents amounts paid for premiums on whole life insurance policies for Mr. Sapan.

(c)	Amounts reflect the aggregate value of all matching contributions made by us on behalf of the executive officer in 2022 under our matching gifts program for employees.

All employees are eligible to participate in the Company’s matching gift program “Give Back at AMCN.” Under the program, we match donations made by any employee to an eligible tax-exempt organization at the rate of one dollar for each dollar donated up to $1,000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its employees in making a difference in our communities. In 2022, the Company made an in kind contribution of $2,500 dollars to the Alexandra Tilly Rettler Children’s Foundation, for which Christina Spade serves as a member of the board. In addition, the Company made an in kind contribution of $10,000 to the Manhattan Theatre Club, for which Matt Blank serves as a member of the board.

(d)

This column represents certain perquisites provided to Matthew Blank, the Former Interim CEO, in the form of reimbursements for nine airplane trips in an amount equal to $120,445 and for car service trips in an amount equal to $5,498. The column also represents certain perquisites provided to James Gallagher, the Company’s Executive Vice Chairman and General Counsel, in the form of reimbursements for car service trips in an amount equal to $3,978. None of the Company’s other NEOs receive perquisites. For more information regarding perquisites, see Compensation Discussion and Analysis, “Compensation Decision Process and Compensation Policies — Perquisites.”

2022 Grants of Plan-Based Awards

The table below presents information regarding awards granted in 2022 to each NEO under the Company’s plans, including estimated possible and future payouts under non-equity incentive plan awards and other restricted stock-based awards.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Year	Grant Date	Threshold($)	Target($)	Maximum($)

Ms. Spade	2022	1/1/2022(2)	—	3,500,000	7,000,000	—	—
	2022	3/10/2022(3)	1,500,000	1,875,000	2,371,875	—	—
	2022	3/10/2022(4)	—	—	—	45,866	1,821,798
	2022	8/5/2002(5)	—	—	—	193,237	5,590,346

Mr. Blank	2022	9/8/2022(2)	—	2,750,684	5,501,368	—	—

Mr. O’Connell	2022	8/8/2022(2)	—	800,000	1,600,000	—	—
	2022	10/19/2022(3)	480,000	600,000	759,000	—	—
	2022	10/19/2022(4)	—	—	—	27,998	617,916

Mr. Sapan	2022	1/1/2022(2)	—	4,000,000	8,000,000	—	—

Mr. Gallagher	2022	1/1/2022(2)	—	850,000	1,700,000	—	—
	2022	3/10/2022(3)	1,000,000	1,250,000	1,581,250	—	—
	2022	3/10/2022(4)	—	—	—	30,578	1,214,558

Ms. Kelleher	2022	1/1/2022(2)	—	1,067,917	2,135,834	—	—
	2022	3/10/2022(3)	300,000	375,000	474,375	—	—
	2022	3/10/2022(4)	—	—	—	9,174	364,391
	2022	10/19/2022(5)	—	—	—	5,833	128,734
	2022	10/19/2022(3)	100,000	125,000	158,125	—	—

(1)

This column reflects the aggregate grant date fair value of the Company’s RSUs granted to each NEO in 2022 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the grant date.

(2)

This row reflects the possible payouts with respect to grants of annual incentive awards under the Company’s Annual Incentive Program for performance in 2022. Each of the executives is assigned a target bonus percentage and amount; there is no threshold amount for annual incentive awards. The amounts of annual incentive awards actually paid for performance in 2022 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual incentive awards, please see Compensation Discussion and Analysis, “2022 Compensation Decisions — Annual Cash Incentives.”

(3)

This row reflects the Company’s long-term cash performance awards that were granted in 2022. The cash performance awards have three one-year performance periods where the performance conditions for each year are set at the beginning of each such year. Each cash performance award was granted with a target amount, and the actual amount that is earned will be based on the average of the percentage of target earned in each of the three one-year performance periods (which may not exceed 115% of target) and adjusted by a performance modifier based on the Company’s share of subscribers and audience among a comparator group measured at the end of the full three-year period. The modifier has the ability to reduce or increase the three-year average performance by up to +/- 10%. These cash performance awards will be payable in the first quarter of 2025 in an amount determined by the Committee based on the Company’s performance over the performance period. See Compensation Discussion and Analysis, “2022 Compensation Decisions — Long-term Incentives — Cash Performance Awards.”

On October 19, 2022, as a result of her promotion to Chief Commercial Officer, Ms. Kelleher received an additional cash performance award in the amount of $125,000.

(4)	This row reflects the Company’s RSUs that were awarded in 2022. See Compensation Discussion & Analysis, “2022 Compensation Decisions — Long-term Incentives — Restricted Stock Units.”

(5)

On August 5, 2022, the Company’s Compensation Committee granted Ms. Spade 193,237 RSUs, which were scheduled to vest in equal thirds on August 5, 2023, August 5, 2024 and August 5, 2025. On October 19, 2022, in connection with her promotion to Chief Commercial Officer, Ms. Kelleher received an additional award of 5,833 RSUs. See Compensation Discussion & Analysis, “2022 Compensation Decisions — Long-term Incentives — Restricted Stock Units.”

Outstanding Equity Awards at 2022 Year End

The table below shows the aggregate number of unvested RSUs outstanding for each NEO, in each case as of December 31, 2022. The amounts in this table do not include equity awards that were vested as of on December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Christina Spade	45,866	(2)	718,720	—	—
	5,618	(3)	88,034	—	—
	17,788	(3)	278,738

Matthew C. Blank	—		—	—	—
	—		—	—	—
	—		—	—	—
	—		—	—	—

Patrick O’Connell	27,998	(2)	438,729	—	—
	—		—	—	—

Joshua W. Sapan	66,406	(3)	1,040,582	—	—
	67,904	(4)	1,064,056	—	—
	—		—	—	—
	—		—	—	—

James G. Gallagher	30,578	(2)	479,157	—	—
	14,824	(3)	232,292	—	—
	9,095	(4)	142,519	—	—

Kim Kelleher	5,833	(2)	91,403	—	—
	9,174	(2)	143,757	—	—
	4,448	(3)	69,700	—	—
	4,548	(4)	71,267	—	—
	—		—	—	—

(1)	Calculated using the closing price of Class A Common Stock on NASDAQ on December 30, 2022, the last trading day of the year, of $15.67 per share.

(2)	One third of these RSUs vested on March 9, 2023. The remainder RSUs vest ratably on March 9, 2024 and March 9, 2025.

(3)	One third of these RSUs vested on March 9, 2022 (and are not included in this table) and another one third of these RSUs vested on March 9, 2023. The remainder RSUs vest ratably on March 9, 2024.

(4)

One third of these RSUs vested on March 9, 2021 (and are not included in the table) and another one third of these RSUs vested on March 9, 2022 (and are not included in the table). The remainder of the RSUs vested on March 9, 2023.

2022 Stock Vested

The table below shows the vesting of RSUs during the year ended December 31, 2022.

Name	Number of Shares Acquired on Vesting	Value Realized On Vesting ($)(1)

Christina Spade	269,203	10,469,305

Matthew C. Blank	102,145	2,443,308

Patrick O’Connell	—	—

Joshua W. Sapan	130,615	5,079,617

James G. Gallagher	82,329	1,765,107

Kim Kelleher	7,626	296,575

(1)

With respect to the shares granted March 9, 2019, they were calculated using the closing price of Class A Common Stock on March 9, 2022, multiplied by the number of shares vesting on March 9, 2022. With respect to shares granted March 9, 2020, they were calculated using the closing price of Class A Common Stock on March 9, 2022, multiplied by the number of shares vesting on March 9, 2022. With respect to shares granted March 9, 2021, they were calculated using the closing price of Class A Common Stock on March 9, 2022, multiplied by the number of shares vesting on March 9, 2022. With respect to the shares granted September 8, 2021 in connection with Mr. Blank’s special equity award, they were calculated using the closing price of Class A Common Stock on September 8, 2022, multiplied by the number of shares vesting on September 8, 2022. With respect to the shares granted October 10, 2018 in connection with Mr. Gallagher’s special equity award, they were calculated using the closing price of Class A Common Stock on December 30, 2022, multiplied by the number of shares vesting on December 30, 2022.

Non-Qualified Deferred Compensation

The table below shows: (1) the contributions made by the NEOs in respect of their compensation from the Company and contributions funded by the Company in 2022; (2) aggregate earnings on each NEO account balance in 2022; and (3) the account balance of such NEO under the AMC Networks Inc. Excess Savings Plan as of December 31, 2022.

Name	Plan Name	Executive Contributions in 2022(1)($)	Registrant Contributions in 2022(2)($)	Aggregate Earnings in 2022(3)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2022 FYE ($)

Christina Spade	AMC Excess Savings Plan	—	24,242	(2,144)	—	22,098

Matthew C. Blank	AMC Excess Savings Plan	121,038	—	1,531	—	122,569

Patrick O’Connell	AMC Excess Savings Plan	—	—	—	—	—

Joshua W. Sapan	AMC Excess Savings Plan	179,500	51,300	54,482	—	3,937,903

James G. Gallagher	AMC Excess Savings Plan	60,702	15,300	(139,557)	—	973,605

Kim Kelleher	AMC Excess Savings Plan	—	22,347	(3,970)	—	33,747

(1)

These amounts represent a portion of the NEOs’ salaries, which are included in the numbers reported in the “Salary” column of the Summary Compensation Table that the executives contributed to the respective plans.

(2)	These amounts are included in the Summary Compensation Table under “All Other Compensation” and described in Note 10 to that table.

(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.

AMC Networks Inc. 401(k) Savings Plan

During 2022, the Company’s U.S. employees, including its executive officers participated in the AMC 401(k) Plan, a tax-qualified retirement savings plan. Under this plan, participating employees are eligible to contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company matches up to 100% of the first 3% of eligible earnings contributed pre-tax by participating employees and then matches 50% of the next 2% of eligible earnings contributed pre-tax by participating employees. In addition, the Company may provide a non-contributory profit sharing contribution based on the employee’s eligible earnings. The Company’s profit sharing contributions are subject to vesting limitations for the first three years of employment. For 2022, the Company did not provide a profit sharing contribution.

AMC Networks Inc. Excess Savings Plan

During 2022, certain of the Company’s U.S. employees, including its executive officers, participated in the AMC Excess Savings Plan. The AMC Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the AMC 401(k) Plan. An employee is eligible to participate in the AMC Excess Savings Plan for a calendar year if his or her eligible earnings in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($305,000 in 2022) and he or she makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the AMC 401(k) Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($20,500 or $27,000 if 50 or over, for 2022) can continue to make pre-tax contributions under the AMC Excess Savings Plan of up to 10% of his or her eligible pay. For 2022, the Company did not make any matching contributions under the AMC Excess Savings Plan. A participant is always fully vested in his or her own contributions and in the Company’s matching contributions. Account balances under the AMC Excess Savings Plan are invested at the discretion of the executive’s choosing from a selection of investments generally equal to those investments available in the AMC 401(k) Plan. Distributions are made in a lump sum as soon as practicable after termination of the participant’s employment with the Company, subject to restrictions under Section 409A.

Employment Agreements

The Company’s employment agreements with Messrs. Blank, Sapan, O’Connell and Gallagher and Mses. Spade and Kelleher are described below.

Matthew C. Blank

On August 23, 2021, the Company entered into an employment agreement with Mr. Blank (the “Blank Employment Agreement”). Mr. Blank’s employment agreement with the Company, effective as of September 8, 2021 (the “Blank Agreement Effective Date”), provided for Mr. Blank’s employment as Interim Chief Executive Officer of the Company until September 8, 2022 (the “Blank Agreement Scheduled Expiration Date”) at a minimum annual base salary of $2,000,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus equal to 200% of his annual base salary based on the achievement of performance criteria established by the Compensation Committee in its discretion. Such performance criteria was set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that such performance criteria will be set with a level of difficulty reasonably consistent with past practice. The employment agreement also provided that Mr. Blank receive a special award of RSUs an aggregate value of $5,000,000 (the “Blank Special Equity Award”) on the Blank Agreement Effective Date. The Blank Special Equity Award vested on the Blank Agreement Scheduled Expiration Date.

Mr. Blank was not eligible to otherwise participate in the Company’s long-term cash or equity programs and arrangements, but was eligible to participate in the Company’s standard benefits programs at the levels available to similarly situated executives at the Company.

If, prior to the Blank Agreement Scheduled Expiration Date, Mr. Blank’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause did not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement would include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement (a “Separation Agreement”), the Company would have provided him with the following benefits and rights:

(a)        A cash severance payment equal to his annual base salary will be made on the 90th day after the termination of his employment;

(b)        A full annual bonus for the year in which such termination occurred to the same extent that other executive officers receive payment of bonuses for such year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), payable at the same time annual bonuses for such year are payable to other executive officers, and, if not previously paid, his annual bonus for the preceding year, to the same extent that other members of senior management receive payment of annual bonuses for such preceding year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus would be payable at the same time annual bonuses for such preceding year are payable to other members of senior management; and

(c)        each of the RSUs granted pursuant to the Blank Special Equity Award would immediately vest in full and would be payable on the 90th day after the termination of his employment.

Any more favorable provisions of Mr. Blank’s existing cash incentive, restricted stock, RSU, stock option or stock appreciation right award agreements would have applied to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Blank’s death.

If Mr. Blank ceased to be an employee of the Company or any of its affiliates prior to the Blank Agreement Scheduled Expiration Date as a result of his death or physical or mental disability, Mr. Blank (or his estate or beneficiary) would have been provided with the benefits and rights set forth in (c) above and a prorated bonus for the year of termination.

The employment agreement contains certain covenants by Mr. Blank, including a noncompetition agreement that restricts Mr. Blank’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Blank’s employment agreement, the following definitions apply:

“Cause” is defined as (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (2) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Blank’s consent, (A) Mr. Blank’s base salary or annual bonus target is reduced, (B) the Company requires that Mr. Blank’s principal office be located more than 50 miles from Manhattan, (C) the Company materially breaches its obligations to Mr. Blank under his employment agreement, (D) Mr. Blank is no longer the CEO of the Company, (E) Mr. Blank no longer reports directly to the Chairman (or an Executive Chairman) of the Board of Directors of the Company, or (F) Mr. Blank’s responsibilities are materially diminished; (2) Mr. Blank has given the Company written notice, referring specifically to this definition, that he does not consent to such action; (3) the Company has not corrected such action within 15 days of receiving such notice; and (4) Mr. Blank voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) of this definition.

Joshua W. Sapan

On August 23, 2021, the Company entered into an amendment to the amended and restated employment agreement dated December 11, 2020 (the “A&R Employment Agreement”) with Mr. Sapan. In the amendment, Mr. Sapan exercised his right to change his title from President and CEO of the Company to Executive Vice Chairman, effective September 8, 2021. Further, the amendment provides in each of the 2023 and 2024 calendar years, that the Company shall acquire at least three films from those submitted by Mr. Sapan, subject to submission requirements as set forth in the amendment, with the Company receiving exclusive North American rights for all manner of exclusive exploitation, including without limitation, theatrical, linear and all currently and then existing forms of streaming. The price for each of such acquired films shall be $900,000, which amount will assist Mr. Sapan in financing and producing such films. Mr. Sapan may submit films for a higher price, but the Company shall be under no obligation to acquire a film with a price in excess of $900,000.

Pursuant to the terms of the A&R Employment Agreement, Mr. Sapan served as the Executive Vice Chairman until December 31, 2022 (the “Sapan Scheduled Expiration Date”) at a minimum annual base salary of $2,000,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus equal to 200% of his annual base salary (and a possible range of 0% to 400%) based on the achievement of performance criteria established by the Compensation Committee in its discretion. Such performance criteria was set with the same level of difficulty as applied to other senior executives of the Company generally and was set with a level of difficulty reasonably consistent with past practice. Under the agreement, Mr. Sapan continued to be eligible to participate in all the Company’s employee benefits and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

For as long as Mr. Sapan remained President and CEO of the Company, Mr. Sapan was eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of President and CEO. In calendar year 2020, and each year thereafter through the Sapan Scheduled Expiration Date during which Mr. Sapan was President and CEO of the Company, Mr. Sapan was entitled to receive long-term cash and equity awards with an aggregate target value of $14,000,000. For the 2022 calendar year, Mr. Sapan served as Executive Vice Chairman of the Company and was therefore not eligible to participate in the long-term cash or equity programs and arrangements of the Company.

To provide an additional incentive for Mr. Sapan to agree to extend his tenure and stay through the end of the term of his 2014 Employment Agreement, the Compensation Committee offered Mr. Sapan the opportunity to earn a one-time special equity retention award of 353,757 RSUs (the “Sapan Special Equity Award”). This Sapan Special Equity Award vested on December 31, 2020.

If, prior to the Sapan Scheduled Expiration Date, Mr. Sapan’s employment with the Company was terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause did not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement would have included, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement (a “Separation Agreement”), the Company would have provided him with the following benefits and rights:

(a)        A cash severance payment equal to two times the sum of his annual base salary and annual target bonus will be made on the 90th day after the termination of his employment;

(b)        Each outstanding long-term cash performance award that is subject to performance criteria would have immediately vested in full and would have been paid at the same time and to the same extent that other members of senior management receive payment for such awards as determined by our Compensation Committee (subject to the satisfaction of any applicable performance objectives);

(c)        Each of his outstanding long-term cash awards (including any deferred compensation awards under the long-term cash award program) that are not subject to performance criteria would have immediately vested in full and will be payable on the 90th day after the termination of his employment;

(d)        (i) All of the time-based restrictions on his outstanding restricted stock and RSUs would have immediately be eliminated; (ii) deliveries with respect to all such restricted stock that are not subject to performance criteria would have been made to him immediately after the effective date of the Separation Agreement; (iii) payment and deliveries with respect to all such RSUs that are not subject to performance criteria would have been made to him on the 90th day after the termination of his employment; and (iv) payments or deliveries with respect to his restricted stock and RSUs that are subject to performance criteria would have been made (A) with respect to any award granted after the date of the employment agreement, as soon as practicable after the Compensation Committee determines that performance criteria have been satisfied (which determination will be made (1) with respect to performance periods that ended on or prior to the date of termination, within a reasonable period of time following termination and (2) with respect to performance periods ending after the date of termination, within a reasonable period of time following the end of such performance periods) and (B) with respect to other awards only if, when and to the same extent that other executive officers receive payment or deliveries for such awards as determined by our Compensation Committee (subject to satisfaction of any applicable performance objectives);

(e)        Each of his outstanding stock options and stock appreciation awards would have immediately vested and become exercisable and he would have had the right to exercise each of those options and stock appreciation awards for the remainder of the term of the option or award; and

(f)        A prorated annual bonus for the year in which such termination occurred to the same extent that other executive officers receive payment of bonuses for such year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), payable at the same time annual bonuses for such year are payable to other executive officers, and, if not previously paid, his annual bonus for the preceding year, to the same extent that other members of senior management receive payment of annual bonuses for such preceding year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus shall be payable at the same time annual bonuses for such preceding year are payable to other members of senior management.

Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Mr. Sapan’s existing cash incentive, restricted stock, RSU, stock option or stock appreciation right award agreements would have applied to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Sapan’s death.

With respect to any long-term cash performance, restricted stock and RSU awards that are subject to performance criteria and for which the performance periods have not been completed on the date of Mr. Sapan’s termination of employment by the Company without Cause or by him for Good Reason at which time Cause did not exist, the Company would have (1) paid a cash amount equal to the target amount of the cash awards and deliver a number of shares equal to the number of restricted shares and RSU awards to a “Rabbi Trust” and (2) to the extent the performance criteria were satisfied, the cash and shares in the Rabbi Trust would be paid to Mr. Sapan in accordance with the terms set forth in clauses (c) and (d) above (and to the extent the performance criteria are not achieved, the cash and shares will revert to the Company).

If Mr. Sapan ceased to be an employee of the Company or any of its affiliates prior to the Sapan Scheduled Expiration Date as a result of his death or physical or mental disability, Mr. Sapan (or his estate or beneficiary) would have been provided with the benefits and rights set forth in (b) through (f) of the preceding paragraph, and, in the event of his death, such longer period to exercise his then outstanding stock options and stock appreciation awards as may otherwise be permitted under the applicable plan and award letter.

If, after the Sapan Scheduled Expiration Date, Mr. Sapan’s employment with the Company was terminated (i) by the Company; (ii) by him for Good Reason; or (iii) by him without Good Reason but only if he had provided the Company with at least six months’ advance written notice of his intent to terminate his employment and such written notice specifies an effective date of termination no sooner than the first day after the Sapan Scheduled Expiration Date; or (iv) as a result of his death or disability, and at the time of any such termination, Cause did not exist, then, subject to (except in the case of his death) his execution of a Separation Agreement, he or his estate or beneficiary, as the case may be, would have been provided with the benefits and rights set forth above in (b) through (f). Mr. Sapan provided the required notice on September 16, 2022.

If, prior to, on, or after the Sapan Scheduled Expiration Date, Mr. Sapan ceased to be employed by the Company for any reason other than his being terminated for Cause, he would have had three years to exercise outstanding stock options and stock appreciation awards, unless he is afforded a longer period for exercise pursuant to his employment agreement or any applicable award letter. In no event, however, would stock options or stock appreciation rights have remained exercisable beyond their regularly scheduled term (except as may otherwise be permitted under the applicable award in the case of death).

Upon the termination of Mr. Sapan’s employment with the Company, except as otherwise specifically provided in the employment agreement, his rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards would have been determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

The employment agreement contains certain covenants by Mr. Sapan, including a noncompetition agreement that restricts Mr. Sapan’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Sapan’s employment agreement, the following definitions apply:

“Cause” is defined as (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (2) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Change in Control” of the Company means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

Termination for “Good Reason” means that (1) without Mr. Sapan’s consent, (A) Mr. Sapan’s base salary or annual bonus target is reduced, (B) the Company requires that Mr. Sapan’s principal office be located more than 50 miles from Manhattan, (C) the Company materially breaches its obligations to Mr. Sapan under his employment agreement, (D) Mr. Sapan is no longer the President and CEO of the Company, (E) Mr. Sapan no longer reports directly to the Chairman (or an Executive Chairman) of the Board of Directors of the Company, or (F) Mr. Sapan’s responsibilities are materially diminished; (2) Mr. Sapan has given the Company written notice, referring specifically to this definition, that he does not consent to such action; (3) the Company has not corrected such action within 15 days of receiving such notice; and (4) Mr. Sapan voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) of this definition.

Christina Spade

On January 12, 2021, AMC Networks entered into an employment agreement with Ms. Spade (the “Spade Employment Agreement”). The Spade Employment Agreement provided for Ms. Spade’s employment as Chief Financial Officer of the Company through March 31, 2024 (the “Spade Scheduled Expiration Date”), with a minimum annual base salary, effective as of January 15, 2021 (the “Spade Effective Date”), of $1,150,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 150% of her annual base salary. She was eligible for our standard benefits programs and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

Pursuant to the terms of the Spade Employment Agreement, Ms. Spade was eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of a Chief Financial Officer. Beginning in calendar year 2021, and each year thereafter through the Spade Scheduled Expiration Date during which Ms. Spade was employed by the Company, Ms. Spade was entitled to receive long-term cash and equity awards with an aggregate target value of $3,000,000.

Additionally, the Compensation Committee granted Ms. Spade a one-time special sign-on bonus of $50,000 (the “Spade Sign-on Bonus”).

The Company entered into an amendment (the “Amended Spade Employment Agreement”) to the Spade Employment Agreement with Ms. Spade on November 19, 2021 (the “Amendment Date”). The Amended Spade Employment Agreement provided for Ms. Spade’s employment as Chief Operating Officer and Chief Financial Officer of the Company through the Spade Scheduled Expiration Date, with an increased minimum annual base salary as of the Amendment Date of $1,250,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 175% of her annual base salary.

Pursuant to the terms of the Amended Spade Employment Agreement, the Compensation Committee also increased the aggregate target value of Ms. Spade’s long-term cash and equity awards from $3,000,000 to $3,750,000.

In addition, the Amended Spade Employment Agreement also provided that Ms. Spade receive a special award of RSUs with a target value of $500,000 (the “Spade Special Equity Award”). The Spade Special Equity Award was scheduled to cliff vest on the Spade Scheduled Expiration Date.

On August 4, 2022, the Company entered into a new employment agreement with Ms. Spade (the “Spade CEO Agreement”). Per the terms of the Spade CEO Agreement, Ms. Spade continued to serve as the Company’s Chief Operating Officer and Chief Financial Officer until August 8, 2022, at which point she ceased serving as the Company’s Chief Financial Officer, and on September 9, 2022 (the “Spade CEO Commencement Date”), Ms. Spade ceased serving as the Company’s Chief Operating Officer and began serving as the Company’s Chief Executive Officer. The Spade CEO Agreement was scheduled to expire on December 31, 2025 (the “Spade CEO Expiration Date”), and beginning on the Spade CEO Commencement Date, Ms. Spade received a minimum annual base salary of $1,750,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 200% of her annual base salary, provided that for 2022, Ms. Spade’s target bonus opportunity of one hundred seventy-five percent (175%) of actual salary dollars paid would apply from January 1, 2022 through the Spade CEO Commencement Date.

In connection with the Spade CEO Agreement, on August 5, 2022 (the “Spade CEO RSU Grant Date”), Ms. Spade was granted a one-time special reward of RSUs with an aggregate value of $6,000,000 (the “Spade CEO Special Equity Award”), scheduled to vest ratably on each of the first, second and third anniversary of the Spade CEO RSU Grant Date. Further, Ms. Spade was granted a one-time signing bonus in the amount of $30,000, payable within 60 days of August 4, 2022.

On November 28, 2022, Ms. Spade stepped down from her role as Chief Executive Officer of the Company. She received the following benefits and rights:

(a)        the payment of an amount in cash equal to not less than two times the sum of Ms. Spade’s annual base salary and her annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance);

(c)        each of her outstanding long-term cash awards granted under the plans of the Company immediately vested in full and were payable at the same time and to the same extent such awards are paid to similarly situated active executives as determined by the Company’s Compensation Committee (subject to satisfaction of any applicable performance criteria);

(d)        each of her outstanding restricted stock or RSU awards granted under plans of the Company (other than the Spade Special Equity Award) will continue to vest in accordance with their original vesting schedule and payments or deliveries will be made to her on the original vesting date;

(e)        the time-based restrictions on the Spade CEO Special Equity Award lapsed and such award was paid to Ms. Spade.

(f)        the time-based restrictions on the Spade Special Equity Award lapsed and such award was paid to Ms. Spade.

Ms. Spade’s employment agreement also provided that if Ms. Spade ceased to be an employee of the Company prior to the Spade Scheduled Expiration Date as a result of her death or physical or mental disability, and at the time Cause did not exist then, subject (other than in the case of death) to her execution of a Separation Agreement, Ms. Spade (or her estate or beneficiary) would be provided with the benefits and rights set forth in clauses (b) and (c) in the preceding paragraph, and each of her outstanding equity, cash incentive, stock option and stock appreciation awards granted under plans of the Company would immediately vest in full, whether or not subject to performance criteria and would be payable on the 90th day after termination of her employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount would be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award would be at the same time and to the extent that other similarly situated executives receive payment as determined by the Company’s Compensation Committee (subject to satisfaction of the applicable performance criteria).

If, after the Spade Scheduled Expiration Date, Ms. Spade’s employment with the Company was terminated (i) by the Company; (ii) by her for Good Reason; or (iii) by her without Good Reason but only if she had provided the Company with at least six months’ advance written notice of her intent to terminate her employment and such written notice specifies an effective date of termination no sooner than the first day after the Spade Scheduled Expiration Date; or (iv) as a result of her death or disability, and at the time of any such termination, Cause does not exist, then, subject to (except in the case of her death) her execution of a separation agreement, she or her estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (a) through (f).

In connection with any termination of Ms. Spade’s employment, other than as specifically provided above, any more favorable provisions of Ms. Spade’s existing cash incentive, PRSUs, restricted stock, RSU, stock option or stock appreciation right award agreements would apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Ms. Spade’s death.

The employment agreement contains certain covenants by Ms. Spade, including a noncompetition agreement that restricts Ms. Spade’s ability to engage in competitive activities until the first anniversary of the termination of her employment with the Company, if she was terminated prior to the Spade CEO Expiration Date.

For purposes of the Spade Employment Agreement the following definitions apply:

“Cause” means (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Ms. Spade’s consent, (A) her base salary or annual bonus target is reduced, (B) her title is reduced, (C) she reports directly to someone other than the Chairman of the Board, (D) her responsibilities as in effect immediately after September 9, 2022 are thereafter materially diminished, (E) the Company requires that her principal office be located more than 50 miles from Manhattan or (F) the Company materially breaches its obligations to Ms. Spade under the Spade Employment Agreement; (2) she has given the Company written notice, referring specifically to the Spade Employment Agreement and the Good Reason definition, that she does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) she voluntarily terminates her employment within 90 days following the happening of the action described in subsection (1) above.

Patrick O’Connell

On August 4, 2022 the Company entered into an employment agreement with Mr. O’Connell (the “O’Connell Employment Agreement”), which became effective on August 4, 2022 (the “O’Connell Effective Date”). The employment agreement provides for Mr. O’Connell’s employment as Executive Vice President and Chief Financial Officer of the Company from August 8, 2022 through March 31, 2026 (the “O’Connell Scheduled Expiration Date”), with a minimum annual base salary of $800,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to 100% of his annual base salary, subject to the discretion of the Company’s Compensation Committee. He is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that, beginning in 2022, it is expected that Mr. O’Connell’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $1,200,000, as determined by the Compensation Committee.

Additionally, the Compensation Committee paid Mr. O’Connell a one-time signing bonus in the amount of $1,050,000, which is subject to repayment in the event of Mr. O’Connell’s voluntary resignation (other than for Good Reason) or Mr. O’Connell’s termination by the Company for Cause, in each case, prior to the first anniversary of the O’Connell Effective Date.

If, prior to the O’Connell Scheduled Expiration Date, Mr. O’Connell’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than two times the sum of Mr. O’Connell’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance) (collectively, the “O’Connell Bonuses”);

(c)        each of his outstanding long-term cash incentive awards and performance-based RSUs shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Compensation Committee (subject to the satisfaction of any applicable performance criteria);

(d)        each of his outstanding time-vested restricted stock or RSU awards granted under plans of the Company generally will continue to vest in accordance with its original vesting schedule (subject to the satisfaction of any applicable performance criteria); and

(e)        each of the executive’s outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award.

If Mr. O’Connell ceases to be an employee of the Company prior to the O’Connell Scheduled Expiration Date as a result of his death or physical or mental disability, and at such time Cause does not exist, subject to his execution of a separation agreement (other than in the case of death), the Company will pay O’Connell (or his spouse or beneficiary) the O’Connell Bonuses, and his outstanding equity and cash incentive awards will vest and pay in full, whether or not subject to performance criteria. Any such award that is subject to performance criteria will vest and pay at the target level unless the performance measurement period for such award has been completed prior to the date of termination, in which case the award will vest and pay when and to the same extent as the awards held by other employees, subject to the satisfaction of the performance criteria.

In connection with any termination of Mr. O’Connell’s employment, other than as specifically provided above, all equity or cash incentive grants or awards he may then have outstanding will be treated in accordance with their terms and nothing in the employment agreement is intended to limit any more favorable rights to which O’Connell is entitled under the terms of his equity or cash incentive grants or awards, including in event of a termination of employment, a “going private transaction” (as defined in the award agreements) or a “change of control” (as defined in her award agreements).

The employment agreement contains certain covenants by Mr. O’Connell, including a noncompetition agreement that restricts Mr. O’Connell’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company, if he is terminated prior to the O’Connell Expiration Date.

For purposes of Mr. O’Connell’s employment agreement the following definitions apply:

“Cause” means Mr. O’Connell’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. O’Connell’s consent, (A) his base salary or annual bonus target (as each may be increased from time to time in the Company’s Compensation Committee’s discretion) is reduced, (B) his title is diminished, (C) he reports to someone other than the Company’s CEO or the Chairman of the Board, except with respect to matters for which he is required to report directly to the Board or its Audit Committee, (D) his responsibilities as in effect immediately after August 8, 2022 are thereafter materially diminished, (E) the Company materially breaches its obligations under the employment agreement or (F) the Company requires that his principal office be located more than 50 miles from Manhattan; (2) he has given the Company written notice, referring specifically to the employment agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment with the Company within 90 days following the happening of the action described in subsection (1) above.

James G. Gallagher

On October 19, 2022, the Company entered into a new employment agreement with Mr. Gallagher (the “Gallagher Employment Agreement”), which replaced his 2018 employment agreement and became effective on October 19, 2022 (the “Gallagher Effective Date”). The employment agreement provides for Mr. Gallagher’s employment as Executive Vice President — General Counsel of the Company through December 31, 2025 (the “Gallagher Scheduled Expiration Date”), with a minimum annual base salary of $850,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to 100% of his annual base salary, subject to the discretion of the Company’s Compensation Committee. He is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that it is expected that Mr. Gallagher’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $2,500,000, as determined by the Compensation Committee.

To provide an additional incentive for Mr. Gallagher to agree to extend his tenure, the Compensation Committee offered Mr. Gallagher a one-time signing bonus in the amount of $30,000, payable within 60 days of the Gallagher Effective Date. Additionally, as of the Gallagher Effective Date, the Company will reimburse Mr. Gallagher for reasonable car service fees incurred to commute between his home and the Company’s offices.

If, prior to the Gallagher Scheduled Expiration Date, Mr. Gallagher’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than two times the sum of Mr. Gallagher’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance) (collectively, the “Gallagher Bonuses”);

(c)        each of his outstanding long-term cash incentive awards and performance-based RSUs shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Compensation Committee (subject to the satisfaction of any applicable performance criteria);

(d)        each of his outstanding time-vested restricted stock or RSU awards granted under plans of the Company (other than the RSU award granted to Mr. Gallagher on October 10, 2018 (the “Gallagher Special Equity Award”) generally will continue to vest in accordance with its original vesting schedule;

(e)        each of his outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award;

(f)        the time-based restrictions on the Gallagher Special Equity Award will lapse and such award will be paid to Mr. Gallagher upon achievement of the performance criteria; and

(g)        continued coverage for himself and his eligible dependents under the Company’s group health, dental and vision plans for a period of two years (or until he is eligible for comparable coverage under the plans of a subsequent employer).

If, on or after January 1, 2024, Mr. Gallagher’s employment with the Company is terminated by him without Good Reason but only if he has provided the Company with at least four months’ advance written notice of his intent to terminate his employment and such written notice specifies an effective date of termination no sooner than January 1, 2024, and at the time of any such termination, Cause does not exist, then, subject to his execution and delivery of a Separation Agreement, Mr. Gallagher, will be provided with the benefits and rights set forth above in (b) through (f).

If Mr. Gallagher ceases to be an employee of the Company prior to the Gallagher Scheduled Expiration Date as a result of his death or physical or mental disability, and at such time Cause does not exist, subject to his execution of a separation agreement (other than in the case of death), the Company will pay Mr. Gallagher (or his spouse or beneficiary) the Gallagher Bonuses, and his outstanding equity and cash incentive awards will vest and pay in full, whether or not subject to performance criteria. Any such award that is subject to performance criteria will vest and pay at the target level unless the performance measurement period for such award has been completed prior to the date of termination, in which case the award will vest and pay when and to the same extent as the awards held by other employees, subject to the satisfaction of the performance criteria.

In connection with any termination of Mr. Gallagher’s employment, other than as specifically provided above, all equity or cash incentive grants or awards he may then have outstanding will be treated in accordance with their terms and nothing in the employment agreement is intended to limit any more favorable rights to which Mr. Gallagher is entitled under the terms of his equity or cash incentive grants or awards, including in event of a termination of employment, a “going private transaction” (as defined in his award agreements) or a “change of control” (as defined in the award agreements).

The employment agreement contains certain covenants by Mr. Gallagher, including a noncompetition agreement that restricts Mr. Gallagher’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Gallagher’s employment agreement the following definitions apply:

“Cause” means Mr. Gallagher’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Gallagher’s consent, (A) his base salary or annual bonus target (as each may be increased from time to time in the Company’s Compensation Committee’s discretion) is reduced, (B) his title is diminished, (C) he reports to someone other than the Company’s CEO or the Executive Chairman, (D) his responsibilities as in effect immediately after October 19, 2022 are thereafter materially diminished, (E) the Company materially breaches its obligations under the employment agreement or (F) the Company requires that his principal office be located more than 50 miles from Manhattan; (2) he has given the Company written notice, referring specifically to the employment agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment with the Company within 90 days following the happening of the action described in subsection (1) above.

Kim Kelleher

On September 2, 2022 the Company entered into an amended and restated employment agreement with Ms. Kelleher (the “Kelleher Employment Agreement”), which became effective on September 2, 2022 (the “Kelleher Effective Date”). The employment agreement provides for Ms. Kelleher’s employment as Chief Commercial Officer of the Company from August 8, 2022 through March 31, 2026 (the “Kelleher Scheduled Expiration Date”), with a minimum annual base salary of $1,300,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to 125% of her annual base salary, subject to the discretion of the Company’s Compensation Committee. For performance in 2022, Ms. Kelleher’s incentive compensation payment will be proportionately calculated based on (i) with respect to performance from January 1, 2022 to the Kelleher Effective Date, the terms of the Company’s ad sales commission program and a target commission of 75% of actual salary dollars paid to Ms. Kelleher during such period and (ii) with respect to performance from the Kelleher Effective Date through December 31, 2022, the terms of the Company’s AIP and a target bonus opportunity of 125% of actual salary dollars paid to Ms. Kelleher during such period. She is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that, beginning in 2023, it is expected that Ms. Kelleher’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $1,000,000, as determined by the Compensation Committee.

If, prior to the Kelleher Scheduled Expiration Date, Ms. Kelleher’s employment with the Company is terminated (i) by the Company, and at the time of any such termination Cause does not exist, then, subject to her execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by her as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide her with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than two times the sum of Ms. Kelleher’s annual base salary and her annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance) (collectively, the “Kelleher Bonuses”);

(c)        each of her outstanding long-term cash incentive awards and performance-based RSUs shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Compensation Committee (subject to the satisfaction of any applicable performance criteria);

(d)        each of her outstanding time-vested restricted stock or RSUs awards granted under plans of the Company generally will continue to vest in accordance with its original vesting schedule; and

(e)        each of the executive’s outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and she will have the right to exercise each of such options and awards for the remainder of the term of such option or award.

If Ms. Kelleher ceases to be an employee of the Company prior to Kelleher Scheduled Expiration Date as a result of her death or physical or mental disability, and at such time Cause does not exist, subject to her execution of a separation agreement (other than in the case of death), the Company will pay Ms. Kelleher (or her spouse or beneficiary) the Kelleher Bonuses, and her outstanding equity and cash incentive awards will vest and pay in full, whether or not subject to performance criteria. Any such award that is subject to performance criteria will vest and pay at the target level unless the performance measurement period for such award has been completed prior to the date of termination, in which case the award will vest and pay when and to the same extent as the awards held by other employees, subject to the satisfaction of the performance criteria.

In connection with any termination of Ms. Kelleher’s employment, other than as specifically provided above, all equity or cash incentive grants or awards she may then have outstanding will be treated in accordance with their terms and nothing in the employment agreement is intended to limit any more favorable rights to which Ms. Kelleher is entitled under the terms of her equity or cash incentive grants or awards, including in event of a termination of employment, a “going private transaction” (as defined in the award agreements) or a “change of control” (as defined in her award agreements).

The employment agreement contains certain covenants by Ms. Kelleher, including a noncompetition agreement that restricts Ms. Kelleher’s ability to engage in competitive activities until the first anniversary of the termination of her employment with the Company, if she is terminated prior to the Kelleher Expiration Date.

For purposes of Ms. Kelleher’s employment agreement the following definitions apply:

“Cause” means Ms. Kelleher’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Termination and Severance

This section describes the payments that would be received by NEOs from the Company upon various termination of employment scenarios.

Separation from the Company

Payments may be made to employees upon the termination of their employment with the Company depending upon the circumstances of their termination, which include termination by the Company with cause or without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the Company or following a going-private transaction. Certain of these circumstances are addressed in employment agreements between the Company and the executives. The information set forth below assumes that the NEO was employed by the Company under his or her applicable agreement, and his or her employment terminated as of December 31, 2022. For a description of termination provisions in the employment agreements, see “Employment Agreements” above. In addition, long-term incentive award agreements will address some of these circumstances.

Quantification of Termination and Severance

The following tables set forth a quantification of estimated severance and other benefits payable to our NEOs under various circumstances regarding the termination of their employment. In calculating these severance and other payments, we have taken into consideration or otherwise assumed the following:

(1) Termination of employment occurred after the close of business on December 31, 2022. Payment calculations are based upon the applicable NEO’s employment agreement, as in effect on that date.

(2) We have valued equity awards using the closing market price of Class A Common Stock on the NASDAQ on December 31, 2022 of $15.67.

In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable NEO’s employment agreement and the applicability of Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

We have assumed that all performance metrics for performance-based awards are achieved at the target level (but not exceeded).

The following tables do not include Ms. Spade, the Company’s Former Chief Executive Officer, or Mr. Blank, the Company’s Former Interim Chief Executive Officer. Ms. Spade’s termination payments and benefits in connection with the termination of her employment on November 28, 2022 are described in “Employment Agreements” section. Mr. Blank’s term expired on September 8, 2022.

Benefits Payable As a Result of Voluntary Termination of Employment by Employee,

Retirement or Termination of Employment by the Company for Cause

In the event of voluntary termination of employment by the executive without Good Reason or retirement, in each case that is not in connection with a change in control, or termination by the Company for cause none of our NEOs would have been entitled to any payments at December 31, 2022.

Benefits Payable As a Result of Termination of Employment by the Company Without

Cause or by Employee For Good Reason*

Elements	Mr. Sapan		Mr. O’Connell		Mr. Gallagher		Ms. Kelleher

Severance	$12,000,000	(1)	$3,200,000	(1)	$3,400,000	(1)	$5,850,000	(1)

Pro rata bonus	$3,792,000	(2)	$758,400	(2)	$805,800	(2)	$1,012,385	(2)

Unvested RSUs	$2,104,638	(3)	$438,729	(3)	$853,968	(3)	$376,127	(3)

Unvested CPAs	$16,800,000	(4)	$600,000	(4)	$3,250,000	(4)	$1,250,000	(4)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2022 or any pension or other vested retirement benefits.

(1)	Represents severance equal to two times the sum of the executive’s salary and target bonus in accordance with the executive’s employment agreement.

(2)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(3)	Represents full vesting of the executive’s outstanding RSUs in accordance with the executive’s employment agreement.

(4)	Represents full vesting of the executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Benefits Payable As a Result of Termination of Employment Due to Death*

Elements	Mr. Sapan		Mr. O’Connell		Mr. Gallagher		Ms. Kelleher

Severance	—		—		—		—

Salary	—		—		—		—

Pro rata bonus	$3,792,000	(1)	$758,400	(1)	$805,800	(1)	$1,012,385	(1)

Unvested RSUs	$2,104,638	(2)	$438,729	(2)	$853,968	(2)	$376,127	(2)

Unvested CPAs	$16,800,000	(3)	$600,000	(3)	$3,250,000	(3)	$1,250,000	(3)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2022 or any pension or other vested retirement benefits.

(1)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(2)	Represents full vesting of the executive’s outstanding RSUs.

(3)	Represents full vesting of executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Benefits Payable As a Result of Termination of Employment Due to Disability*

Elements	Mr. Sapan		Mr. O’Connell		Mr. Gallagher		Ms. Kelleher

Severance	—		—		—		—

Salary	—		—		—		—

Pro rata bonus	$3,792,000	(1)	$758,400	(1)	$805,800	(1)	$1,012,385	(1)

Unvested RSUs	$2,104,638	(2)	$438,729	(2)	$853,968	(2)	$376,127	(2)

Unvested CPAs	$16,800,000	(3)	$600,000	(3)	$3,250,000	(3)	$1,250,000	(3)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2022 or any pension or other vested retirement benefits.

(1)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(2)	Represents full vesting of the executive’s outstanding RSUs in accordance with the executive’s employment agreement.

(3)	Represents full vesting of executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Benefits Payable As a Result of Termination of Employment In Connection with a

Change in Control or Going Private Transaction(1)*

Elements	Mr. Sapan		Mr. O’Connell		Mr. Gallagher		Ms. Kelleher

Severance	$12,000,000	(2)	$3,200,000	(2)	$3,400,000	(2)	$5,850,000	(2)

Pro rata bonus	$3,792,000	(3)	$758,400	(3)	$805,800	(3)	$1,012,385	(3)

Unvested RSUs	$2,104,638	(4)	$438,729	(4)	$853,968	(4)	$376,127	(4)

Unvested CPAs	$16,800,000	(5)	$600,000	(5)	$3,250,000	(5)	$1,250,00	(5)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2022 or any pension or other vested retirement benefits.

(1)

The numbers presented in this table reflect amounts payable as a result of termination of employment by the executive for “Good Reason” or by the Company “without Cause” following a change in control. The amounts payable as a result of such termination following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the executive or the Company following a change in control.

(2)	Represents severance equal to two times the sum of the executive’s salary and target bonus.

(3)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(4)	Represents full vesting of the executive’s outstanding RSUs in accordance with the executive’s employment agreement.

(5)	Represents full vesting of the executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuances under all of our equity compensation plans as of December 31, 2022.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2))

Equity compensation plans approved by security holders	1,378,762	44.97	8,367,706

Equity compensation plans not approved by security holders	—	—	—

Total	1,378,762	44.97	8,367,706

(1)	Includes the following plans: 2016 Employee Stock Plan and the Director Stock Plan.

(2)

In April 2023, the Compensation Committee granted RSU awards covering an aggregate of 1,487,059 shares, which is not reflected as a reduction in the number of shares remaining available for future issuance in column (c).

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Item 402(v) of Regulation S-K, the table below sets forth information about the relation ship
between compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and non-PEO NEOs and certain financial performance measures of the Company and how the Company aligns executive compensation with the Company’s performance. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with Company performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

Summary Compensation Table Total (1)				Compensation Actually Paid (2)			Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid for Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on:		(GAAP)	Company Selected Perform- ance Measure
Year	PEO 1 (Christina Spade)	PEO 2 (Matthew Blank)	PEO 3 (Josh Sapan)	PEO 1 (Christina Spade)	PEO 2 (Matthew Blank)	PEO 3 (Josh Sapan)			Total Shareholder Return ($) 5	Peer Group Total Shareholder Return ($) (6)	Net Income (MM)	(AOI) (7)

2022	$21,357,041	$4,879,333	N/A	$18,097,463	$3,804,767	N/A	$5,937,287	$4,545,489	$39.67	$57.83	$7,594	$738,402

2021	N/A	$6,967,220	$15,254,942	N/A	$5,970,285	$20,988,019	$4,091,622	$3,948,665	$87.19	$105.65	$250,596	$816,070

2020	N/A	N/A	$11,849,849	N/A	N/A	$8,931,317	$2,583,055	$1,087,547	$90.56	$122.78	$239,979	$766,611

(1)
The dollar amounts reported for the PEOs, Ms. Spade and Messrs. Blank and Sapan, under “Summary Compensation Table Total” are the amounts of total compensation reported for Ms. Spade and Messrs. Blank and Sapan for each corresponding year in the “Total” column of the Summary Compensation Table as reflected on page 57. James L. Dolan served as our Interim Executive Chairman from December 5, 2022 through February 27, 2023 and is not included as an NEO in the pay versus performance table because he did not receive any incremental compensation as Interim Executive Chairman and instead continued to be paid the same compensation that he was entitled to receive as a non-employee director of the Company. As reported in the “2022 Director Compensation Table” section, in 2022, Mr. Dolan earned $84,000 paid in cash, and $102,453 in fully vested RSUs, in each case, for his service as a director. As Mr. Dolan’s RSUs were fully vested on the date of grant, his CAP is equal to the total amount reported in the “2022 Director Compensation Table”.

(2)
The dollar amounts reported for Ms. Spade and Messrs. Blank and Sapan under “Compensation Actually Paid” represent the amount of CAP to Ms. Spade and Messrs. Blank and Sapan, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Spade and Messrs. Blank and Sapan during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments in the table below were made to Ms. Spade and Messrs. Blank and Sapan’s total compensation for each year to determine the compensation actually paid:

	Christina Spade	Matthew C. Blank		Joshua Sapan

	2022	2022	2021	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$21,357,041	$4,879,333	$6,967,220	$15,254,942	$11,849,849

Fair value of equity awards granted during fiscal year	$7,412,144	$ —	$4,514,809	$ 7,832,256	$ 5,551,125

Fair value of equity compensation granted in current year — value at end of year-end	$ 4,695,538	$ —	$3,517,874	$ 3,430,534	$ 7,286,742

Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(103,654)	$(1,074,565)	$ —	$10,531,274	$(3,197,081)

Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(439,318)	$ —	$ —	$(396,475)	$(1,457,069)

Compensation Actually Paid to PEO	$18,097,463	$3,804,767	$5,970,285	$20,988,019	$8,931,317

(3)
The dollar amounts reported under Average Summary Compensation Total for non-PEO
NEOs represent the average of the amounts reported for the company’s named executive officers (NEOs) as a group (excluding any individual serving as our PEO for such year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Patrick O’Connell, James Gallagher, Joshua Sapan and Kim Kelleher; (ii) for 2021, Christina Spade, James Gallagher, Michael Sherin, Donna Coleman and Ed Carroll; and (iii) for 2020, Charles Dolan, Ed Carroll, James Gallagher, Donna Coleman, Chris Wymbs and Sean Sullivan.

(4)
The dollar amounts reported under Average Compensation Actually Paid for non-PEO
NEOs represent the average amount of “compensation actually paid” to the NEOs as a group (excluding any individual serving as our PEO for such year), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments in the table below were made to the NEOs’ total compensation for each year to determine the compensation actually paid:

	NEO Averages

	2022	2021	2020

Total Compensation as reported in Summary Compensation Table (SCT)	$5,937,287	$4,091,622	$2,583,055

Fair value of equity awards granted during fiscal year	$581,400	$1,461,208	$801,291

Fair value of equity compensation granted in current year — value at end of year-end	$288,261	$702,004	$726,519

Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(65,843)	$687,640	$(256,673)

Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(1,032,816)	$(71,393)	$(145,602)

Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	$ —	$ —	$(1,018,461)

Compensation Actually Paid to Non-PEO NEOs	$4,545,489	$3,948,665	$1,087,547

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the company’s share price at the end and the beginning of the measurement period by the company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the peer group disclosed on the Company’s Form
10-K
for the fiscal year ending in 2022. The common stocks of the following companies have been included in the peer group: Warner Bros. Discovery, Inc., the Walt Disney Company, Fox Corporation (included from March 19, 2019, when trading began), Lions Gate Entertainment Corporation, Nexstar Media Group, Inc., Roku, Inc., and Paramount Global.

(7)
The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

Financial Performance Measures
As described in greater detail in the “Compensation Discussion & Analysis” section beginning on page 28, our approach to executive compensation is designed to directly link pay to performance, recognize both corporate and individual performance, promote long-term stock ownership, attract, retain and motivate talented executives, and balance risk and reward while taking into consideration stakeholder feedback as well as market trends and practices. The most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s named executive officers for the most recently completed fiscal year to the company’s performance are:

•	Adjusted Operating Income (AOI );

•	Net Revenue; and

•	Free Cash Flow (FCF).

Analysis of the Information Presented in the Pay versus Performance Table
While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation
S-K,
we are providing the following graphic descriptions of the relationships between information presented in the Pay versus Performance table.

CEO Pay Ratio
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation
S-K,
the Company is required to provide the ratio of the annual total compensation of Ms. Spade, who served as the Company’s Chief Executive Officer for part of 2022, to the annual total compensation of the median employee of the Company (the “CEO Pay Ratio”). Set forth below is the annual total compensation earned of Ms. Spade, the annual total compensation of our median employee, in each case for 2022, and the ratio of these two values:

CEO Annual Total Compensation as presented in the Summary Compensation Table	$21,357,041

Median Employee Annual Total Compensation	$85,993

CEO to Median Employee Pay Ratio	249:1
The 2022 Summary Compensation Table also includes the severance payments that Ms. Spade received in connection with her departure as CEO of the Company on November 28, 2022. If the CEO Pay Ratio is calculated without the severance payments, the CEO Pay Ratio is as follows:

CEO Annual Total Compensation without Severance Payments	$10,857,041

Median Employee Annual Total Compensation	$85,993

CEO to Median Employee Pay Ratio	126:1
Methodology
Our CEO Pay Ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because we had more than one non-concurrent
person serving as CEO during the 2022 fiscal year, we looked to Ms. Spade, the CEO as of the date we used to identify our median employee, and annualized Ms. Spade’s compensation in accordance with the applicable SEC rules. To identify, and to determine the annual total compensation of, the median employee, we used the following methodology:

•
We collected annual base salaries of all employees globally, whether employed on a full-time, part-time or temporary basis as of October 1, 2022, annualizing the compensation of permanent employees who were only employed for a portion of 2022.

•	We confirmed the Company’s total global workforce of 2,296 employees, 1,494 of whom are domiciled in the U.S.

•	Exchange rates were applied as of March 29, 2023 to convert all non-U.S. currencies into U.S. dollars.

•	We used the sum of base salary, bonus and country-specific pension values as our consistently applied compensation measure to determine the median employee.

•
Using this methodology, we determined that the median employee is a U.S. based employee. We then calculated the median employee’s total annual compensation for 2022 in accordance with the requirements of item 402(c)(2)(x) of Regulation
S-K.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the CEO Pay Ratio may not be comparable to the pay ratio reported by other companies, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

OUR EXECUTIVE OFFICERS

The following individuals are our executive officers:

Kristin Dolan	Chief Executive Officer

Patrick O’Connell	Executive Vice President and Chief Financial Officer

James G. Gallagher	Executive Vice President and General Counsel

Kim Kelleher	Chief Commercial Officer

Michael J. Sherin III	Executive Vice President and Chief Accounting Officer

KRISTIN DOLAN

Age: 57

Chief Executive Officer of the Company since February 2023. She previously served as a director of the Company from June 2011 to March 2023. Ms. Dolan is also the non-executive chairman and founder of 605, LLC, an audience measurement and data analytics company in the media and entertainment industries. She previously served as Chief Executive Officer of 605, LLC from its inception in 2016 to February 2023. She also previously served as the Chief Operating Officer of Cablevision from April 2014 until its sale in June 2016. She was President of Optimum Services for Cablevision from April 2013 to April 2014, Senior Executive Vice President of Product Management and Marketing of Cablevision from November 2011 to April 2013 and Senior Vice President of Cablevision from 2003 to 2011. She serves as a director of Revlon, Inc., Sphere Entertainment and The Wendy’s Company and previously served as a director of the Company, MSG Sports, MSG Networks until the merger of Sphere Entertainment with MSG Networks, and Cablevision.

PATRICK O’CONNELL

Age: 48

Executive Vice President and Chief Financial Officer of AMC Networks since August 2022. Prior to joining the Company, Mr. O’Connell served as Chief Strategy Officer of the Branded Group from March 2021 to July 2022. Prior to that, he served as Executive Vice President, Head of Corporate Development at CBS Corporation from March 2017 to January 2020, and as a managing director of Goldman Sachs, where he worked from August 2003 to January 2017.

JAMES G. GALLAGHER

Age: 64

Executive Vice President and General Counsel of the Company since June 2011. Executive Vice President and General Counsel of Rainbow Media Holdings LLC since February 2008. Executive Vice President and General Counsel of Tommy Hilfiger Corporation from 2005 to 2006. Executive Vice President and General Counsel of HSN (Home Shopping Network) from 1996 to 2002.

KIM KELLEHER

Age: 51

Chief Commercial Officer of the Company since September 2022. Prior to joining the Company in 2019, Ms. Kelleher served in various roles, including Chief Business Officer of GQ, GQ Style, Golf Digest, Golf World, Pitchfork and Wired Media Group. Prior to that, she was Chief Business

Officer of Allure, Brides, Glamour, Self and Teen Vogue and the Chief Revenue Officer of Wired Media Group. Before joining Wired Media Group, she was president of Say Media, and prior to that, she served as worldwide publisher of Time, Vice President, Publisher of Sports Illustrated, and served as Publisher at Self and Conde Nast.

MICHAEL J. SHERIN III

Age: 52

Executive Vice President and Chief Accounting Officer of the Company since August 2021. Previously, Mr. Sherin served as Senior Vice President – Financial Reporting and Technical Accounting of the Company from March 2021 to August 2021. Prior to March 2021, Mr. Sherin served as Vice President – Financial Reporting and Technical Accounting of the Company from September 2011, when he joined the Company. Previously, Mr. Sherin served as Senior Director – Financial Reporting and Compliance at The Nature’s Bounty Co. from January 2007 through September 2011. Prior to The Nature’s Bounty Co., Mr. Sherin worked at PricewaterhouseCoopers LLP for ten years. Mr. Sherin received his degree in accounting from Providence College.

TRANSACTIONS WITH RELATED PARTIES AND RELATED PARTY TRANSACTION APPROVAL POLICY

Relationship Between Us, MSG Sports, MSG Entertainment and Sphere Entertainment

AMC Networks Inc. was incorporated on March 9, 2011 as an indirect, wholly-owned subsidiary of Cablevision. As a result of the Distribution of the Company by Cablevision, the Company became an independent public company and Cablevision no longer holds a common stock ownership interest in us. Prior to June 21, 2016, Charles F. Dolan, members of his family and certain family entities (the “Dolan Family”) were the controlling stockholders of Cablevision. On June 21, 2016, Cablevision was acquired by a subsidiary of Altice N.V. and a change in control occurred which resulted in the Dolan Family no longer being controlling stockholders of the surviving company, Altice USA. Accordingly, Altice USA is not a related party. However, MSG Sports, Sphere Entertainment, MSG Entertainment and AMC Networks Inc. continue to be under the control of the Dolan Family.

The Company has entered into a number of commercial and technical arrangements and agreements with MSG Sports and its subsidiaries, Sphere Entertainment and its subsidiaries, and MSG Entertainment and its subsidiaries, none of which are material to the Company. These include, but are not limited to, arrangements for office space and administrative support services, an aircraft time sharing agreement, lease of a suite at Madison Square Garden Arena from Sphere Entertainment, provision of technical and transponder services and coordination in respect of certain litigation matters.

See “Stock Ownership Table” for a description of registration rights agreements among Dolan Family interests and the Company.

Dolan Family Matters

On June 16, 2016, the Company entered into an arrangement with the Dolan Family Office, LLC (“DFO LLC”), a company controlled by Charles F. Dolan and MSG providing for the sharing of certain expenses associated with executive office space which is available to Charles F. Dolan, James L. Dolan and DFO LLC. In 2022, the Company paid approximately $84,006 for its portion of such office expenses.

Sujin Dolan, the daughter-in-law of James L. Dolan, a director of the Company, was employed by the Company in a non-executive officer position from January 28, 2020 to September 17, 2022. Ms. Sujin Dolan earned $123,425 during the fiscal year ended December 31, 2022.

Arrangement with 605 LLC

On July 31, 2018, the Audit Committee, an independent committee of the Board of Directors, authorized the Company to engage 605 LLC to provide certain audience measurement and data analytic services for up to $1 million under a Master Services Agreement between the Company and 605 LLC (the “Master Services Agreement”), and on June 19, 2020, the Compensation Committee, an independent committee of the Board of Directors, authorized the Company to engage 605 LLC to provide an aggregate amount of $3 million services for 2020, which included entering into a platform services agreement for 18 months for $2.25 million. The remaining $750,000 was for additional audience measurement and data analytic services under the Master Services Agreement. On October 15, 2021, the Compensation Committee authorized the Company to increase the amount that the Company may spend on services from 605 LLC in 2021 to $3.5 million, and authorized the Company to engage 605 LLC to provide an aggregate amount of $2.5 million in services in 2022. In August 2022, the Audit Committee authorized the Company to enter into a statement of work for strategic analytic services under the Master Services Agreement with 605, LLC for an aggregate amount of up to $10.5 million. James Dolan, the Company’s Chairman and Kristin Dolan, the Company’s CEO, own 50% of 605 LLC, and Kristin Dolan also served as 605 LLC’s CEO from its founding in November 2016 to February 2023. She currently serves as the non-executive chairman of 605 LLC. During 2022, the Company purchased an aggregate of $7,286,139 in services from 605 LLC.

Certain Relationships and Potential Conflicts of Interest

Our Chairman of the Board of Directors, James L. Dolan, also serves as Executive Chairman and Chief Executive Officer of Sphere Entertainment and MSG Entertainment and as Executive Chairman of MSG Sports. Charles F. Dolan, who is the Chairman Emeritus of the Company and a director of the Company, also is a director of Sphere Entertainment, MSG Entertainment and MSG Sports. Kristin Dolan, our CEO, also is a director of Sphere Entertainment. Five other members of our Board also serve as directors of MSG Sports, five other members of our Board also serve as directors of Sphere Entertainment and three other members of our Board also serve as directors of MSG Entertainment. Gregg G. Seibert, the Company’s Vice Chairman, also serves as Vice Chairman of Sphere Entertainment, MSG Entertainment and MSG Sports. Therefore, these individuals may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there is the potential for a conflict of interest when we, Sphere Entertainment, MSG Entertainment or MSG Sports consider certain acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between Sphere Entertainment, MSG Entertainment or MSG Sports and us. In addition, certain of our officers and directors own Sphere Entertainment, MSG Entertainment and/or MSG Sports stock, RSUs, performance stock units and/or options to purchase Sphere Entertainment, MSG Entertainment and/or MSG Sports stock. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company and Sphere Entertainment, MSG Entertainment or MSG Sports. See “Related Party Transaction Approval Policy” below for a discussion of certain procedures we instituted to help ameliorate any such potential conflicts that may arise.

The Board has adopted a policy that acknowledges that the Company may have overlapping directors and officers with MSG Sports, Sphere Entertainment, MSG Entertainment and their subsidiaries and successors and that the Company may engage in material business transactions with such entities. In the policy, the Company renounced its rights to certain business opportunities and the policy provides that in certain circumstances our directors and officers will not have liability to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to MSG Sports, Sphere Entertainment, MSG Entertainment or any of their subsidiaries and successors instead of the Company, or does not refer or communicate information regarding such corporate opportunity to the Company. The policy also expressly validates certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and MSG Sports, Sphere Entertainment, MSG Entertainment and/or any of their respective subsidiaries and provides that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to the Company or its stockholders.

Related Party Transaction Approval Policy

We have adopted a written policy whereby an independent committee of our Board of Directors consisting entirely of directors who have been determined by the Board of Directors to be independent for purposes of the NASDAQ corporate governance standards reviews and approves or takes such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000. To simplify the administration of the approval process under this policy, the independent committee may, where appropriate, establish guidelines for certain of those transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an independent committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Our Board of Directors has also adopted a special approval policy for transactions with MSG Sports and its subsidiaries, Sphere Entertainment and its subsidiaries or MSG Entertainment and its subsidiaries (collectively, the “Other Companies”) whether or not such transactions qualify as “related party” transactions described above. Under this policy, an independent committee of the Board of Directors oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and the Other Companies, on the other hand, in which the amount exceeds $1,000,000. In addition, the Audit Committee receives a quarterly update from the Company’s General Counsel of all related party transactions, including transactions and arrangements between the Company and subsidiaries on the one hand, and each of Sphere Entertainment and its subsidiaries, MSG Entertainment and its subsidiaries and MSG Sports and its subsidiaries, on the other hand regardless of value. To simplify the administration of the approval process under this policy, the independent committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement does not apply to the implementation and administration of these intercompany arrangements but does cover any amendments, modifications, terminations or extensions involving amounts in excess of $1,000,000. Our executive officers and directors who are also senior executives or directors of the Other Companies may participate in the negotiation, execution, implementation, amendment, modification, or termination of these intercompany arrangements, subject to the policy, as well as in any resolution of disputes thereunder, on behalf of either or both of the Company and the Other Companies, in each case under the direction of an independent committee or the comparable committee of the board of directors of the Other Companies.

Currently, and throughout our fiscal year ended December 31, 2022, our Audit Committee or our Compensation Committee (each of which consisted solely of directors elected by the Class A stockholders) served as the Independent Committee under the above policies.

Our Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of NASDAQ corporate governance standards.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, certain executive officers, and persons who beneficially own more than 10 percent of the outstanding Class A Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC regulations require AMC Networks to identify anyone who failed to file a required report or filed a late report during 2022. Based solely on a review of reports filed under Section 16(a) of the Exchange Act, the Company is aware of no such failure.

STOCK OWNERSHIP TABLE

The table below sets forth certain information as of March 15, 2023, except as noted below, with respect to the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each person the Company believes beneficially holds more than 5% of any class of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director or director nominee of the Company; and (iii) each NEO of the Company.

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Dolan Family Group (3)	Class A Common Stock	962,562	2.99%	78.72%
c/o Dolan Family Office	Class B Common Stock	11,484,408	100%	—
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan (3)(4)(5) (12)(17)(19)(26)(27)(28)(29)	Class A Common Stock	563,181	1.76%	35.23%
c/o Dolan Family Office	Class B Common Stock	5,119,217	44.58%	—
340 Crossways Park Drive
Woodbury, NY 11797

Helen A. Dolan (3)(4)(5) (12)(17)(19)(26)(27)(28)(29)	Class A Common Stock	563,181	1.76%	35.23%
c/o Dolan Family Office	Class B Common Stock	5,119,217	44.58%	—
340 Crossways Park Drive
Woodbury, NY 11797

Joshua W. Sapan (26)	Class A Common Stock	413,851	1.29%	*
	Class B Common Stock	—	*	—

Matthew C. Blank (6)	Class A Common Stock	54,158	*	*
	Class B Common Stock	—	*	—

Christina Spade (26)	Class A Common Stock	20,912	*	*
	Class B Common Stock	—	*	—

James G. Gallagher (26)	Class A Common Stock	42,741	*	*
	Class B Common Stock	—	*	—

Patrick O’Connell (26)	Class A Common Stock	5,962	*	*
	Class B Common Stock	—	*	—

Kim Kelleher (26)	Class A Common Stock	13,192	*	*
	Class B Common Stock	—	*	—

William J. Bell (6)	Class A Common Stock	31,273	*	*
	Class B Common Stock	—	*	—

James L. Dolan (3)(6)(7)(9)(25)	Class A Common Stock	111,828	*	7.68%
P.O. Box 420	Class B Common Stock	1,123,547	9.78%	—
Oyster Bay, NY 11771

Aidan J. Dolan (6)(14)	Class A Common Stock	7,290	*	*
P.O. Box 420	Class B Common Stock	—	—	—
Oyster Bay, NY 11771

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Kristin A. Dolan (3)(6)(7)(9)(25)	Class A Common Stock	111,828	*	7.68%
P.O. Box 420	Class B Common Stock	1,123,547	9.78%	—
Oyster Bay, NY 11771

Patrick F. Dolan (3)(6)(10)(23)	Class A Common Stock	38,055	*	6.90%
c/o Dolan Family Office	Class B Common Stock	1,012,491	8.82%	—
340 Crossways Park Drive
Woodbury, NY 11797

Thomas C. Dolan (3)(6)(11)(24)	Class A Common Stock	88,387	*	6.55%
c/o Dolan Family Office	Class B Common Stock	956,029	8.32%	—
340 Crossways Park Drive
Woodbury, NY 11797

Brian G. Sweeney (3)(6)(12)(13)(21)(29)	Class A Common Stock	202,770	*	14.32%
c/o Dolan Family Office	Class B Common Stock	2,086,108	18.16%	—
20 Audrey Avenue, 1st Floor
Oyster Bay, NY 11771

Marianne E. Dolan Weber (3)(15)(22)	Class A Common Stock	77,454	*	6.17%
MLC Ventures LLC	Class B Common Stock	899,161	7.83%	—
P.O. Box 1014
Yorktown Heights, NY 10598

Debra Perelman (6)	Class A Common Stock	—	*	*
	Class B Common Stock	—	—	—

Vincent Tese (6)	Class A Common Stock	19,736	*	*
	Class B Common Stock	—	—	—

Leonard Tow (6)	Class A Common Stock	39,220	*	*
	Class B Common Stock	—	—	—

David E. Van Zandt (6)	Class A Common Stock	21,479	*	*
	Class B Common Stock	—	—	—

Carl E. Vogel (6)	Class A Common Stock	24,969	*	*
	Class B Common Stock	—	—	—

Joseph M. Cohen (6)	Class A Common Stock	3,647	*	*
	Class B Common Stock	—	—	—

All executive officers and directors as a group (3)(4)(5)(6)(7) (9)(10)(11)(12)(13)(14)(21)(22)(23)(24)(25)(26) (27)(28)(29)	Class A Common Stock	1,442,456	4.50%	71.31%
	Class B Common Stock	10,330,714	89.95%	—

Kathleen M. Dolan (3)(8)(20)(21)(22)(23)(24)(25)	Class A Common Stock	180,020	*	38.27%
MLC Ventures, LLC	Class B Common Stock	5,603,448	48.79%	—
P.O. Box 1014
Yorktown Heights, NY 10598

Deborah A. Dolan-Sweeney (3)(6)(12)(13)(21)(29)	Class A Common Stock	202,770	*	14.32%
c/o Dolan Family Office	Class B Common Stock	2,086,108	18.16%	—
340 Crossways Park Drive
Woodbury, NY 11797

Paul J. Dolan (3)(16)(20)(25)	Class A Common Stock	185,099	*	13.37%
Progressive Field, 2401 Ontario St.	Class B Common Stock	1,945,899	16.94%	—
Cleveland, OH 44115

Mary S. Dolan (3)(17)(21)(23)(27)(28)	Class A Common Stock	15,069	*	42.63%
300 So. Riverside Plaza, Suite 1480	Class B Common Stock	6,260,366	54.51%	—
Chicago, IL 60606

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Matthew J. Dolan (3)(18)(22)(24)	Class A Common Stock	90,887	*	12.44%
Corporate Place, 100 7th Avenue, Suite 150	Class B Common Stock	1,817,760	15.83%	—
Chardon, OH 44024

Corby Dolan Leinauer (3)(19)(27)(28)	Class A Common Stock	2,022	*	29.65%
c/o Dolan Family Office	Class B Common Stock	4,355,410	37.92%	—
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(20)	Class A Common Stock	47,864	*	6.29%
FBO Kathleen M. Dolan	Class B Common Stock	918,981	8.00%	—
MLC Ventures, LLC P.O. Box 1014
Yorktown Heights, NY 10598

Charles F. Dolan Children Trust (3)(21)	Class A Common Stock	—	—	6.26%
FBO Deborah Dolan-Sweeney	Class B Common Stock	918,981	8.00%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(22)	Class A Common Stock	47,864	*	6.10%
FBO Marianne Dolan Weber	Class B Common Stock	890,802	7.76%	—
MLC Ventures LLC
P.O. Box 1014
Yorktown Heights, NY 10598

Charles F. Dolan Children Trust (3)(23)	Class A Common Stock	—	—	6.03%
FBO Patrick F. Dolan	Class B Common Stock	886,015	7.71%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(24)	Class A Common Stock	39,886	*	6.34%
FBO Thomas C. Dolan	Class B Common Stock	926,958	8.07%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(25)	Class A Common Stock	39,886	*	6.34%
FBO James L. Dolan	Class B Common Stock	926,958	8.07%	—
P.O. Box 420
Oyster Bay, NY 11771

Charles F. Dolan 2009 Family Trust FBO (3)(27)	Class A Common Stock	—	—	6.27%
Thomas C. Dolan	Class B Common Stock	921,125	8.02%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan 2009 Family Trust FBO (3)(28)	Class A Common Stock	—	—	6.04%
James L. Dolan	Class B Common Stock	887,064	7.72%	—
P.O. Box 420
Oyster Bay, NY 11771

Charles F. Dolan 2009 Revocable Trust (3)(29)	Class A Common Stock	171,497	*	4.46%
c/o Dolan Family Office	Class B Common Stock	637,557	5.55%	—
340 Crossways Park Drive
Woodbury, NY 11797

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

BlackRock Inc. (30)	Class A Common Stock	4,857,321	15.16%	3.31%
55 East 52nd Street	Class B Common Stock	—	—	—
New York, NY 10055

Clearbridge Investments, LLC (31)	Class A Common Stock	1,934,950	6.04%	1.32%
620 8th Avenue	Class B Common Stock	—	—	—
New York, NY 10018

The Vanguard Group (32)	Class A Common Stock	3,324,305	10.37%	2.26%
100 Vanguard Blvd.	Class B Common Stock	—	—	—
Malvern, PA 19355

*	Less than 1%.

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Class A Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, shares of Common Stock underlying vested RSUs are deemed to be outstanding for the purpose of computing the Percent of Class of such person or group but are not deemed to be outstanding for the purpose of computing the Percent of Class of any other person or group. Shares underlying vested RSUs are not deemed to be outstanding for the purpose of computing the Combined Voting Power of All Classes of Stock Beneficially Owned. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock. Please see footnote 6 below for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(2)

Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock has one vote per share at a meeting of our stockholders and the holder of one share of Class B Common Stock has 10 votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Class A Common Stock have the right to elect 25% of the Board of Directors rounded up to the nearest whole director and the holders of Class B Common Stock have the right to elect the remaining members of the Board of Directors.

(3)

Members of the Dolan family have formed a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934. The members of this group (the “Group Members”) are: Charles F. Dolan, individually and as a Trustee of the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”); Helen A. Dolan, individually and as a Trustee of the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts,” and individually, a “Dolan Children Trust”) and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney, individually and as Trustee of the Patrick F. Dolan 2012 Descendants Trust; the CFD 2009 Trust; the HAD 2009 Trust; the Dolan Children Trust FBO Kathleen M. Dolan; the Dolan Children Trust FBO Marianne Dolan Weber; the Dolan Children Trust FBO Deborah Dolan-Sweeney; the Dolan Children Trust FBO James L. Dolan; the Dolan Children Trust FBO Thomas C. Dolan; the Dolan Children Trust FBO Patrick F.

Dolan; the Charles F. Dolan 2009 Family Trust FBO James L. Dolan; the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan; the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan; the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan; the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber; the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney; the Ryan Dolan 1989 Trust; the Tara Dolan 1989 Trust; the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; the Charles F. Dolan 2012 Descendants Trust; the Kathleen M. Dolan 2012 Descendants Trust; the Deborah A. Dolan-Sweeney 2012 Descendants Trust; the Marianne E. Dolan Weber 2012 Descendants Trust; the Patrick F. Dolan 2012 Descendants Trust; the CFD 2010 Grandchildren Trust FBO Aidan Dolan; the CFD 2010 Grandchildren Trust FBO Quentin Dolan; the CFD 2021 GC Trust FBO Kevyn A. Dolan; and the CFD 2021 GC Trust FBO Tara E. Dolan. The trustees of the Group Members also include (the “Other Trustees”) Corby Dolan Leinauer, as a Trustee of the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan, the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”), as a Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan and the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber (collectively the “CFD 2010 Grandchildren Trusts,” and individually, a “CFD 2010 Grandchildren Trust”), as a Trustee of the Charles F. Dolan 2012 Descendants Trust and as a Trustee of the CFD 2021 GC Trust FBO Kevyn A. Dolan and the CFD 2021 GC Trust FBO Tara E. Dolan (collectively the “CFD 2021 GC Trusts,” and individually, a “CFD 2010 GC Trust”); Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and FBO James L. Dolan and as a Trustee of the Kathleen M. Dolan 2012 Descendants Trust; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and FBO Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts, the Charles F. Dolan 2012 Descendants Trust and each of the CFD 2021 GC Trusts; Brian G. Sweeney, as a Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust, the CFD 2009 Trust and the HAD 2009 Trust; Kristin A. Dolan, as the Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Aidan Dolan and the Charles F. Dolan 2010 Grandchildren Trust FBO Quentin Dolan; and Richard Baccari, as the Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust. The Group Members may be deemed to beneficially own an aggregate of 12,446,970 shares of Class A Common Stock as a result of their beneficial ownership of (i) 962,562 shares of Class A Common Stock and (ii) 11,484,408 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof. The Other Trustees beneficially own an additional 117,577 shares of Class A Common Stock. Includes 160,012 shares of Class A Common Stock underlying vested RSUs. See footnotes (4) through (13), (15) through (25) and (26) through (29).

(4)

Charles F. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust for which he serves as co-trustee; 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which he serves as co-trustee; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which his spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants

Trust and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. Includes 2,744,880 shares of Class B Common Stock owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common owned by Charles F. Dolan 2012 Descendants Trust and an aggregate of 375,302 shares of Class B Common Stock owned by the CFD 2021 GC Trusts, which Charles F. Dolan may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefore. He disclaims beneficial ownership of 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which his spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. See also footnotes (5), (12), (17), (19) and (26) through (29).

(5)

Helen A. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which she serves as co-trustee; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. Includes 2,744,880 shares of Class B Common Stock owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock owned by the CFD 2010 Grandchildren Trusts;109,322 shares of Class B Common Stock owned by Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock owned by the CFD 2021 GC Trusts, which Helen A. Dolan’s spouse, Charles F. Dolan, may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. She disclaims beneficial ownership of 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 384,408 shares of Class A Common Stock owned of the Dolan Family Foundation; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. See also footnotes (4), (12), (17), (19) and (26) through (29).

(6)

The shares of Class A Common Stock underlying vested RSUs granted under the Company’s 2011 Stock Plan for Non- Employee Directors, which represent a right to receive one share of Class A Common Stock 90 days after the director ceases to serve as a member of the board, included in the table above are as follows: James L. Dolan, 31,273; Aidan Dolan, 6,140; Kristin A. Dolan, 31,273; Thomas C. Dolan, 31,273; Brian G. Sweeney, 31,273; Patrick F. Dolan, 31,273; Marianne E. Dolan Weber, 3,647; William J. Bell, 31,273; Vincent Tese, 19,736; Leonard Tow, 31,273; David E. Van Zandt, 21,479; Matt Blank, 4,158; Joseph M. Cohen, 3,647; and Carl E. Vogel, 24,969; and all non-employee directors as a group, 302,687. Mr. James L. Dolan’s, Ms. Kristin Dolan’s and Ms. Deborah Dolan-Sweeney’s beneficial ownership in the table above also includes the 31,273 RSUs held directly by each of Ms. Kristin Dolan, Mr. James L. Dolan and Mr. Brian G. Sweeney, respectively.

(7)

James L. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and an aggregate of 1,925 shares of Class A Common Stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 6,221 shares of Class A Common Stock owned personally by his spouse, Kristin A. Dolan; 1,250 shares of Class A Common Stock owned jointly with his spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which his spouse serves as sole Trustee. He disclaims beneficial ownership of an aggregate of 1,925 shares of Class A Common Stock held as custodian for one or more minor children; 6,221 shares of Class A Common Stock owned personally by his spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit; and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which his spouse serves as sole Trustee. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(8)

Kathleen M. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 2,220 shares of Class A Common Stock and 4,481 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; an aggregate of 2,300 shares of Class A Common Stock held as custodian for one or more minor children; and an aggregate of 30,312 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as sole Trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 175,500 shares of Class A Common Stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit); and an aggregate of 5,468,695 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit) and for which she serves as co-trustee; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust. She disclaims beneficial ownership of an aggregate of 2,300 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 30,312 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as trustee; an aggregate of 175,500 shares of Class A Common Stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit) and an aggregate of 5,468,695 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit);

and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust.

(9)

Kristin A. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,221 shares of Class A Common Stock owned personally, and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which she serves as sole Trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by her spouse, James L. Dolan; 1,250 shares of Class A Common Stock owned jointly with her spouse; an aggregate of 1,925 shares of Class A Common Stock held by her spouse as custodian for one or more minor children; and 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse. She disclaims beneficial ownership of an aggregate 1,925 shares of Class A Common Stock held by her spouse as custodian for one or more minor children; 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by her spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse; and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which she serves as trustee. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(10)

Patrick F. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,195 shares of Class A Common Stock and 24,444 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 587 shares owned by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as a trustee; 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. He disclaims beneficial ownership of 587 shares of Class A Common Stock held by the Mucci Trust; 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(11)

Thomas C. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 17,228 shares of Class A Common Stock and 29,071 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(12)

Brian G. Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and dispose or direct the disposition of 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust, for which he serves as trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 21,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by his spouse, Deborah A. Dolan-Sweeney; 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which he serves as co-trustee; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust, for which his spouse serves as sole Trustee. He disclaims beneficial ownership of the 21,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by his spouse; 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which he serves as co-trustee; 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(13)

Deborah A. Dolan-Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 21,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned of record by the Patrick F. Dolan 2012 Descendants Trust, for which she serves as trustee and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which her spouse, Brian G. Sweeney, serves as co-trustee; and 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust, for which her spouse serves as trustee. She disclaims beneficial ownership of 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which her spouse serves as co-trustee; 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(14)	Aidan J. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 1,150 shares of Class A Common Stock owned personally.

(15)

Marianne E. Dolan Weber may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 25,943 shares of Class A Common Stock owned personally and 8,359 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit.

(16)

Paul J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 91,442 shares of Class A Common Stock owned by the CFD Trust No. 10; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,907 shares of Class A Common Stock owned jointly with his spouse; an aggregate of 87,750 shares of Class A Common Stock and 1,845,939 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust. He disclaims beneficial ownership of 91,442 shares of Class A Common Stock owned by the CFD Trust No. 10; an aggregate of 87,750 shares of Class A Common Stock and 1,845,939 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust.

(17)

Mary S. Dolan may be deemed to have (i) the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,810 shares of Class A Common Stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 8,259 shares of Class A Common Stock owned jointly with her spouse; 1,804,996 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan; 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. She disclaims beneficial ownership of 6,810 shares of Class A Common Stock held as custodian for one or more minor children; 1,804,996 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan; 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010

Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts.

(18)

Matthew J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 1,750 shares of Class A Common Stock owned personally and 1,387 shares of Class A Common Stock held as custodian for a minor child; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 87,750 shares of Class A Common Stock and 1,817,760 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan. He disclaims beneficial ownership of 1,387 shares of Class A Common Stockheld as custodian for a minor child and an aggregate of 87,750 shares of Class A Common Stock and 1,817,760 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan.

(19)

Corby Dolan Leinauer may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 367 shares of Class A Common Stock as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 798 shares of Class A Common Stock owned jointly with her spouse; 857 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. She disclaims beneficial ownership of 367 shares of Class A Common Stock held as custodian for one or more minor children; 857 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts.

(20)

Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Kathleen M. Dolan.

(21)

Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney.

(22)

Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Marianne Dolan Weber.

(23)

Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Patrick F. Dolan.

(24)

Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Thomas C. Dolan.

(25)

Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO James L. Dolan.

(26)

Does not include unvested RSUs granted under the Company’s 2011 Employee Stock Plan and the 2016 Employee Stock Plan, which represent a right to receive one share of Class A Common Stock or the cash equivalent thereof. The excluded number of RSUs for the following individuals are: Patrick O’Connell 18,666; Joshua W. Sapan 134,310; James G. Gallagher 27,798; Kim Kelleher 12,229; and Christina Spade 36,195.

(27)

Mary S. Dolan and Corby Dolan Leinauer serve as co-trustees and have the shared power to vote and dispose of the 921,125 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

(28)

Mary S. Dolan and Corby Dolan Leinauer serve as co-trustees and have the shared power to vote and dispose of the 887,064 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2009 Family Trust FBO James L. Dolan. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

(29)

Charles F. Dolan and Brian G. Sweeney serve as co-trustees and have the shared power to vote and dispose of the 171,497 shares of Class A Common Stock and 637,557 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by The Charles F. Dolan 2009 Revocable Trust.

(30)

Based upon the most recent Schedule 13G filed with the SEC on January 26, 2023, BlackRock Inc., a parent holding company, has sole voting power over 4,792,205 shares of Class A Common Stock and sole dispositive power over 4,857,321 shares of Class A Common Stock.

(31)

Based upon the most recent Schedule 13G filed with the SEC on January 10, 2023, Clearbridge Investments, LLC, an investment adviser, has sole voting power over 1,895,507 shares of Class A Common Stock and sole dispositive power over 1,934,950 shares of Class A Common Stock.

(32)

Based upon the most recent Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group, an investment adviser, has sole voting power over 0 shares of Class A Common Stock, shared voting power over 51,053 shares of Class A Common Stock, sole dispositive power over 3,246,995 shares of Class A Common Stock and shared dispositive power over 77,310 shares of Class A Common Stock.

Charles F. Dolan, members of his family and related family entities, by virtue of their ownership of Class B Common Stock, are able to collectively control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a single class, and to elect up to 75% of the Board. Charles F. Dolan, members of the Dolan family and related family entities are parties to a Stockholders Agreement which has the effect of causing the voting power of these Class B stockholders to be cast as a block on all matters to be voted on by holders of Class B Common Stock. Under the Stockholders Agreement, the shares of Class B Common Stock owned by members of the Dolan family group are to be voted on all matters in accordance with the determination of the Dolan Family Committee, except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B shares owned by certain Dolan family trusts that collectively own approximately 47.9% of the outstanding Class B Common Stock. The Dolan Family Committee consists of Charles F. Dolan and his six children, James L. Dolan, Patrick F. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Marianne E. Dolan Weber and Deborah A. Dolan-Sweeney (collectively, the “Dolan Siblings”). The Dolan Family Committee generally acts by vote of the Dolan Siblings, with each Dolan Sibling being entitled to one vote. Matters coming to the Dolan Family Committee generally require approval by a majority vote, except that a going-private transaction must be approved by a two-thirds vote and a change-in-control transaction must be approved by not less than all but one vote. The Stockholders Agreement also contains certain transfer restrictions, rights of first offer, rights of first refusal, tag-along rights and drag-along rights, all of which are for the benefit of, and waivable and enforceable by, the Class B stockholders and not the Company.

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts), the Dolan Family Foundation and the Company have entered into a registration rights agreement (the “Dolan Registration Rights Agreement”). Under this agreement, the Company will provide to the parties to the Dolan Registration Rights Agreement (the “Dolan Parties”) (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As of March 15, 2023, the Dolan Parties owned approximately 6.0 million shares of Class B Common Stock (the “Dolan Shares”), which represented approximately 52.4% of our Class B Common Stock, as well as approximately 0.6 million shares of Class A Common Stock, which represented approximately 2.0% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, represented approximately 15.3% of our Common Stock and approximately 41.4% of the aggregate voting power of our Common Stock.

The Charles F. Dolan Children Trusts (the “Children Trusts”) and the Company have entered into a registration rights agreement (the “Children Trusts Registration Rights Agreement”). Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As of March 15, 2023, the Children Trusts owned approximately 5.5 million shares of Class B Common Stock (the “Children Trust Shares”), which represented approximately 47.6% of our Class B Common Stock, as well as approximately 0.2 million shares of Class A Common Stock, which represented less than 1% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, represented approximately 13.0% of our Common Stock and approximately 37.3% of the aggregate voting power of our Common Stock.

In the Children Trusts Registration Rights Agreement, each Children Trust has agreed that in the case of any sale or disposition of its shares of Class B Common Stock (other than to Charles F.

Dolan or other Dolan family interests) by such Children Trust, or of any of the Children Trust Shares by any other Dolan family interest to which such shares of Class B Common Stock are transferred, such stock will be converted to Class A Common Stock. The Dolan Registration Rights Agreement does not include a comparable conversion obligation, and the conversion obligation in the Children Trusts Registration Rights Agreement does not apply to the Dolan Shares.

The Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement have been included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements so filed.

GENERAL INFORMATION

When and where is the annual meeting being held?

The annual meeting will be held on Thursday, June 15, 2023 at 10:00 a.m. Eastern Daylight Time. Our 2023 annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast. For more information on how to attend the virtual meeting, please see the question titled “How do I attend, vote at and ask questions during the annual meeting?” below.

Who may vote at the annual meeting?

Holders of our Class A Common Stock and holders of our Class B Common Stock, as recorded in our stock register at the close of business on April 17, 2023 (the “Record Date”), may vote at the meeting. On April 17, 2023, there were 32,019,659 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding. Each share of Class A Common Stock has one vote per share and holders will be voting for the election of five candidates to the Board of Directors of AMC Networks. Each share of Class B Common Stock has ten votes per share and holders will be voting for the election of eight candidates to the Board. As a result of their ownership of Class B Common Stock, the Dolan Family has the power to elect all of the directors to be elected by the holders of Class B Common Stock, to approve Proposals 2 and 3 and to vote against Proposal 4 regardless of how other shares are voted.

Why did I receive a Notice of Internet Availability for Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability for Proxy Materials (the “Notice”) to our stockholders. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and the environmental impact of the annual meeting.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022, unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold AMC Networks stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120 or by telephone at 800-468-9716.

If you participate in householding and wish to receive a separate copy of the Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact EQ Shareowner Services as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to:

•	View the Company’s proxy materials for the annual meeting on the Internet; and

•	Instruct the Company to send future proxy materials to you electronically by email. The Company’s proxy materials are also available at http://www.proxyvote.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you revoke it.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from that organization.

How do I vote?

You may vote in advance of the annual meeting by telephone, over the Internet or by a proxy. You may also vote during the annual meeting. For more information on how to vote during the meeting, please see the question titled “How do I attend, vote at and ask questions during the annual meeting?” below. If you choose to vote by mail, please sign and return the proxy card in the envelope provided. We recommend you vote by proxy even if you plan to participate in the meeting. You can always change your vote at the meeting.

What votes need to be present to hold the annual meeting?

In order to carry on the business of the annual meeting, we need a majority of the votes represented by the shares of the Company’s Class A Common Stock and Class B Common Stock outstanding on April 17, 2023 to be present, either by attending the meeting or by proxy. If voting on a particular action is by class, a majority of the votes represented by the outstanding shares of such class is required for such action.

Can my broker vote my shares without instructions from me?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct your broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting but will not be able to vote on those matters for which specific authorization is required under applicable rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under applicable rules to vote your shares on Proposal 2, the ratification of KPMG as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Proposal 1, the election of directors, Proposal 3, the advisory vote on Named Executive Officer compensation, or Proposal 4, the stockholder proposal regarding the adoption of a policy on executive stock retention, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is the voting requirement to approve each of the proposals?

Election of directors by the holders of Class A Common Stock requires the affirmative vote of a plurality of votes cast by holders of Class A Common Stock. Election of directors by the holders of Class B Common Stock requires the affirmative vote of a plurality of votes cast by holders of Class B Common Stock. Approval of Proposals 2, 3 and 4 requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and holders of Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will not affect the outcome of Proposal 1 because abstentions and broker non-votes are not considered votes cast. As a result of their ownership of Class B Common Stock, the Dolan Family has the power to elect all of the directors to be elected by the holders of Class B Common Stock, to approve Proposals 2 and 3 and to vote against Proposal 4 regardless of how other shares are voted.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may re-vote via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting via the internet. However, your participation in the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the annual meeting to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

How will my shares be voted at the annual meeting?

The Company representatives appointed by the Board (the persons named in the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

Item	Matter to be Voted on	Board Recommendation

Proposal 1	Election of Directors (as applicable based on whether you are a holder of Class A Common Stock or Class B Common Stock)	FOR ALL

Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023	FOR

Proposal 3	An advisory vote on Named Executive Officer compensation	FOR

Proposal 4	Vote on stockholder proposal regarding a policy on executive stock retention	AGAINST

Who pays for this solicitation?

This solicitation is being made by the Company, and the Company will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual stockholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee estimated not to exceed $20,000, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

How do I attend, vote at and ask questions during the annual meeting?

This year’s annual meeting will be a virtual meeting of stockholders conducted via live audio webcast. All stockholders of record on April 17, 2023 are invited to attend and participate in the meeting. The virtual meeting will afford stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting, which will be posted to our investor relations website, http://investors.amcnetworks.com/investor-relations, and will be available on www.virtualshareholdermeeting.com/AMCX2023 during the annual meeting.

Attending the Virtual Meeting

To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/AMCX2023. To participate in the annual meeting, you will need the 16-digit control number included on your

Notice or on your proxy card. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

A complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for a period of at least 10 days ending on the day before the date of the annual meeting during ordinary business hours at our corporate headquarters located at 11 Penn Plaza, New York, NY 10001.

Voting During the Virtual Meeting

If you have not voted your shares prior to the annual meeting, you will be able to vote your shares electronically at the annual meeting by clicking “Vote Here” on the meeting website. In addition, if you have previously voted and wish to change your vote, you may re-vote during the annual meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials you previously received.

Asking Questions

If you wish to submit a question, you may do so live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/AMCX2023.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at www.amcnetworks.com by clicking on “Investors.” The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Help with Technical Difficulties

If you have any technical difficulties or any questions regarding the meeting website, we are ready to assist you. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://investors.amcnetworks.com/investor-relations, including information on when the meeting will be reconvened.

OTHER MATTERS

Matters To Be Raised At The 2023 Annual Meeting Not Included In This Proxy Statement

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Stockholder Proposals for the 2024 Annual Meeting

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2024 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2024 annual meeting must submit their proposals to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary on or before December 30, 2023. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2024 proxy statement.

In accordance with our Amended By-Laws, in order for proposals, including stockholder director nominations for election, to be properly brought before the 2024 annual meeting, notice of any proposal to be presented by any stockholder must be delivered to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary, not less than 60 nor more than 90 days prior to the date of the annual meeting. If, however, the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than ten days after such date is first announced or disclosed. Any stockholder who gives notice of any such proposal shall deliver the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and set forth the stockholder’s name and address, the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder desiring to nominate any person for election as a director of the Company shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to the Company), such person’s signed consent to serve as a director of the Company if elected, such stockholder’s name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

In addition to satisfying the foregoing requirements under our Amended By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2024. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our Amended By-Laws.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.amcnetworks.com by clicking on “Investors,” then “Financial Information” and follow the link from our “SEC Filings” page.

Anne G. Kelly
Corporate Secretary

New York, New York

April 28, 2023

ANNEX A- CALCULATION OF NON-GAAP FIGURES

The Company believes that presenting certain non-GAAP metrics is meaningful, as it reflects metrics considered by the Compensation Committee in making its compensation determinations. Presented below are adjusted operating income and free cash flow, which are the non-GAAP metrics used in this Proxy Statement. These non-GAAP measures may not be comparable to similar measures reported by other companies.

Adjusted Operating Income

The Company defines adjusted operating income as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment and other charges (including gains or losses on sales or dispositions of business), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The following is a reconciliation of operating income (GAAP) to adjusted operating income (non-GAAP):

(in thousands)	2022	2021	2020

Operating Income	$86,916	$489,922	$442,644

Depreciation and Amortization	107,227	93,881	104,606

Share-Based Compensation Expense	29,986	47,925	52,908

Other (a)	$514,273	$184,342	$166,453

Adjusted Operating Income	$738,402	$816,070	$766,611

(a)

Results for the year ended December 31, 2020 include restructuring and other related charges of $35,068, impairment and other charges of $122,227, cloud computing amortization of $200 and adjusted operating income from greater than 50% owned equity method investees of $8,958.

Results for the year ended December 31, 2021 include restructuring and other related charges of $10,378, impairment and other charges of $159,610, cloud computing amortization of $2,406 and adjusted operating income from greater than 50% owned equity method investees of $11,948.

Results for the year ended December 31, 2022 include restructuring and other related charges of $448,966, impairment and other charges of $40,717, cloud computing amortization of $7,342 and adjusted operating income from greater than 50% owned equity method investees of $17,248.

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that free

A-1

cash flow is useful as an indicator of its overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses.

The following is a reconciliation of net cash provided by operating activities (GAAP) to free cash flow (non-GAAP):

(in thousands)	2022	2021	2020

Net cash provided by operating activities	$181,834	$143,474	$748,736

Less: capital expenditures	(44,272)	(42,572)	(46,595)

Less: distributions to noncontrolling interests	(34,957)	(29,414)	(15,819)

Free Cash Flow	$102,605	$71,488	$686,322

A-2

SCAN TO VIEW MATERIALS & VOTE w Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week AMC NETWORKS INC. 11 PENN PLAZA Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. NEW YORK, NY 10001 Notice of Internet availability of Proxy Materials: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 14, 2023 (June 12, 2023 for participants in the AMC Networks 401(k) Savings Plan, if applicable). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMCX2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on June 14, 2023 (June 12, 2023 for participants in the AMC Networks 401(k) Savings Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMC Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 14, 2023. If you vote by Internet or by telephone you do NOT need to mail back your proxy card. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AMC Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Form 10-Ks electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V14363-Z85096 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CLASS A STOCKHOLDERS For Withhold For All To withhold authority to vote for any individual AMC NETWORKS INC. All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following Director nominees: ! ! ! 1. Election of the following nominees as Directors: 01) Matthew C. Blank 02) Joseph M. Cohen 03) Debra G. Perelman 04) Leonard Tow 05) Carl E. Vogel The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 ! ! ! 3. Advisory vote on Named Executive Officer compensation ! ! ! The Board of Directors recommends you vote AGAINST Proposal 4: For Against Abstain 4. Vote on stockholder proposal regarding a policy on executive stock retention ! ! ! Unless otherwise specified in the spaces provided, the undersigned’s vote is cast “FOR” the election of the Director nominees listed in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposal (4) as more fully described in the accompanying Proxy Statement. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. ? FOLD AND DETACH HERE? V14364-Z85096 CLASS A PROXY AMC NETWORKS INC. Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 15, 2023 The undersigned hereby appoints James G. Gallagher and Anne G. Kelly, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of AMC Networks Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/AMCX2023, on Thursday, June 15, 2023, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” each of the Director nominees in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposal (4), and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. Attention participants in the AMC Networks 401(k) Savings Plan: If shares of AMC Networks Inc. Class A Common Stock are held in this plan, you should complete, sign and return this proxy card to instruct Fidelity Management Trust Company, as Trustee of the Plan, how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 12, 2023 so that the Trustee (who votes the shares on behalf of the Plan’s participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Fidelity Management Trust Company shall not vote shares of the Company’s Class A Common Stock allocated to a participant’s account for which it has not received instructions from the Participant. Please read the enclosed Proxy Statement for more information. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of AMC Networks Inc. (Continued and to be signed on the reverse side)

SCAN TO VIEW MATERIALS & VOTE w Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week AMC NETWORKS INC. 11 PENN PLAZA Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. NEW YORK, NY 10001 Notice of Internet availability of Proxy Materials: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMCX2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMC Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 14, 2023. If you vote by Internet or by telephone you do NOT need to mail back your proxy card. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AMC Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Form 10-Ks electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V14365-Z85096 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CLASS B STOCKHOLDERS For Withhold For All To withhold authority to vote for any individual AMC NETWORKS INC. All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following Director nominees: ! ! ! 1. Election of the following nominees as Directors: 01) Aidan J. Dolan 05) Thomas C. Dolan 02) Charles F. Dolan 06) Brian G. Sweeney 03) James L. Dolan 07) Vincent Tese 04) Patrick F. Dolan 08) Marianne Dolan Weber The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 ! ! ! 3. Advisory vote on Named Executive Officer compensation ! ! ! The Board of Directors recommends you vote AGAINST Proposal 4: For Against Abstain 4. Vote on stockholder proposal regarding a policy on executive stock retention ! ! ! Unless otherwise specified in the spaces provided, the undersigned’s vote is cast “FOR” the election of the Director nominees listed in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposal (4) as more fully described in the accompanying Proxy Statement. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. ? FOLD AND DETACH HERE? V14366-Z85096 CLASS B PROXY AMC NETWORKS INC. Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 15, 2023 The undersigned hereby appoints James G. Gallagher and Anne G. Kelly, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of AMC Networks Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/AMCX2023, on Thursday, June 15, 2023, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” each of the Director nominees in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposal (4), and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of AMC Networks Inc. (Continued and to be signed on the reverse side)